Exhibit 4.1

Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit because it is both not material and of the type that the registrant treats as private and confidential.

EXECUTION VERSION

LOAN ARRANGEMENT AND REIMBURSEMENT AGREEMENT

January 17, 2025

between

IONEER RHYOLITE RIDGE LLC,
as Borrower,

and

UNITED STATES DEPARTMENT OF ENERGY

RHYOLITE RIDGE
ESMERALDA COUNTY, NEVADA, USA

Loan No. [***]

CONTENTS

i

ANNEXES, SCHEDULES AND EXHIBITS

Annex A	Definitions

Schedule 3.02(b)	Amortization Schedule
Schedule 5.01(i)	Required Approvals
Schedule 5.03(gg)	Employment Projections
Schedule 5.04(y)	Specified Proceedings
Schedule 6.13(e)	Affiliate Transactions
Schedule 6.15(a)	Project Site
Schedule 6.15(c)	Project Mining Claims
Schedule 6.15(d)	Restrictions on Surface and Access Rights
Schedule 6.26(b)	Davis-Bacon Act Covered Contracts
Schedule 7.03	Required Insurance
Schedule 7.28	O&M Parameters
Schedule 11.04	Notices

Exhibit A	Form of Advance Request
Exhibit B-1	Form of Borrower Entity Advance Date Certificate
Exhibit B-2	Form of Independent Engineer Advance Date Certificate
Exhibit C	Form of Drawstop Notice
Exhibit D	Form of Officer’s Certificate
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Tax Certificate
Exhibit G	Construction Budget
Exhibit H	O&M Budget
Exhibit I	Davis-Bacon Act Contract Provisions
Exhibit J	Form of Justice40 Annual Report and Community Benefits Plan
Exhibit K-1	Form of Borrower Financial Model Certification
Exhibit K-2	Form of Financial Advisor Financial Model Confirmation
Exhibit L	Form of Bring Down Certificate
Exhibit M	Form of Event of Loss Certificate
Exhibit N	Form of Compliance Certificate
Exhibit O	Form of Annual Certificate
Exhibit P	Form of Quarterly Certificate
Exhibit Q	Form of Construction Workforce Report
Exhibit R	Form of Operations and Maintenance Workforce Report
Exhibit S	Form of Monthly Certificate
Exhibit T	Form of Restricted Payment Certificate
Exhibit U	Safety Report
Exhibit V	Monthly Construction Progress Report
Exhibit W	Form of Prepayment Election Notice

v

LOAN ARRANGEMENT AND REIMBURSEMENT AGREEMENT, dated January 17, 2025 (this “Agreement”) between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America (“DOE”) and IONEER RHYOLITE RIDGE LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”).

PRELIMINARY STATEMENTS

(A)         DOE has been authorized to arrange for FFB to make loans to manufacturers of advanced technology vehicles and components pursuant to the ATVM Program, as set forth in Section 136.

(B)      Borrower has undertaken the development, design, engineering, procurement, equipping, construction, startup and commissioning, testing, repair, management, maintenance and operation of: (a) a lithium and boron mine; and (b) a facility for processing of lithium carbonate and boric acid in Esmeralda County, Nevada.

(C)       As of the date of this Agreement, the ioneer Sponsor indirectly owns one hundred percent (100%) of the Equity Interests of the Intermediate Company, and the Intermediate Company directly owns one hundred percent (100%) of the Direct Parent, and the Direct Parent directly owns one hundred percent (100%) of the Equity Interests of the Borrower.

(D)         The Borrower submitted an Application dated October 10, 2021, which was deemed substantially complete on December 15, 2021, for a multi-draw term loan facility to be authorized and approved by DOE under the ATVM Program, subject to the requirements of Section 136 and the Applicable Regulations.

(E)        The Borrower and DOE entered into a Conditional Commitment Letter dated January 10, 2023 (the “Conditional Commitment Letter”), pursuant to which DOE agreed to arrange for FFB to purchase a certain Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents.

(F)        Subject to the terms and conditions hereof, DOE will, in connection with arranging the financing for the Borrower from FFB contemplated by the Note, issue and deliver to FFB the Principal Instruments.

(G)        Pursuant to the terms of the Program Financing Agreement, DOE will be obligated to reimburse FFB for any liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the Note or the related Note Purchase Agreement.

(H)         The Borrower’s obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein.

(I)         The parties hereto desire: (a) to specify, among other things, the terms and conditions for: (i) the delivery by DOE of the Principal Instruments required for FFB to purchase the Note pursuant to the Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER RULES OF CONSTRUCTION

Section 1.01        Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex A (Definitions) hereto.

Section 1.02         Other Rules of Construction. Unless the contrary is expressly stated herein:

(a)          words in this Agreement denoting one (1) gender only shall be construed to include the other gender;

(b)       when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(c)          when used in this Agreement, the word “or” is not exclusive;

(d)          when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e)          each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(f)         capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)         each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;

(h)         each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(i)         each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;

(j)          except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, and further DOE shall be entitled to consult with the Independent Engineer or any other of its Secured Party Advisors in making such determination or exercising such discretion;

(k)       except where expressly provided otherwise, the words “days,” “weeks,” “months” and “years” shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;

(l)          the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;

(m)        the expression “reasonable efforts” and expressions of like import, when used in connection with an obligation of the Borrower, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts than those that would be taken by a commercially reasonable and prudent Person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that Person’s own benefit;

(n)          the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights;

(o)          the word “will” shall be construed as having the same meaning and effect as the word “shall”; and

(p)          the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.

Section 1.03       Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04        Conflict with Funding Agreements. In the case of any conflict between the terms of this Agreement and the terms of any Funding Agreement (other than the Program Financing Agreement), the terms of such Funding Agreement, as between the Borrower and the Secured Parties party thereto, shall control, unless expressly stated to the contrary herein.

Section 1.05       Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex A (Definitions) hereto shall have the respective meanings assigned to them in conformity with the Designated Standard.

ARTICLE II

FUNDING

Section 2.01         Loan. Subject to the terms and conditions hereof and of the Funding Agreements, on the Execution Date, DOE shall deliver to FFB the Principal Instruments required pursuant to Section 4.2 (Delivery of Principal Instruments by the Secretary to FFB) of the Note Purchase Agreement, with respect to the offer to FFB to purchase on the Execution Date, the Note contemplated thereunder in an aggregate maximum principal amount not to exceed nine hundred sixty-eight million Dollars ($968,000,000) (the “Maximum Principal Amount”) and an aggregate maximum amount of capitalized interest not to exceed twenty-eight million three hundred sixteen thousand seven hundred Dollars ($28,316,700) in accordance with Section 3.04(a) (Interest Amount and Interest Computations) (the “Maximum Capitalized Interest Amount” and together with the Maximum Principal Amount, “Maximum Loan Amount”, and the loan extended under the Note, the “Loan”).

Section 2.02         Availability and Reductions.

(a)          Maximum Loan Amount; Availability Period. Subject to the terms and conditions hereof and of the Funding Agreements, DOE shall, during the Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances in accordance with Section 2.04(a)(ii) (Advance Request Approval Notice); provided, that after giving effect to any Advance and the use of proceeds thereof and subject to Section 2.07 (Determination of Advance Amounts), the aggregate amount of all Advances made to the Borrower under the Note shall not exceed the Maximum Principal Amount.

(b)          Loan Commitment Amount Reductions. The Borrower may, on not less than fifteen (15) days’ prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of this Agreement and each other Financing Document permanently cancel or reduce the Loan Commitment Amount:

(i)          in part, but only if:

(A)       the Borrower demonstrates to DOE’s satisfaction that the total funding committed (including all debt, equity and any other committed sources of capital) available to the Project is sufficient to pay all remaining Project Costs in accordance with the then-applicable Construction Budget, Integrated Project Schedule and Base Case Financial Model;

(B)         DOE is satisfied that the proposed reduction or cancellation would not reasonably be expected to cause a Default or an Event of Default;

(C)        the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (A) and (B) above; and

(D)         upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement; and

(ii)        in whole, but only if the Borrower, pursuant to Section 3.05(b) (Voluntary Prepayments), provides for the prepayment in full of all outstanding Advances and all other Secured Obligations.

Once reduced or canceled, the Loan Commitment Amount may not be increased.

(c)          DOE Termination. If the First Advance Date has not occurred by the First Advance Longstop Date, DOE may terminate this Agreement upon no less than ten (10) Business Days’ prior written notice to the Borrower. Upon such termination, provided any outstanding Secured Obligations have been paid in full, all obligations owed by the Borrower Entities to each of DOE and FFB shall automatically be released and discharged without premium or penalty (other than those provisions that expressly survive such termination). Once terminated, this Agreement may not be reinstated.

Section 2.03         Mechanics for Requesting Advances.

(a)        Advance Requests. Subject to the Funding Agreements, from time to time during the Availability Period, the Borrower may request Advances under the Funding Agreements by delivering, by an Acceptable Delivery Method, to DOE, an appropriately completed request with respect to such Advance or Advances (each, an “Advance Request”), in the form attached as Exhibit A (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE, the “Form of Advance Request”):

(i)          in the event the requested Advance is an amount less than five hundred million Dollars ($500,000,000), not less than eighteen (18) Business Days and not more than twenty-five (25) Business Days prior to the Requested Advance Date; and

(ii)        in the event the requested Advance is an amount equal to or greater than five hundred million Dollars ($500,000,000), not less than twenty (20) Business Days and not more than twenty-five (25) Business Days prior to any Requested Advance Date.

(b)        Frequency. The Borrower may request Advances in accordance with clause (a) above no earlier than ninety (90) days from the date of the immediately preceding Advance Request; provided, that: (i) the Borrower shall not deliver an Advance Request more frequently than once per calendar quarter without the prior written consent of DOE; and (ii) in no event shall any Requested Advance Date be: (A) the last three (3) Business Days of any calendar month other than March, June, September or December; (B) the last seven (7) Business Days of March, June, September or December; or (C) during the period from September 15 through and including the third (3rd) Business Day of October.

Section 2.04         Mechanics for Funding Advances.

(a)          Advance Funding.

(i)          Satisfaction of Conditions. Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto pursuant to this Section 2.04 (Mechanics for Funding Advances) have been delivered to it. Within ten (10) Business Days after receipt of such Advance Request, DOE shall determine whether it has received all such required certificates and documentation and shall so notify FFB and the Borrower.

(ii)         Advance Request Approval Notice. With respect to any Advance under the Funding Agreements, if DOE determines that all conditions precedent set forth in Sections 5.03 (Conditions Precedent to the First Advance Date) and 5.04 (Advance Approval Conditions Precedent), as applicable, in respect of the requested Advance have been satisfied (or waived in writing), then DOE shall issue to FFB an Advance Request Approval Notice:

(A)         in the event the Advance is an amount less than five hundred million Dollars ($500,000,000), no later than three (3) Business Days prior to the Requested Advance Date; and

(B)         in the event the Advance is an amount equal to or greater than five hundred million Dollars ($500,000,000), five (5) Business Days prior to the Requested Advance Date.

(iii)        Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this clause (a) and for which no Drawstop Notice has been issued pursuant to clause (b) below, FFB shall fund such Advance on the Requested Advance Date in accordance with the Note Purchase Agreement and the Note. Such funds shall be applied as specified in the Funding Agreements and in accordance with clause (b) below; provided, that if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to clause (b) below.

(b)          Drawstop Notices.

(i)          Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to clause (a) above and on or prior to the Requested Advance Date, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit C (Form of Drawstop Notice) (a “Drawstop Notice”) to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(A)         any condition set forth in Sections 5.03 (Conditions Precedent to the First Advance Date), 5.04 (Advance Approval Conditions Precedent), and 5.05 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance is not met, or, having been met at the applicable Requested Advance Date, is no longer met (and has not otherwise been waived); or

(B)          to the extent the Advance Request Approval Notice has been issued for any Advance under the Note and the Note Purchase Agreement, the conditions precedent to such Advance contained in the Note and the Note Purchase Agreement are not met, or, having been met, are no longer met (and has not otherwise been waived).

(ii)        Consequences. If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided, that if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof; provided, further, that any amount required to be returned by the Borrower pursuant to this clause (ii) shall accrue interest at the Late Charge Rate from the date such Advance is made until such Advance is returned to FFB. Following the return of such Advance: (A) FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable amounts due and payable (if any) under the Funding Agreements; and (B) the Borrower shall pay such interest and such other applicable amounts promptly (if any), but in no event later than five (5) Business Days following delivery of such invoice, as directed by FFB, in each case, in accordance with the terms of the Note and the Funding Agreements.

(c)          No Liability.

(i)         The Borrower acknowledges and agrees that DOE shall only be required to use its commercially reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in clauses (a)(i) and (ii) above, but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon as commercially practicable following receipt from the Borrower of the applicable Advance Requests and necessary certificates and other documentation specified above (subject to the Borrower satisfying all necessary conditions precedent specified in this Agreement, including Sections 5.03 (Conditions Precedent to the First Advance Date), 5.04 (Advance Approval Conditions Precedent), and 5.05 (Conditions Precedent to FFB Advance), as applicable and, prior to the Execution Date, Sections 5.01 (Conditions Precedent to the Execution Date) and 5.02 (Conditions Precedent to FFB Purchase of the Note), respectively, or such conditions being waived by DOE).

(ii)         Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the gross negligence or willful misconduct of DOE or FFB as determined in a final and Non-Appealable judgment of a court of competent jurisdiction. In no event shall DOE, FFB or any subsequent holder of the Note be liable: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any entity acting on behalf of the Borrower; or (B) in the case of FFB or any subsequent holder of the Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.

(iii)        Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable after such Lender Force Majeure Event ceases to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.

(d)          Disbursement of Proceeds.

(i)          The Borrower shall use or apply the proceeds of any Advance solely to:

(A)         reimburse the Borrower for Eligible Project Costs that have been previously incurred and paid by the Borrower;

(B)        fund the Debt Service Reserve Account in an amount equal to the then applicable Debt Service Reserve Requirement in accordance with and as defined in the Accounts Agreement;

(C)         pay for Eligible Project Costs that have been invoiced and are due and payable or that are reasonably expected to become due and payable in the next ninety (90)-day period following the relevant Advance Date (it being understood that at the time of payment of the relevant Eligible Project Costs, the Borrower shall be in possession of all the invoices, or other documentation reasonably acceptable to DOE, necessary to evidence the incurrence of such Eligible Project Costs, in each case, in accordance with the provisions of the Accounts Agreement);

(D)         capitalize interest during construction, as calculated pursuant to Section 3.04(a) (Interest Amount and Interest Computations); or

(E)          with respect to proceeds from the First Advance, fund any Equity Refund Amount.

(ii)          In no event shall the proceeds of the Loan be:

(A)         applied towards any portion of Project Costs incurred prior to the Eligibility Effective Date;

(B)        used to pay interest payments on the Loan (other than any portion of the principal attributable to capitalized interest as provided in clause (i)(D) above), administrative or other fees relating to the Loan or any other amounts due under the Financing Documents (it being understood that the foregoing prohibition in this clause (ii) shall not apply to administrative or other similar fees incurred in connection with the completion of the Project to the extent such fees constitute Eligible Project Costs);

(C)         disbursed to fund (or reimburse the Borrower or any Borrower Entity for) any contribution made under the Equity Funding Commitment or the Project Completion Guarantee, other than, for the avoidance of doubt, any Equity Refund Amount; or

(D)         used to pay any portion of the Project Costs that are not Eligible Project Costs.

Section 2.05       Advance Requirements under the Funding Agreements. Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the Funding Agreements. Unless otherwise specified in the Funding Agreements, all determinations to be made with respect to the Funding Agreements shall be made by DOE.

Section 2.06       No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

Section 2.07         Determination of Advance Amounts. As of any Requested Advance Date, after giving effect to such requested Advance: the sum of:

(a)          (i) the aggregate outstanding principal amount of all Advances then made to the Borrower under the Note outstanding (including, for the avoidance of doubt, the principal amount of such requested Advance); and (ii) the Aggregate Capitalized Interest, shall not exceed [***]  of the sum of: (A) Eligible Project Costs (excluding all interest for such purposes) incurred and paid on or prior to the relevant Requested Advance Date (or with respect to the final Advance, reasonably anticipated to be paid within ninety (90) days after such Requested Advance Date); and (B) the Aggregate Capitalized Interest;

(b)          the outstanding principal amount of the Loan shall not exceed the Maximum Principal Amount; and

(c)          the aggregate amount of capitalized interest shall not exceed the Maximum Capitalized Interest Amount.

ARTICLE III

PAYMENTS; PREPAYMENTS

Section 3.01         Place and Manner of Payments.

(a)          All payments due under the Note shall be made by the Borrower to FFB pursuant to the terms of the Funding Agreements.

(b)          All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to such account as DOE shall direct by written notice to the Borrower not less than five (5) Business Days prior to the date when due.

(c)         In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

(d)          All payments by any Borrower Entity under this Agreement or any other Financing Document payable to: (i) DOE or FFB (as agencies or instrumentalities of the United States); or (ii) any other Person that provides to the Borrower an executed and complete IRS Form W-9 claiming a complete exemption from U.S. federal withholding tax, shall, in each case, be paid free and clear of all Taxes.

Section 3.02        Maturity and Amortization.

(a)          Maturity Date. The Borrower shall repay the outstanding Loan on the Maturity Date.

(b)          Payments. The Note shall: (i) be stated to mature in consecutive quarterly installments of principal payable on each Payment Date, commencing on the First Principal Payment Date (or, if not a Business Day, the next Business Day) in the amounts set forth in the schedule set out in Schedule 3.02(b) (Amortization Schedule); and (ii) provide for the capitalization and payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the Funding Agreements.

Section 3.03        Evidence of Debt. The entries made in the internal records maintained by or on behalf of DOE evidencing the amounts from time to time: (a) advanced by FFB under the Note Purchase Agreement and the Note; (b) paid by DOE to FFB pursuant to Section 6.3 (Reimbursement) of the Program Financing Agreement; and (c) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the Note Obligations of the Borrower as therein recorded.

Section 3.04         Interest Provisions Relating to All Advances.

(a)          Interest Amount and Interest Computations.

(i)          Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the Note Purchase Agreement and the Note, to the date such Advance is due, in each case, at a rate per annum as specified in the Funding Agreements. Except as provided in clause (ii) of this clause (a), interest accrued on the outstanding principal balance of each Advance shall be due and payable on each Payment Date beginning on the first Payment Date to occur after the date on which such Advance is made, up through and including the Maturity Date.

(ii)         For each Advance made prior to the First Interest Payment Date, the amount of accrued interest on the Note that would otherwise be due and payable on each Payment Date to occur before the First Interest Payment Date shall be capitalized on the respective Payment Date and be added to the principal amount due under the Note, and interest shall thereafter accrue on the sum of the outstanding principal (including such capitalized interest) at the rate established for such Advance in accordance with paragraph 6 of the Note; provided, that the aggregate amount of accrued interest that may be capitalized shall not exceed the Maximum Capitalized Interest Amount. The amount of interest that shall be capitalized on each Advance shall be determined as set forth in the Note.

(iii)       Without limiting the foregoing, all Overdue Amounts shall: (A) accrue interest at the Late Charge Rate; and (B) be payable by the Borrower in accordance with the Funding Agreements.

(iv)        The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to the Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the Note. The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the Note shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant Funding Agreement.

(b)        Interest Payment Dates. Subject to the terms of the Note Purchase Agreement and the Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance: (i) on each Payment Date, as and to the extent specified in clause (a) above; (ii) on each prepayment date (to the extent accrued and unpaid on the applicable prepayment amount); and (iii) at maturity (whether by acceleration or otherwise).

Section 3.05         Prepayments.

(a)          Terms of All Prepayments.

(i)          With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the Funding Agreements.

(ii)        All prepayments of the Note shall be: (A) applied to Advances as specified in the relevant Prepayment Election Notice; and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of the Note.

(iii)        The Borrower may not re-borrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.

(iv)       If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the Note, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of such Note.

(v)        Any prepayment made pursuant to this Section 3.05 (Prepayments) shall be applied: (A) to the specific Advances identified by the Borrower in accordance with the Funding Agreements; and (B) in the inverse order of maturity among the outstanding principal amounts of such Advances, or as otherwise specified by the Note or by DOE (and agreed by the Borrower).

(vi)         Any prepayment of the Advances under the Loan in full shall require payment in full of all other Secured Obligations then outstanding.

(b)          Voluntary Prepayments.

(i)          Subject to clause (ii) below, the Borrower may at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance under the Note (such amounts, the “Voluntary Prepayment Amounts”), upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Collateral Agent) not less than thirteen (13) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the Note.

(ii)        The Borrower may only prepay the Advances under clause (i) above if either such prepayment includes the prepayment in full of all outstanding Advances and all other Secured Obligations or if such prepayment is in part as follows:

(A)       to the extent that such partial prepayment is made prior to the expiration of the Availability Period, DOE has provided its prior written consent; or

(B)        to the extent such prepayment is made after the expiration of the Availability Period, the Borrower has demonstrated to the satisfaction of DOE that, immediately following such prepayment:

(I)          each Reserve Account has been fully funded to its required balance in accordance with the Accounts Agreement;

(II)        if the Physical Completion Date has not yet occurred, the Physical Completion Date is expected to occur on or before the Physical Completion Longstop Date;

(III)       in the event such prepayment is made before the Project Completion Date, the Project Completion Date is expected to occur on or before the Project Completion Longstop Date, and the total funding committed and available to the Borrower is sufficient to pay all remaining Project Costs in accordance with the then-applicable Construction Budget, Integrated Project Schedule, Mine Plan and Base Case Financial Model;

(IV)      the total funding available and Operating Revenues reasonably expected to be received by the Project will be, in the aggregate, sufficient to pay all Operating Costs in accordance with the then-applicable O&M Budget and Base Case Financial Model; and

(V)        in each case, no Default or Event of Default has occurred, is continuing or could reasonably be expected to occur as a result of such prepayment.

(c)          Mandatory Prepayments.

(i)         The Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”) in the prepayment amounts set forth below (such amounts, the “Mandatory Prepayment Amounts”):

(A)       with the amount received by the Borrower in respect of any Net Performance Liquidated Damages (as reasonably determined by the Borrower and confirmed by DOE (in consultation with the Independent Engineer)), to the extent such amount is greater than [***], individually or in the aggregate;

(B)         with the amount received by the Borrower constituting Net Loss Proceeds, to the extent such amount is required to be prepaid in accordance with Section 7.04 (Event of Loss);

(C)       with the amount received by the Borrower in respect of any Net Project Document Compensation (as reasonably determined by the Borrower and confirmed by DOE (in consultation with the Independent Engineer)), to the extent such amount is greater than [***]individually or in the aggregate;

(D)        with the amount received by the Borrower in respect of any Permitted Disposition pursuant to clause (b) of the definition thereof, in a single transaction or a series of related transactions, that portion of the Net Disposition Proceeds that are not applied (or reasonably expected to be applied) to the acquisition of replacement assets, to the extent that such amount exceeds [***] individually or [***] in the aggregate in any Fiscal Year;

(E)         on each Payment Date occurring twelve (12) months after the First Principal Payment Date, the percentage specified below of all funds on deposit in the Excess Cash Account or the Excess Cash Reserve Account, as applicable, (such funds, “Excess Cash”), calculated as follows and after giving effect to all other withdrawals and transfers required to be made on such Payment Date pursuant to the Accounts Agreement and otherwise in accordance with the terms thereof (such amounts to be applied for prepayment hereunder, the “Cash Sweep Mandatory Prepayment”):

(I)          if, as of such Payment Date: (1) the Project has successfully produced the equivalent of at least 18.5 kilotons per annum of Lithium Products; and (2) the Historical Debt Service Coverage Ratio is equal to or greater than [***], in each case, for the preceding twelve (12) months prior to the immediately preceding Calculation Date, then fifty percent (50%) of the funds then available in each of the Excess Cash Account and the Excess Cash Reserve Account will first be used to effect the Cash Sweep Mandatory Prepayment and then any remaining balance will be transferred to the Restricted Payment Suspense Account;

(II)        if, as of such Payment Date: (1) the Project has successfully produced the equivalent of at least 16 kilotons per annum but not more than 18.5 kilotons per annum of Lithium Products; or (2) the Historical Debt Service Coverage Ratio is greater than or equal to [***] and less than [***], in each case, for the preceding twelve (12) months prior to the immediately preceding Calculation Date, then sixty-five percent (65%) of the funds then available in each of the Excess Cash Account and the Excess Cash Reserve Account will first be used to effect the Cash Sweep Mandatory Prepayment and then any remaining balance will be transferred to the Restricted Payment Suspense Account; and

(III)        if, as of such Payment Date: (1) the Project has successfully produced the equivalent of less than 16 kilotons per annum of Lithium Products; or (2) the Historical Debt Service Coverage Ratio is less than [***], in each case, for the preceding twelve (12) months prior to the immediately preceding Calculation Date, then one hundred percent (100%) of the funds then available in the Excess Cash Account will be transferred to the Excess Cash Reserve Account;

(F)          with respect to any Reserve Account that is funded, in part or in full, with the proceeds of any Advance, an amount equal to any Acceptable Letter of Credit that is credited to such Reserve Account in lieu of such proceeds; provided, that such prepayment shall be limited to the amount deposited in the applicable Reserve Account that was funded into such Reserve Account with the proceeds of any Advance;

(G)        as instructed by DOE to the Borrower in writing, on any Payment Date, all funds on deposit in the Excess Cash Reserve Account and the Restricted Payment Suspense Account if no transfer or distribution of such funds has occurred in the preceding six (6) consecutive Payment Dates;

(H)        as of the Project Completion Date (and as a condition to the occurrence of Project Completion), in the event that the Project Completion Date Base Case Financial Model demonstrates that a portion of the Loan must be prepaid in order to satisfy the Debt Sizing Parameters required to achieve Project Completion pursuant to the Integrated Project Schedule, such amount; provided, that: (I) the Project Completion Date shall not occur until the Borrower has made this prepayment in full; and (II) any prepayment pursuant to this clause (H) shall be paid from: (1) first, the then-available amount of the Base Equity Contributions held in the Equity Contribution Account in excess of the amount of Project Costs projected to become due and payable up to the Project Completion Date; (2) second, to the extent of any remaining insufficiency, the Funded Completion Support (in each case of clauses (1) and (2), to the extent of funds are actually contributed to the Borrower to fund such prepayment); and (3) third, to the extent of any remaining insufficiency, Additional Equity Contributions from the Sponsors to the Borrower;

(I)          a sum equal to any Excess Advance Amount as of any Quarterly Reporting Date;

(J)          a sum equal to any Excess Loan Amount as of any date;

(K)         a sum equal to any Issuance Proceeds received by the Borrower as of any date;

(L)        upon the determination by DOE that any Applicable Law has made it unlawful or impossible for FFB to make Advances or maintain the Loan or any portion thereof, or DOE to reimburse or commit to reimburse FFB the amount of any Advance, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, a sum equal to all outstanding Advances and all other Secured Obligations under the Loan; and

(M)       with the amounts received by the Borrower constituting an Extraordinary Amount in excess of [***] during any Fiscal Year that are not otherwise required to be used pursuant to the Financing Documents.

(ii)          Any Mandatory Prepayment shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.05 (Prepayments), which Intended Prepayment Date shall be the date required for such Mandatory Prepayment pursuant to this Section 3.05(c) (Mandatory Prepayments) but in no event later than fifteen (15) Business Days after the occurrence of such Mandatory Prepayment Event (unless DOE otherwise consents in writing).

(iii)        With respect to any Mandatory Prepayment Event, at any time: (A) prior to the Project Completion Date; or (B) after the Project Completion Date, if: (I) the Restricted Payment Conditions have not been satisfied as of the immediately preceding Payment Date; or (II) a Default or Event of Default has occurred and is continuing at the time of such Mandatory Prepayment Event, during the period commencing on the date DOE received notice of such Mandatory Prepayment Event and ending on the Intended Prepayment Date, DOE may direct the Borrower in writing to transfer funds equal to the corresponding Mandatory Prepayment Amount due and owing to the Prepayment Reserve Account to be utilized in accordance with the Accounts Agreement, and upon such transfer the obligation of the Borrower to make such prepayment shall be waived up to the amount of such transferred funds.

ARTICLE IV

REIMBURSEMENT AND OTHER PAYMENT OBLIGATIONS

Section 4.01         Reimbursement and Other Payment Obligations.

(a)          The Borrower shall pay to DOE the Administrative Fee on or before the Execution Date.

(b)         The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE), or such other Person as DOE shall direct in writing, within five (5) Business Days after a demand therefor (or such other period of time as may be contemplated in any underlying agreement), as follows:

(i)          a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to Section 6.3.1 (Secretary’s Agreement to Reimburse) of the Program Financing Agreement which relate to, or arise out of, the Funding Agreements or FFB providing or having provided financing under the Note (such amounts, “Reimbursement Amounts”);

(ii)          all documented Secured Party Expenses paid or incurred in connection with:

(A)        whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, the due diligence of the Borrower, the other Borrower Entities and the Project, and the preparation, execution and recording of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);

(B)        any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement or such other Transaction Document or any Collateral;

(C)         the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the documented out-of-pocket fees and disbursements of counsel for DOE and travel costs);

(D)        the servicing, administration and monitoring of the Project throughout the term of the Loan, including in connection with any difficulty experienced by the Project relating to technical, environmental, commercial, financial or legal matters or other events; and

(E)        any foreclosure against, sale or other disposition of any Collateral securing the Secured Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and

(iii)        to the extent permitted by Applicable Law, interest at the Late Charge Rate on any and all amounts described in this Article IV (Reimbursement and Other Payment Obligations) (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent (including subject to any conditions provided for therein and any defenses of the Borrower thereunder or in respect thereof), at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations))) from the date payable by DOE under the Program Financing Agreement until payment of such overdue amounts in full by the Borrower.

(c)         Upon the occurrence of and during the continuation of any Event of Default, to the extent reasonably determined by DOE and upon written notice to the Borrower (subject to Section 4.05 (Payment of Financing Document Amounts)), the Borrower shall pay to DOE an amount up to two percent (2%) per annum on the outstanding principal amount of the Loan (such amount being in addition to any interest payable pursuant to the Note, including at the Late Charge Rate) (the “DOE Default Charge”), payable to DOE on each Payment Date following a written demand by DOE during the period commencing on the date of such Event of Default until the date such Event of Default is cured or waived in writing and is no longer continuing.

(d)        The Borrower shall not use the proceeds of: (i) any federal grants, assistance or loans (including the Loan); or (ii) other funds guaranteed by the federal government, in either case to pay any costs, fees or expenses payable under Section 4.01(a) or (b)(i) (Reimbursement and Other Payment Obligations).

(e)          If an amendment or waiver of any provision of this Agreement or any other Financing Document constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated as of the Execution Date, or if the Credit Subsidy Cost has been increased after the Execution Date, as of the date of the most recent increase, in accordance with FCRA and OMB Circulars A-11 and A-129, and as determined by OMB in its sole discretion), the Borrower shall pay the amount of any such increase to DOE prior to such amendment or waiver pursuant to Section 11.01 (Waiver and Amendment).

(f)          The Borrower shall pay to DOE any documented fees that DOE may assess or incur from time to time in connection with any amendment, consent or waiver in connection with this Agreement or any other Financing Document.

(g)        All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(h)         All amounts payable to DOE hereunder shall be paid by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

U.S. Treasury Department

ABA No. [***]

OBI = [***]

Section 4.02        Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the Note, the Note Purchase Agreement and any other Financing Documents. The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and take such actions as DOE may reasonably request to evidence such subrogation and to perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE’s rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03         Obligations Absolute.

(a)          The obligations of the Borrower under this Article IV (Reimbursement and Other Payment Obligations) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i)          any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the Note, this Agreement or any other Financing Document;

(ii)          any exchange or release of any other obligations hereunder;

(iii)        the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that any Borrower Entity may have at any time against DOE or any other Person;

(iv)        any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)          any payment by DOE pursuant to the terms of the Program Financing Agreement against presentation of a certificate or other document which does not strictly comply with terms of such Program Financing Agreement;

(vi)         any breach by any Borrower Entity of any representation, warranty or covenant contained in any of the Financing Documents;

(vii)       except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(viii)       any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of any Borrower Entity now known or hereafter known by DOE;

(ix)         any disability or other defense (other than a defense of payment or performance) of any Borrower Entity or any other Person;

(x)         any act or omission by DOE that directly or indirectly results in or aids the discharge of any Borrower Entity or any other Person, by operation of law or otherwise;

(xi)       any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower under this Article IV (Reimbursement and Other Payment Obligations)) with respect thereto, any change in the Collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xii)        any change in the corporate structure or existence of any Borrower Entity;

(xiii)       any exchange, taking or release of Collateral;

(xiv)       any application of Collateral to the Secured Obligations; or

(xv)      any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, which might otherwise constitute a defense available to, or discharge of, any Borrower Entity in respect of any Financing Document (other than a defense of payment or performance).

(b)          The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV (Reimbursement and Other Payment Obligations) and, to the extent permitted by Applicable Law:

(i)         waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof

(ii)         waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii)      waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(iv)        waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to DOE or FFB;

(v)        agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi)         agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

(vii)        consent to any and all extensions of time that may be granted by DOE or FFB with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(viii)      waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix)       waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that DOE or FFB now has or may in the future have against any Borrower Entity or any other Person;

(x)          waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by DOE or FFB;

(xi)         waive the benefit of any statute of limitations affecting its liability hereunder; and

(xii)      consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c)         The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d)        Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04       Evidence of Payment. In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.

Section 4.05         Payment of Financing Document Amounts.

(a)          Anything in this Article IV (Reimbursement and Other Payment Obligations) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):

(i)         amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower only to the extent (including subject to any conditions provided for in the Financing Documents and any defenses of the Borrower under the Financing Documents), at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);

(ii)          amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to: (A) this Agreement; (B) the Note; (C) the Note Purchase Agreement; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and

(iii)        no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the Note or portion thereof by FFB to DOE, except during the continuance of a Default or an Event of Default.

(b)        If an event permitting the acceleration of any Advance and/or the Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the Note shall at such time be prevented by reason of the pendency against any Borrower Entity or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the Note shall be deemed to have been accelerated with the same effect as if such Advance and/or the Note had been accelerated in accordance with the terms of the Funding Agreements.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01        Conditions Precedent to the Execution Date. The obligation of DOE to execute this Agreement and deliver to FFB the Principal Instruments in accordance with Section 4.2 (Delivery of Principal Instruments by the Secretary to FFB) of the Note Purchase Agreement required for FFB to purchase the Note on the Execution Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the Note Purchase Agreement shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the Execution Date (the “Execution Date Conditions Precedent”), in each case, as determined by: (1) in all cases, DOE (upon consultation with the Secured Parties’ Advisors at DOE’s discretion); and (2) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:

(a)          KYC Requirements. Receipt by DOE of:

(i)         all documentation (including taxpayer identification documents) and other information in respect of the Borrower and the ioneer Sponsor to the extent required by any Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, the Anti-Money Laundering Laws); and

(ii)         confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of the Borrower and the ioneer Sponsor.

(b)         Transaction Documents. Receipt by DOE of fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of this Agreement, the Funding Agreements, the Sponsor Support Agreement and the Security Documents listed in clauses (a), (c) and (d) in the definition thereof.

(c)        Borrower Funding Agreements. Receipt by DOE of each of the documents, including the Borrower Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower’s Counsel re: Borrower Instruments that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower Instruments) of the Note Purchase Agreement.

(d)         Organizational Documents. Receipt by DOE of the Organizational Documents of each Borrower Entity, accompanied, in each case, by an Officer’s Certificate of such Borrower Entity (substantially in the form attached as Exhibit D (Form of Officer’s Certificate)) attaching:

(i)          true and correct copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:

(A)         each such Borrower Entity’s participation in the Project;

(B)         the financing therefor (including the Loan and this Agreement) and the granting of Liens to secure the Secured Obligations; and

(C)          the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party at the Execution Date;

(ii)          a current corporate chart, including the Borrower Entities, each of its Affiliates and Subsidiaries, and the Sponsors as of the Execution Date;

(iii)       a capitalization table of the Borrower setting out the Direct Parent and each indirect beneficial owner of the Borrower of more than ten percent (10%); and

(iv)       an organizational chart demonstrating the management and governance structure of the Borrower Entities and identifying key Persons of each Borrower Entity.

(e)          Execution Date Certificates. Receipt by DOE of:

(i)          a closing certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit E (Form of Closing Certificate) (the “Closing Certificate”); and

(ii)       a certificate from a Responsible Officer of the Borrower, dated as of the Execution Date, substantially in the form of Exhibit F (Form of Tax Certificate) (the “Tax Certificate”).

(f)          Legal Opinions. Receipt by DOE and the other Secured Parties of executed copies (or originals, if requested by DOE or FFB) of the following legal opinions dated as of the Execution Date and addressed to the Secured Parties:

(i)          the legal opinion of Vinson & Elkins, as New York and limited Delaware counsel to the Borrower Entities; and

(ii)          the legal opinion of Ashurst LLP, as Australian counsel to the ioneer Sponsor.

(g)        Financial Statements. Receipt by DOE of the Historical Financial Statements and a certificate by a Responsible Officer of the ioneer Sponsor that such Historical Financial Statements fairly present, in all material respects, the financial condition of the Borrower Entities as at the dates indicated, and the results of its operations and their cash flows for the relevant periods, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

(h)          Base Case Financial Model. Receipt by DOE of either:

(i)        a certification from a Financial Officer of the Borrower that there are no material changes to the Original Base Case Financial Model or to the assumptions therein, accompanied by a confirmation from the Financial Advisor concurring with the Borrower’s assessment and assumptions set out in its certification; or

(ii)         a certificate from a Financial Officer of the Borrower that includes a written explanation from the Borrower of all variances from the Original Base Case Financial Model; and

(A)         a report from the Financial Advisor confirming:

(I)          the mathematical accuracy of the computations therein;

(II)         the consistency of mathematical computations and timeline projections in all relevant material respects of such updated Base Case Financial Model with the draft Construction Budget, draft Integrated Project Schedule and draft Mine Plan, in each case, provided by Borrower to DOE;

(III)       as described in Work Area 2 of Matching Order DE-MO01-22LP05007, the reasonableness of the underlying assumptions and their consistency in all material respects with the applicable provisions of the Transaction Documents; and

(IV)       that such updated Base Case Financial Model demonstrates compliance with the financial covenants set forth in clause (ii) above.

(i)          Required Approvals. Receipt by DOE of fully executed copies of each Required Approval listed on the Execution Date Required Approvals Schedule related to the Borrower Entities, together with a certificate of a Responsible Officer of the Borrower Entities, certifying that:

(i)         the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii)        each such Required Approval that has been obtained has not been amended, modified or supplemented other than to the extent a copy of such amendment, modification or supplement has been provided to DOE;

(iii)         each such Required Approval that has been obtained has been validly issued, is in full force and effect and Non-Appealable; and

(iv)        all conditions precedent to the effectiveness of each such Required Approval that has been obtained have been satisfied (or waived in accordance with their terms).

(j)          Security Interests. Receipt by DOE of evidence that:

(i)          all Security Documents required to be delivered as of the Execution Date shall be in full force and effect and shall have been duly filed and registered or recorded in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder;

(ii)          such Liens constitute valid, enforceable, First Priority Liens over the Collateral in favor of the Secured Parties, subject only to Permitted Liens; and

(iii)        all fees and duties (including any stamp taxes) in connection with such filing, registration or recording have been paid in full, other than any stamp taxes payable in Australia with respect to the Security Documents entered into by the ioneer Sponsor which shall be paid within five (5) Business Days after the Execution Date.

(k)          Payment of the Administrative Fee. Receipt by DOE of the Administrative Fee.

(l)          Fees and Expenses. Receipt by DOE of:

(i)          payment in full or reimbursement of all fees required to be paid on or prior to the Execution Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and

(ii)          (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the Execution Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly.

(m)         Appointment of Process Agent. Receipt by DOE of evidence that:

(i)          each of the Borrower and the ioneer Sponsor shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party at the Execution Date;

(ii)          such agent has been duly appointed and holds such appointment without reservation until six (6) months after the Maturity Date (or such earlier date as may be agreed by DOE); and

(iii)         all fees of such agent that are due and payable, if any, have been paid in full through the term of the engagement.

(n)          Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity in any Transaction Document to which it is a party at the Execution Date are true and correct in all respects on and as of the Execution Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

(o)          No Material Adverse Effect. No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.

(p)         Certain Events. No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or could reasonably be expected to occur immediately following the Execution Date.

(q)          SAM Registration. Receipt by DOE of evidence of the registration by the Borrower in SAM.

(r)          Lobbying Certification. Receipt by DOE of each Borrower Entity’s completed “Disclosure Form to Report Lobbying” (Standard Form LLL).

(s)         NEPA. Receipt by DOE of evidence that BLM has published a Record of Decision (“ROD”) following publication of a final Environmental Impact Statement (“EIS”).

(t)         Program Requirements. Receipt by DOE of evidence that all Program Requirements required to have been satisfied as of the Execution Date have been satisfied.

(u)          Action Memoranda. Receipt by DOE of one (1) or more action memoranda executed by the Secretary of Energy approving and authorizing:

(i)          the execution by DOE of the Financing Documents entered into as of the Execution Date to which it is a party and the transactions contemplated thereby;

(ii)        any provisions in the Transaction Documents entered into as of the Execution Date that constitute material changes to the terms and conditions set forth in the Term Sheet; and

(iii)         the apportionment of the Credit Subsidy Cost.

(v)          Credit Subsidy Cost. Receipt by DOE of evidence that:

(i)          OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost;

(ii)          OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and

(iii)        the apportionment of the Credit Subsidy Cost has occurred.

(w)         Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Financing Documents entered into as of the Execution Date.

(x)          Due Diligence Review. Preliminary satisfaction by DOE of its due diligence review of the Borrower Entities, the Project and all other matters related thereto based on information provided to date, including evidence that no material issues exist with respect to the Project under the laws of the United States, the State of Nevada, any subdivision or local jurisdiction thereof or any other Applicable Law.

(y)          Mineral Title Report. A report dated on or about the Execution Date (the “Mineral Title Report”) with respect to all mineral rights that comprise the Project, which (i) includes: (A) all unpatented mining claims and millsites that comprise the Project Site; and (B) a list and maps of any Leased Mining Claims and Owned Mining Claims; and (ii) confirms that (A) the certificates of location and mining claim maps for the Owned Mining Claims were properly and timely recorded in the Office of the Esmeralda County Recorder; (B) copies of the certificates of location and mining claim maps for the Owned Mining Claims were properly and timely filed in the BLM Nevada State Office; (C) Borrower or its predecessors-in-interest, as applicable, has paid the federal annual claim maintenance fees for the Owned Mining Claims; (D) the Owned Mining Claims are in good standing in the BLM mining claim records; (E) Borrower or its predecessors-in-interest, as applicable, has recorded affidavits of payment of the federal annual mining claim maintenance fees in the Office of the Esmeralda County Recorder; (F) title to the Project Mining Claims is vested in Borrower; and (G) there are no recorded instruments of Leased Mining Claims of the Borrower in Esmeralda County, Nevada.

Section 5.02        Conditions Precedent to FFB Purchase of the Note. The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the Note Purchase Agreement to purchase the Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Execution Date and as of the First Advance Date:

(a)         Conditions Precedent in the Funding Agreements. Each condition precedent under the Funding Agreements to the purchase of the Note by FFB shall have been satisfied in the sole determination of FFB.

(b)          Receipt of the Principal Instruments. FFB shall have received from DOE each of the Principal Instruments.

(c)          Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity in any Financing Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

Section 5.03       Conditions Precedent to the First Advance Date. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make the First Advance of the Loan in accordance with the Note Purchase Agreement and the Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request and to their continued satisfaction on the first Requested Advance Date for such Advance, in each case, as determined by: (a) in all cases, DOE (upon consultation with Secured Parties’ Advisors at DOE’s discretion); and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a)          [***].

(b)          KYC Requirements. Receipt by DOE, to the extent such evidence, documentation, or confirmation was not previously provided to DOE, of:

(i)        evidence that the Borrower Entities have established proper accounting and cybersecurity policies, operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(ii)       all documentation (including taxpayer identification documents) and other information in respect of: (A) any Borrower Entity; (B) any Person holding, directly or indirectly, ten percent (10%) or more of the Equity Interests of the Borrower (other than a Qualified Public Company or any Person holding Equity Interests through a Qualified Investment Fund); or (C) any other Major Project Participant (the “KYC Parties”) to the extent required by any Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, the Anti-Money Laundering Laws); provided, that with respect to any Sponsor that is a publicly-traded company, information regarding entities that are shareholders of such Sponsor’s shareholders shall be limited to information that is publicly-available; and

(iii)        confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of each KYC Party.

(c)          Transaction Documents. Receipt by DOE of:

(i)          fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Financing Document to the extent not executed in accordance with Section 5.01(b) (Transaction Documents);

(ii)          fully executed copies of each Major Project Document entered into after the Execution Date, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A)        the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(B)         no term or condition thereof has been amended from that delivered pursuant to this Section 5.03(c) (Transaction Documents);

(C)         each such Major Project Document is in full force and effect;

(D)        all conditions precedent to the effectiveness of each such Major Project Document (if any) have been satisfied (or, subject to DOE’s prior consent, have been waived in accordance with their terms); and

(iii)         evidence that:

(A)       all Project assets comprising any portion of the Project previously owned by a Borrower Entity, other than the Borrower (including any Leased Mining Claims, Owned Mining Claims and Real Property rights), are owned and held only by the Borrower; and

(B)       each Project Document entered into by a Borrower Entity, other than the Borrower, has been assigned to the Borrower pursuant to the Contribution Agreement.

(d)          Consultant Reports. Receipt by DOE of a report addressed to DOE from each of:

(i)          the Independent Engineer;

(ii)          the Market Consultant;

(iii)         the Financial Advisor;

(iv)         the Insurance Consultant (addressing the adequacy of the insurance coverage to be maintained);

(v)          the Logistics Consultant;

(vi)         the Mining Consultant;

(vii)        the Environmental Consultant; and

(viii)       a hydrogeologist consultant with respect to the Water Agreements.

(e)          Organizational Documents. Receipt by DOE of:

(i)          bring down certificates for the Organizational Documents of each Borrower Entity delivered pursuant to Section 5.01(d) (Organizational Documents) substantially in the form attached as Exhibit L (Form of Bring Down Certificate); and

(ii)         the Organizational Documents of the relevant Sponsor party to the Sponsor Accession Agreement accompanied by the Officer’s Certificate described in Section 5.01(d) (Organizational Documents).

(f)          First Advance Date Certificates. Receipt by DOE of a certificate of each Borrower Entity substantially in the form of Exhibit B-1 (Form of Borrower Entity Advance Date Certificate) (the “First Advance Date Certificate”) and a Tax Certificate of the Borrower, dated as of the First Advance Date.

(g)          Reserved.

(h)          Notices to Proceed. Receipt by DOE of evidence that:

(i)         the Borrower has issued a notice to commence construction, or any equivalent term as applicable, under each relevant Construction Contract, or otherwise confirmed readiness of all parties to proceed under any other relevant Construction Contract that does not contain such a defined term or equivalent concept, which notice may be issued simultaneously with occurrence of the First Advance Date; and

(ii)        (A) the Borrower has provided the financial guarantee for reclamation to BLM (the “BLM Financial Guarantee”) and BLM’s approval of such financial instrument(s) provided by Borrower; and (B) BLM has provided a notice to proceed and approval to initiate ground disturbing activities.

(i)          Eligible Project Costs. Receipt by DOE of all information with respect to the Eligible Project Costs incurred and paid by the Borrower as of the First Advance Date for which the Borrower expects to be reimbursed, including such breakdowns or other information as DOE may request, all certified by a Responsible Officer of the Borrower as being true and complete.

(j)          [***]

(k)          Base Case Financial Model. Receipt by DOE of either:

(i)          a certification from a Financial Officer of the Borrower that there are no material changes to the Execution Date Base Case Financial Model (or if not applicable, the Original Base Case Financial Model) or to the assumptions therein, accompanied by a confirmation from the Financial Advisor concurring with the Borrower’s assessment and assumptions set out in its certification; or

(ii)        a certified updated Base Case Financial Model (the “First Advance Date Base Case Financial Model”) demonstrating compliance with the Projected Debt Service Coverage Ratio equal to or better than the Execution Date Base Case Financial Model (or if not applicable, the Original Base Case Financial Model) for each Calculation Date set out therein, accompanied by:

(A)       a certificate from a Financial Officer of the Borrower that includes a written explanation from the Borrower of all variances from the Execution Date Base Case Financial Model (or if not applicable, the Original Base Case Financial Model); and

(B)         a report from the Financial Advisor confirming:

(I)          the mathematical accuracy of the computations therein;

(II)         the consistency of mathematical computations and timeline projections in all relevant material respects of such updated Base Case Financial Model with the Construction Budget, Mine Plan and Integrated Project Schedule;

(III)       as described in Work Area 2 of Matching Order DE-MO01-22LP05007, the reasonableness of the underlying assumptions and their consistency in all material respects with the applicable provisions of the Transaction Documents; and

(IV)       that such updated Base Case Financial Model demonstrates compliance with the financial covenants set forth in this clause (ii).

(l)          Integrated Project Schedule and Mine Plan. Receipt by DOE of the Integrated Project Schedule and the Mine Plan.

(m)         Construction Budget. Receipt by DOE of the Construction Budget.

(n)          Implementation Plans. Receipt by DOE of:

(i)          the Business Continuity Plan;

(ii)          the Feedstock Supply Plan;

(iii)         the Equity Investment Plan;

(iv)         the Logistics Plan; and

(v)          the Sales and Marketing Plan.

(o)          Insurance; Insurance Consultant Report. Receipt by DOE of:

(i)          true, correct and complete copies of each policy of Required Insurance then-required to be in effect in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Required Insurance), each in full force and effect and endorsed with the form of the Secured Parties’ endorsement and applicable loss payee clause section in Schedule 7.03 (Required Insurance) and compliant with such other requirements regarding coverage, deductibles, exceptions and premiums as set out in Schedule 7.03 (Required Insurance);

(ii)          a Broker’s Letter of Undertaking in respect of the Required Insurance; and

(iii)        a report from the Insurance Consultant in respect of the Project and the Required Insurance, the adequacy of insurance coverage to be maintained and such other insurance-related matters as DOE may request.

(p)          Security Interests. Receipt by DOE of:

(i)          fully executed copies of all Security Documents listed in clauses (e) to (g) and, to the extent applicable, clauses (b) and (h) to (j) in the definition thereof;

(ii)         evidence that all Security Documents required to be in effect shall be in full force and effect and shall have been duly filed and registered or recorded in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder;

(iii)       evidence that such Liens constitute valid, enforceable, First Priority Liens over the Collateral in favor of the Secured Parties, subject only to Permitted Liens; and

(iv)        evidence that all fees and duties (including any stamp taxes) in connection with such filing, registration or recording have been paid in full, other than any stamp taxes payable in Australia with respect to the Security Documents entered into by the ioneer Sponsor which shall be paid within five (5) Business Days after the Execution Date.

(q)        Repayment of Existing Indebtedness; Release of Existing Liens. Receipt by DOE of evidence that all existing Indebtedness of the Borrower (other than Permitted Indebtedness) has been repaid in full, and all Liens encumbering any Collateral (other than the Permitted Liens) have been released, and, as necessary or appropriate, such releases have been recorded with the relevant Governmental Authorities.

(r)          Real Estate. Receipt by DOE of evidence that the Borrower owns and has valid legal and beneficial title, or has a valid leasehold interest in all Real Property interests in the Project Site identified in Schedule 6.15(a) (Project Site) and to the extent such Real Property interest is insurable, the Borrower has entered into adequate contracts of insurance in respect thereof as confirmed by the Insurance Consultant report delivered under Section 5.03(o)(iii) (Insurance; Insurance Consultant Report).

(s)          [***].

(t)          Mining Rights. Receipt by DOE of evidence that the Borrower shall have:

(i)          obtained a legal identity for the Project through the Mine Safety and Health Administrations (“MSHA”) as per the Code of Federal Regulations Title 30 – Mineral Resources (“30 C.F.R.”) and made all required notices pursuant to the Federal Mine Safety and Health Act of 1977 and any regulations promulgated thereunder;

(ii)          fully developed policies and procedures reasonably designed to ensure compliance with the MSHA;

(iii)        obtained a down-dated Mineral Title Report, dated on or about the First Advance Date, with respect to all mineral rights that comprise the Project: (A) which (I) includes all unpatented mining claims and millsites that comprise the Project Site; and (II) a list and maps of any Leased Mining Claims and Owned Mining Claims; and (B) confirms that: (I) the certificates of location and mining claim maps for the Owned Mining Claims were properly and timely recorded in the Office of the Esmeralda County Recorder; (II) copies of the certificates of location and mining claim maps for the Owned Mining Claims were properly and timely filed in the BLM Nevada State Office; (III) Borrower or its predecessors-in-interest, as applicable, paid the federal annual claim maintenance fees for the Owned Mining Claims; (IV) the Owned Mining Claims are in good standing in the BLM mining claim records; (V) Borrower or its predecessors-in-interest, as applicable, recorded affidavits of payment of the federal annual mining claim maintenance fees in the Office of the Esmeralda County Recorder; (VI) title to the Project Mining Claims is vested in Borrower; and (VII) there are no recorded instruments of Leased Mining Claims of the Borrower in Esmeralda County, Nevada;

(iv)        demonstrated that: (A) the Borrower is the lessee of any Leased Mining Claims and each lease entered into in respect thereof is a legal, valid and binding obligation of the applicable lessor and enforceable against such lessor in accordance with its terms, and that all fees and other amounts due thereunder have been paid in full; and (B) the Borrower is the owner of the Owned Mining Claims and that the total amounts which are payable in respect of the Owned Mining Claims have been paid in full and no further amounts are payable in respect thereof, except as stated in Schedule 6.15(c) (Project Mining Claims); and

(v)          fulfilled any other conditions precedent related to development, construction or operation of the Mine following completion of diligence prior to the First Advance Date.

(u)       Davis-Bacon Act. Receipt by DOE of a certificate from the Borrower certifying that: (i) the clauses set forth in Exhibit I (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each DBA Covered Contract existing as of the First Advance Date; and (ii) the Borrower and each DBA Contract Party under each DBA Covered Contract existing on or prior to the First Advance Date have taken all necessary steps to comply with and is in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(v)        JORC Report. At least forty-five (45) days prior to the request of the First Advance, receipt by DOE of: (i) a revised report under the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves and industry-standard supporting documentation; and (ii) the Mine Plan, each of which shall be consistent with the First Advance Date Base Case Financial Model and the Construction Budget and which are in both cases in form and substance satisfactory to DOE.

(w)          Intellectual Property; Source Code. Receipt by DOE of:

(i)          a fully executed original (to the extent required) or copy of each Project IP Agreement executed by any Borrower Entity and confirmation that the licenses included therein remain in full force and effect; and

(ii)          evidence that:

(A)         the Borrower exclusively owns all Project IP, or has rights to use all Project IP pursuant to a Project IP Agreement (other than any Project IP Agreement contemplated in this Section 5.03(w) (Intellectual Property; Source Code)), and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;

(B)        the Borrower has complied, and (to the extent applicable) has caused each Borrower Entity to comply, with Section 7.02(g) (Source Code Escrow), or receipt by DOE of a certificate from each Borrower Entity certifying that no Project Source Code is owned by or licensed to such Borrower Entity (as the case may be) at such time; and

(C)        the Borrower has granted, and (to the extent applicable) has caused each Borrower Entity and each licensor of Project IP to grant, to the Secured Parties a Secured Parties’ License, and confirmation that such license remains in full force and effect.

(x)          Legal Opinions. Receipt by DOE and the other Secured Parties of executed copies (or originals, if requested by DOE or FFB) of the following legal opinions in respect of each Borrower Entity and each Major Project Participant, dated as of the First Advance Date and addressed to the Secured Parties:

(i)          the legal opinion of Vinson & Elkins, as New York and limited Delaware counsel to the Borrower Entities;

(ii)          the legal opinion of Erwin Thompson Faillers, as Nevada counsel to the Borrower;

(iii)         [***]

(iv)         the legal opinion of Woodburn Wedge regarding the Water Agreements; and

(v)         for each Major Project Participant, to the extent required by DOE, legal opinions of counsel (acceptable to DOE) to such Major Project Participant regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Transaction Documents to which each such Person is a party.

(y)        Financial Statements. Receipt by DOE of: (i) audited annual Financial Statements of the Borrower Entities delivered pursuant to Section 8.01(a) (Annual Financial Statements); and (ii) unaudited quarterly Financial Statements of the Borrower Entities delivered pursuant to Section 8.01(b) (Quarterly Financial Statements), in each case, from such Borrower Entities, and a certificate by a Responsible Officer thereof, as applicable, that such Financial Statements fairly present, in all material respects, the financial condition of such Borrower Entity, as applicable, as at the dates indicated, and the results of its operations and their cash flows for the relevant periods, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

(z)         Required Approvals. Receipt by DOE of fully executed copies of each Required Approval listed on the First Advance Date Required Approvals Schedule related to the Borrower Entities and the Major Project Participants, together with a certificate of a Responsible Officer of the relevant Borrower Entity or Major Project Participant, certifying that (provided, that to the extent such certification of the Borrower relates to a Major Project Participant that is not Affiliate to any Borrower Entity, or to the Required Approval to be obtained by such Major Project Participant, the Borrower certifies to the Borrower’s Knowledge that):

(i)         the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii)        each such Required Approval that has been obtained has not been amended, modified or supplemented other than to the extent a copy of such amendment, modification or supplement has been provided to DOE;

(iii)         each such Required Approval that has been obtained has been validly issued, is in full force and effect and Non-Appealable; and

(iv)        all conditions precedent to the effectiveness of each such Required Approval that has been obtained have been satisfied (or waived in accordance with their terms).

(aa)      Accounts. Receipt by DOE of evidence that each Project Account and the Distribution Account, to the extent required, shall have been established in accordance with the provisions of the Accounts Agreement and, if applicable, funded to the extent of any amounts required to have been deposited prior to the First Advance Date in accordance with the Financing Documents.

(bb)        Fees and Expenses. Receipt by DOE of:

(i)          payment in full or reimbursement of all fees required to be paid on or prior to the First Advance Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and

(ii)          (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the First Advance Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly.

(cc)         Authorization to Borrower’s Accountant. Receipt by DOE of evidence that:

(i)          the Borrower has appointed the Borrower’s Accountant; and

(ii)        the Borrower has irrevocably instructed the Borrower’s Accountant to communicate directly with DOE regarding the Borrower’s accounts, operations and all other matters set forth in Section 7.12 (Books, Records and Inspections).

(dd)        Appointment of Process Agent. Receipt by DOE of evidence that:

(i)        (A) each Borrower Entity; and (B) each Major Project Participant that has executed a Direct Agreement (to the extent that such Major Project Participant is not domiciled in the United States and, to the extent not a Borrower Entity, is required to do so under the applicable Direct Agreement) in each case, shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party;

(ii)          such agent has been duly appointed and holds such appointment without reservation until six (6) months after the Maturity Date (or such earlier date as may be agreed by DOE); and

(iii)         all fees of such agent that are due and payable, if any, have been paid in full through the term of the engagement.

(ee)        Lobbying Certification. Receipt by DOE of completed “Disclosure Form to Report Lobbying” (Standard Form LLL) for the relevant Sponsor party to the Sponsor Accession Agreement.

(ff)          No Appeals. Receipt by DOE of:

(i)         the Biological Opinion that has been completed and signed by U.S. Fish and Wildlife Service, and any lawsuits or appeals thereto, or any other Environmental Claims, have been resolved to the satisfaction of DOE or the status of which is otherwise acceptable to DOE;

(ii)          the Memorandum of Agreement with the Nevada State Historical Preservation Office that has been completed and entered into by Borrower and any lawsuits or appeals thereto have been resolved to the satisfaction of DOE or the status of which is otherwise acceptable to DOE;

(iii)        evidence that consultation with Native American Tribes has been completed and any lawsuits or appeals thereto resolved to satisfaction of DOE or the status of which is otherwise acceptable to DOE; and

(iv)        evidence that any challenges, lawsuits and appeals with respect to BLM’s environmental review under NEPA and DOE’s compliance with NEPA (through adoption of the EIS and ROD) have been resolved to the satisfaction of DOE or the status of which is otherwise acceptable to DOE.

(gg)       Employment Projections. Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the Project for each Fiscal Year occurring during the term of the Loan as set forth in Schedule 5.03(ii) (Employment Projections).

(hh)        Community Benefits Plan. Receipt by DOE of a Community Benefits Plan.

(ii)         CFIUS. Receipt by DOE of evidence that the Sponsors have received written notification from the Committee on Foreign Investment in the United States (“CFIUS”) stating that: (i) CFIUS lacks jurisdiction over any transactions notified to it with respect to the Project (the “CFIUS Covered Transactions”); (ii) CFIUS has concluded all action pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and has determined that there are no unresolved national security concerns with respect to the CFIUS Covered Transactions; or (iii) following an investigation, CFIUS has sent a report to the President requesting the President’s decision and either: (A) the President has announced a decision not to take any action to suspend or prohibit the CFIUS Covered Transactions; or (B) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS.

(jj)          First Advance Longstop Date. The First Advance Longstop Date shall not have occurred.

(kk)       Program Requirements. Receipt by DOE of evidence that all Program Requirements required to have been satisfied as of the First Advance Date have been satisfied.

(ll)          Action Memoranda. Receipt by DOE of one (1) or more action memoranda executed by the Secretary of Energy approving and authorizing:

(i)          the execution by DOE of the Financing Documents entered into as of the First Advance Date to which it is a party and the transactions contemplated thereby; and

(ii)         any provisions in the Transaction Documents entered into as of the First Advance Date that constitute material changes to the terms and conditions set forth in the Term Sheet.

(mm)     Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Financing Documents entered into as of the First Advance Date.

(nn)      Other Documents. DOE shall have received such other documents and evidence as DOE may request in connection with the Project and the transactions contemplated by the Transaction Documents.

Section 5.04        Advance Approval Conditions Precedent. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make each Advance (including the First Advance) in accordance with the Note Purchase Agreement and the Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by: (i) in all cases, DOE (upon consultation with the Secured Parties’ Advisors at DOE’s discretion); and (ii) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a)         Advance Request. Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate pursuant to Section 2.03(a) (Advance Requests).

(b)          Conditions Precedent in the Funding Agreements. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the Note in accordance with the Note Purchase Agreement and the Note have been satisfied.

(c)          Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity in or pursuant to any Financing Document shall be true and correct in all material respects (except: (i) to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier; and (ii) in the case of the Borrower, the representation and warranty set forth in Sections 6.23 (Anti-Corruption Laws); 6.24 (Environmental Laws); 6.26 (Davis-Bacon Act), 6.28 (Sanctions; Anti-Money Laundering Laws), 6.29 (Cargo Preference Act), 6.30 (Lobbying Restriction), 6.31 (Federal Funding), 6.32 (No Federal Debt Delinquency), 6.33 (No Tax-Exempt Indebtedness), 6.35 (Use of Proceeds), and 6.37 (No Fraudulent Intent); which representations and warranties shall, in each case, be true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such dates.

(d)        Projected Debt Service Coverage Ratio. Receipt by DOE of an Officer’s Certificate of the Borrower certifying that the minimum Projected Debt Service Coverage Ratio (as set forth in the First Advance Date Base Case Financial Model) will not be less than [***] for each consecutive twelve (12)-month period ending on the last day of each Fiscal Quarter following the Project Completion Date up to (and including) the Payment Date immediately prior to the Maturity Date, after giving effect to the Advances to be made on such Requested Advance Date.

(e)          Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of:

(i)        a certification and supporting information from the Borrower that the following funds available to the Borrower are sufficient: (A) to pay all remaining Project Costs (including any reasonably expected Cost Overruns): (I) the amount of the requested Advance; (II) the undisbursed amount of the Loan after giving effect to such Advance; (III) the then-available amount of Base Equity Contributions held in the Equity Contribution Account or supported by an Acceptable Letter of Credit for such amount; and (IV) the then-remaining amount of the Funded Completion Support; and (B) to achieve: (I) Physical Completion by the Physical Completion Longstop Date; and (II) Project Completion by the Project Completion Longstop Date;

(ii)        each Sponsor has funded its pro rata amount of Additional Equity Contributions in an amount sufficient to pay all Cost Overruns that have been incurred or are reasonably be expected to be incurred as of Requested Advance Date; and

(iii)         evidence of compliance by each Sponsor with Section 7.01 (Financial Covenants) of the Sponsor Support Agreement.

(f)          Aggregate Advances. Receipt of evidence by DOE that the aggregate principal amount of all Advances, after giving effect to the Advances to be made on such Requested Advance Date, do not exceed the Maximum Loan Amount.

(g)        Use of Proceeds. Receipt by DOE of: (i) evidence that the proceeds of the requested Advance will be applied in accordance with Section 2.04(d) (Disbursement of Proceeds); and (ii) invoices or other documentation evidencing the incurrence of such Eligible Project Costs.

(h)          Independent Engineer’s Certificate. Receipt by DOE of certificate from the Independent Engineer, dated as of the date of the Advance Request certifying:

(i)          that the following funds available to the Borrower are sufficient to pay all remaining Project Costs (including any reasonably expected Cost Overrun) as set out in the then applicable Construction Budget and the Base Case Financial Model: (A) the amount of the requested Advance; (B) the undisbursed amount of the Loan after giving effect to such Advance; (C) the then-available amount of Base Equity Contributions held in the Equity Contribution Account or supported by an Acceptable Letter of Credit for such amount; and (D) the then-remaining amount of the Funded Completion Support; and

(ii)         that the Project is on schedule to achieve: (A) Physical Completion by the Physical Completion Longstop Date; and (B) Project Completion by the Project Completion Longstop Date.

(i)          Lien Waivers. Receipt by DOE of evidence that:

(i)         any unpaid balances then due and payable and unsettled claims with any Construction Contractor, or their subcontractors, have been paid in full (unless otherwise provided by the relevant Construction Contract), except for balances or claims that the Borrower is actively contesting in accordance with the Permitted Contest Conditions; and

(ii)          any Construction Contractor, or their subcontractors, to be paid with the proceeds of such Advance and the Equity Funding Commitment or funds of the Borrower, has conditionally (or if applicable, finally and unconditionally) waived on terms satisfactory to DOE and released all Liens, statutory or otherwise, that it or any of its subcontractors may have or acquire on the Collateral or the Project with respect to work completed prior to its last submission for payment, such Lien waivers to be in form and substance prescribed by Applicable Law in Nevada.

(j)          Judgment Liens. No judgment Lien exists against any of the Borrower’s property for Indebtedness owed to the United States of America or any delinquent federal, state or local Indebtedness, including tax liabilities, except for balances or claims in the normal course of business that the Borrower is actively contesting in accordance with the Permitted Contest Conditions.

(k)          Reserved.

(l)          [***]

(m)       Program Requirements. Receipt by DOE of evidence that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.

(n)          Required Approvals. Receipt by DOE of fully executed copies of each of the Required Approvals listed on the Subsequent Required Approvals Schedule that are necessary or required to have been obtained as of the relevant Advance Date, together with a certificate of a Responsible Officer of the Borrower, certifying that (provided, that to the extent such certification relates to the Major Project Participants that is not Affiliate to any Borrower Entity or the Required Approval to be obtained by such Major Project Participant, the Borrower certifies to the Borrower’s Knowledge that):

(i)       the copies of such Required Approvals are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii)        no term or condition of any of such Required Approvals has been amended from the form thereof delivered pursuant to this Section 5.04(n) (Required Approvals);

(iii)         each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and

(iv)         all conditions precedent to the effectiveness of such Required Approvals have been satisfied.

(o)       Davis-Bacon Act. Receipt by DOE of a certificate from the Borrower certifying that: (i) the clauses set forth in Exhibit I (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each DBA Covered Contract existing as of such Advance Date; and (ii) the Borrower and each DBA Contract Party under each DBA Covered Contract existing on or prior to such Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(p)          Payment of Fees. Receipt by DOE of:

(i)         payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or

(ii)          confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.

(q)        Environmental Compliance. Receipt by DOE of a certificate from a Responsible Officer of the Borrower certifying that the Borrower is, in all material respects, in compliance with all applicable Environmental Laws and all Required Approvals thereunder, and has obtained and maintains in full force and effect all Required Approvals under any applicable Environmental Law as of the date of such Advance.

(r)          Legal Opinions. To the extent requested by DOE, receipt by DOE of:

(i)         legal opinions in respect of any amendment, modification, termination or entry into any new Transaction Document that has been executed and delivered after the prior Advance Date, in each case, dated as of the Requested Advance Date, addressed to each Secured Party and from legal counsel satisfactory to DOE; and

(ii)          to the extent that, since the date of any legal opinion furnished pursuant to Section 5.01(f) (Legal Opinions), Section 5.03(x) (Legal Opinions) or this clause (r), there has been a material change in circumstances on any matter covered by such legal opinion, supplemental legal opinions with respect to the possible legal consequences of such changed circumstances, dated as of the Requested Advance Date, addressed to each Secured Party, and from legal counsel satisfactory to DOE.

(s)         Security. All Security Documents required to be in effect continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all Liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties.

(t)          Cargo Preference Act. To the extent not previously received by DOE and unless and to the extent the Borrower has entered into an agreement with the United States Maritime Administration excusing the Borrower from the following obligations, receipt by DOE of each of the documents listed in Section 7.20 (Cargo Preference Act) (whether or not the date by which such document must be delivered pursuant to such section has occurred) with respect to CPA Goods the cost of which have been or are to be paid or reimbursed with proceeds of the Advances made on or prior to the Requested Advance Date and that have been delivered to a carrier and loaded for shipment to any Borrower Entity or any of its contractors or their subcontractors.

(u)          No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which the Borrower is a party, or any judgment or approval to which any Borrower Entity is subject.

(v)          Construction Budget. Receipt by DOE of a certification from the Borrower and the Independent Engineer that:

(i)         there have been no changes to the Construction Budget with respect to amounts reflected therein or the timing of the payments, since the last Advance, except for those changes permitted by the Financing Documents or otherwise previously approved in writing by DOE;

(ii)        the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns, except for Cost Overruns permitted by the Financing Documents or otherwise previously identified, agreed in writing by DOE or fully funded with Additional Equity Contributions by the Sponsors (and in the case of such equity funding, together with evidence of such funding), and reflected in the then-current Construction Budget;

(iii)       the aggregate amounts to be expended for each line item of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction Budget unless otherwise permitted by the Financing Documents;

(iv)       Cost Overruns in any line item of Project Costs are sufficiently covered by available contingency in the Construction Budget, unless otherwise permitted by the Financing Documents; and

(v)          the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs.

(w)        Transaction Documents. Receipt by DOE of fully executed originals (to the extent required) or copies of all Transaction Documents required to be executed as of the date of such Advance (to the extent such documents have not already been provided), including the Major Lithium Offtake Agreements and the Major Boric Acid Offtake Agreement, in each case, in the name of the Borrower as counterparty thereto, and confirmation that such Transaction Documents remain in full force and effect without amendment and no Default or Event of Default shall have occurred and be continuing thereunder.

(x)          Intellectual Property; Source Code. Receipt by DOE of:

(i)         a fully executed original (to the extent required) or copy of each additional or amended Project IP Agreement between any Borrower Entity, and confirmation that the licenses included in all Project IP Agreements between any Borrower Entity remain in full force and effect; and

(ii)          evidence that:

(A)         the Borrower exclusively owns all Project IP, or has rights to use all Project IP pursuant to a Project IP Agreement (other than any Project IP Agreement contemplated in Section 5.03(w)(i) (Intellectual Property; Source Code) or Section 5.03(x)(i) (Intellectual Property; Source Code)), and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;

(B)        the Borrower has complied, and (to the extent applicable) has caused each Borrower Entity to comply, with Section 7.02(g) (Source Code Escrow), or receipt by DOE of a certificate from each Borrower Entity certifying that no Project Source Code is owned by or licensed to such Borrower Entity (as the case may be) at such time; and

(C)       the Borrower has granted, and (to the extent applicable) has caused each Borrower Entity and each licensor of Project IP to grant or otherwise permit to grant, to the Secured Parties a Secured Parties’ License, and confirmation that such license remains in full force and effect.

(y)          Litigation. Receipt by DOE of:

(i)        an Officer’s Certificate of the Borrower certifying that there is no pending or, to the Borrower’s Knowledge, threatened (in writing) Adverse Proceeding (other than any Adverse Proceeding set out in Schedule 5.04(y) (Specified Proceedings) (as of the Execution Date and as such schedule may be amended with the prior written consent of DOE)), that relates to:

(A)         the legality, validity or enforceability of any Financing Document or Major Project Document;

(B)         any transaction contemplated by any Transaction Document;

(C)         the Project;

(D)         any Borrower Entity; or

(E)         any Project Document,

solely, in the case of clause (D) above (solely as it relates to each Sponsor and each Major Project Participant that is an Affiliate to a Borrower Entity) and clause (E) above, in each case, that either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; and

(ii)         to the extent not previously confirmed as resolved in a manner acceptable to DOE in writing, evidence that the specified proceedings described in Schedule 5.04(y) (Specified Proceedings) have been resolved in such manner acceptable to DOE or the status of such proceedings is otherwise satisfactory to DOE.

(z)          Reserve Accounts. All Reserve Accounts shall have been funded in full to the then-applicable funding requirement as of the date of such Advance pursuant to the Accounts Agreement.

(aa)        No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing, or could reasonably be expected to occur, that shall have had, or could reasonably be expected to have, a Material Adverse Effect.

(bb)       Certain Events. No Default, Event of Default, Event of Force Majeure, or Event of Loss has occurred and is continuing as of the Advance Date or could reasonably be expected to occur as a result of the Advance.

(cc)       Other Documents and Information. Receipt by DOE of other documentation, legal opinions, certificates and other information relating to the Project, any Borrower Entity, the Sponsors, any Major Project Participant, or the matters contemplated by the Transaction Documents, as DOE may have requested in writing not fewer than ten (10) Business Days prior to the Requested Advance Date.

Section 5.05        Conditions Precedent to FFB Advance. The obligation of FFB to make each Advance (including the initial Advance) under the Note Purchase Agreement and the Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:

(a)          Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.

(b)          Absence of Drawstop Notice. No Drawstop Notice shall have been delivered to DOE or FFB.

Section 5.06      Advance Deductions. Unless the Borrower shall have prepaid the applicable Advance in the amount of any excess as provided in Section 3.05(c)(i)(H) (Mandatory Prepayments) prior to each Requested Advance Date immediately following the parties’ determination of the existence of an Excess Advance Amount (whether pursuant to the Quarterly Certificate or otherwise), the Borrower shall:

(a)          in the relevant Advance Request, deduct from the total amount of the Advance or Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.05(c)(i)(H) (Mandatory Prepayments); and

(b)        in the relevant Advance Request, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Advance Request, certifying as to the amount of such deduction, provided, that if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Advance Requests made on future Requested Advance Dates until such amount has been deducted in full.

Section 5.07         Satisfaction of Conditions Precedent. Each of the Borrower and DOE hereby acknowledges and agrees that:

(a)          by delivering the Principal Instruments on the Execution Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Execution Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and

(b)          FFB, by delivering an acceptance notice under Section 5.1 (Acceptance or Rejection of Principal Instruments) of the Note Purchase Agreement or making any Advance under the Note, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Sections 5.01 (Conditions Precedent to the Execution Date) and 5.02 (Conditions Precedent to FFB Purchase of the Note) that must be approved or consented to by, or satisfactory to, FFB.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the Note and offer extensions of credit thereunder, the Borrower makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Execution Date; (b) each Advance Date (both immediately before and immediately after giving effect to the Advances, if any, being made on such date); (c) the Physical Completion Date; and (d) the Project Completion Date, except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:

Section 6.01         Organization and Existence. The Borrower:

(a)          is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)         is duly qualified to do business in, and in good standing in, the State of Nevada and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and

(c)          has all requisite power and authority to:

(i)          own or hold under lease and operate the property it purports to own or hold under lease;

(ii)          carry on its business as now being conducted and as proposed to be conducted in respect of the Project;

(iii)         incur Indebtedness and create Liens on all and any of its properties pursuant to the Financing Documents or the Project Documents; and

(iv)         execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

Section 6.02        Authorization; No Conflict. The Borrower has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of: (a) its execution and delivery thereof; (b) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof; and (c) the issuance of the Note, the borrowings under the Funding Agreements, the use of the proceeds thereof and Reimbursement Obligations hereunder, in each case, do or will: (i) contravene its Organizational Documents or any Applicable Laws; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment; (iii) contravene or result in any breach, constitute any default under, or result in or require the creation of any Lien upon any of its properties, in each case, under any material agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 6.03       Capitalization. All of the Equity Interests of the Borrower have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the Direct Parent, free and clear of all Liens other than Liens created under the Equity Pledge Agreement. No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower or any agreements or arrangements for the issuance by the Borrower of additional Equity Interests are outstanding. The Borrower does not have outstanding: (a) any securities convertible into or exchangeable for its Equity Interests; or (b) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.

Section 6.04         Solvency.

(a)          The value of the assets (at fair value and present fair saleable value or at book value) of the Borrower is, on the date of determination, greater than the amount of liabilities at book value (including contingent and unliquidated liabilities) of the Borrower as of such date. As of the date of determination, the Borrower is able to pay all of its liabilities as such liabilities mature and does not have an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)          The Borrower is not the subject of any pending or, to the Borrower’s Knowledge, threatened Insolvency Proceedings.

(c)         No corporate action, legal proceedings or other procedure or step is being considered or prepared by the Borrower that could trigger the occurrence of any event or circumstance described in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution).

Section 6.05       Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements: (a) to be classified as an Eligible Applicant; and (b) required to classify the Project-related manufacturing facilities as Eligible Projects.

Section 6.06        Transaction Documents. Each Transaction Document to which the Borrower is (or will be when executed) a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.07         Required Approvals.

(a)          The Required Approvals Schedules set forth all Required Approvals.

(b)         The Execution Date Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained prior to the Execution Date.

(c)        Each Required Approval set forth in the Execution Date Required Approvals Schedule has been duly and validly issued, is in full force and effect and is Non-Appealable.

(d)          The Subsequent Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained after the Execution Date.

(e)          Each Required Approval set forth in the Subsequent Required Approvals Schedule that is required to be obtained, as of any date on which this representation is made, has been duly and validly issued, is in full force and effect and is Non-Appealable.

(f)          The Borrower does not have any reason to believe that it, any other Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant will be unable to obtain the Required Approvals set forth in the Subsequent Required Approvals Schedule applicable to it in the Ordinary Course of Business, free from conditions or requirements, and at such time or times as may be necessary to avoid any material delay in, or impairment to any transactions contemplated by, the Transaction Documents.

(g)        The Borrower, each Borrower Entity and, to the Borrower’s Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.

Section 6.08        Litigation. Except as otherwise set forth on Schedule 5.04(y) (Specified Proceedings) (as of the Execution Date and as such schedule may be amended with the prior written consent of DOE), there are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened in writing that relate to:

(a)          the legality, validity or enforceability of any Financing Document or any Major Project Document;

(b)          the Project or any transaction contemplated by any Financing Document or any Major Project Document;

(c)          any Borrower Entity; or

(d)          any Project Document,

solely, in the case of clause (c) above (solely as it relates to each Sponsor and each Major Project Participant that is an Affiliate to a Borrower Entity) and clause (d) above, in each case, that either individually or in the aggregate has, or could reasonably be expected to have a Material Adverse Effect.

Section 6.09        Indebtedness. The Borrower has no outstanding Indebtedness other than Permitted Indebtedness.

Section 6.10         Security Interests; Liens.

(a)         Pursuant to the Security Documents, the Collateral Agent has a legal, valid, enforceable and perfected First Priority Lien in the Collateral subject only to Permitted Liens.

(b)         Such Lien in the Collateral is and, with respect to any after-acquired property, when so subsequently acquired, will be superior and prior to the Liens of all third Persons now existing or hereafter arising, other than Permitted Liens.

(c)          All documents and instruments, including the Real Property Documents and the Project Mining Claims, as required, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or reasonably requested by the Collateral Agent have been taken to establish and perfect the Collateral Agent’s Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents.

(d)        All Taxes (including stamp taxes) and filing fees and Secured Party Expenses that are due and payable in connection with the execution, delivery or recordation of any Mortgage or any other Transaction Document, or the mortgaging of the mortgaged property under such Mortgage or the Project Mining Claims, have been paid.

(e)          Except for Permitted Liens, neither the Borrower nor any other owner of any of the Collateral has created or is under any obligation to create, or has entered into any transaction or agreement that would result in the imposition of, any Lien upon any of the Collateral. There are no Liens on the Equity Interests of the Borrower other than those created under or permitted by the Equity Pledge Agreement and Liens described in clause (b) above.

Section 6.11         Taxes.

(a)          The Borrower has filed, subject to applicable extensions, all tax returns required by Applicable Laws to be filed by it and has paid: (i) all income Taxes that have become due pursuant to such tax returns; and (ii) all other material Taxes and assessments payable by it that have become due regardless of whether or not such Taxes were shown as due on a tax return (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions).

(b)          Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States Person and to certify that such Secured Party is exempt from U.S. federal backup withholding tax (or, in the case of any Secured Party that is not a United States Person, a properly completed applicable Form W-8 or other certificate, form or documentation establishing an exemption from U.S. federal withholding Taxes), no withholding Taxes are payable by the Borrower to any Governmental Authority in connection with any amounts payable by the Borrower to any Secured Party under or in respect of the Financing Documents.

(c)         DOE’s execution and delivery of this Agreement and the issuance of the Loan by FFB, and any determination by DOE that any Project Costs are Eligible Project Costs, in each case: (i) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code; (ii) does not constitute a determination regarding, and is unrelated to whether the Borrower, any other Borrower Entity or the Project has complied or will comply with, U.S. federal tax law; and (iii) will not be used to demonstrate or prove that the Borrower, any other Borrower Entity or the Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.

Section 6.12         Financial Statements.

(a)          Each of the Historical Financial Statements and each Financial Statement of each Borrower Entity delivered to DOE pursuant to Section 5.03(y) (Financial Statements) and Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of such Borrower Entity, as applicable, as of the respective dates of the Financial Statements for the respective periods covered therein.

(b)          Such Financial Statements reflect all liabilities or obligations of the relevant Borrower Entity of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard.

(c)          As of the Execution Date or the date of delivery of such Financial Statements pursuant to Section 5.03(y) (Financial Statements) or Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, no Borrower Entity has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the notes thereto.

Section 6.13         Business; Other Transactions.

(a)          The Borrower has not conducted any business other than the business contemplated by the Transaction Documents and such other business as may be related or ancillary to the Project.

(b)          The Borrower is not a party to, or bound by, any contract other than those contracts permitted under the Financing Documents.

(c)          Except as provided in the Financing Documents, the Borrower has not executed and delivered any powers of attorney or similar documents.

(d)        The Borrower has not paid or become obligated to pay: (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents; or (ii) any contingency fee (computed as a percentage of any amount of the Loan) to any financial or other professional advisors of the Borrower.

(e)          Except as set forth on Schedule 6.13(e) (Affiliate Transactions) or as permitted pursuant to Section 9.01(b) (Other Transactions), the Borrower is not a party to any contract or agreement with, and does not have any other loan commitment to, any Affiliate.

(f)         The Borrower has not: (i) entered into any transaction or series of related transactions with any Person (including any Affiliate) other than: (A) in the Ordinary Course of Business and on an arm’s length basis; or (B) which are otherwise permitted under the Transaction Documents; or (ii) entered into any transaction whereby the Borrower could reasonably be expected to pay more than the fair market value for products of others.

(g)          The Borrower has not made any Investments other than Permitted Investments.

(h)          The Borrower has no Subsidiaries and does not legally or beneficially own any Equity Interests of any other Person.

(i)          Each of the Integrated Project Schedule and the Mine Plan, as amended or supplemented in accordance with the provisions of this Agreement: (i) is complete and based on reasonable assumptions made in good faith; and (ii) is consistent with the provisions of the Transaction Documents.

(j)          The Borrower has maintained adequate internal controls, reporting systems and cost control systems that are designed to ensure that the Borrower satisfies its obligations under the Financing Documents.

Section 6.14       Accounts. The Borrower does not own or maintain any accounts with a bank or financial institution other than the Project Accounts and the Distribution Account.

Section 6.15        Real Property.

(a)          Title to Collateral.

(i)         The maps titled “Lode Claim Location Map”, “Placer Claim Location Map” and “Mill Location Map” included in Schedule 6.15(a) (Project Site) depict the boundaries of the Project and identify and depict the Project Mining Claims that are located within in the Project Site. The Project Mining Claims described in Schedule 6.15(a) (Project Site) are all of the Project Mining Claims which Borrower owns.

(ii)         The Borrower owns and has valid legal and beneficial title, or has a valid leasehold interest in, such Real Property interests in the Project Site free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien on any Real Property, other than Permitted Liens and the Security Documents, and none of the Permitted Liens, individually or in the aggregate, would materially impair the development, construction, operation, or use of the Project Site by (or for the benefit of) the Borrower.

(iii)        All easements, leasehold and other Real Property interests and utility and other related services, means of transportation, facilities, other materials and Real Property rights that can reasonably be expected to be necessary for the construction of the Project in accordance with Applicable Laws and the Transaction Documents have been procured, and are not subject to a pending or threatened in writing contest or dispute, under the Major Project Documents or are commercially available to the Project at the Project Site on terms consistent with the Construction Budget and the Base Case Financial Model and, to the extent appropriate, arrangements have been made on terms consistent with the Construction Budget and the Base Case Financial Model for such easements, interests, services, means of transportation, facilities, materials and rights.

(b)          Leases. Any Leases material to the Project in existence on the date of this representation and under which the Borrower is a lessee, sublessee or licensee are valid and subsisting, the Borrower is not in default in any material respect under any of such Leases, the Borrower enjoys peaceful and undisturbed possession of the Real Property subject to such Leases, and the Borrower has the right to continue to enjoy such possession during the time when such property is necessary for the Project.

(c)          Project Mining Claims.

(i)         Schedule 6.15(c) (Project Mining Claims) sets forth a true and complete list of the Project Mining Claims necessary for the Project to operate in accordance with the Base Case Financial Model, the Integrated Project Schedule, the Mine Plan and the Transaction Documents.

(ii)          (A) As of the Execution Date, the Borrower is the owner of the Project Mining Claims described in Schedule 6.15(c) (Project Mining Claims), and there are no Leased Mining Claims; and (B) at all times on and after the First Advance Date, the Borrower is the owner or lessee (as applicable) of the relevant Project Mining Claims.

(iii)      All payments to the Borrower’s predecessors-in-interest of ownership of the Project Mining Claims and the lessors of the Borrower and its predecessors-in-interest (as applicable) which are or were required to be made by the Borrower or any other Borrower Entity to such predecessors-in-interest and lessors (as applicable) have been made and no other amounts are due or to be due and payable, other than any future rent under the lease of any Leased Mining Claims, if any. With respect to Owned Mining Claims, there are no further amounts which the Borrower is obligated to pay to any predecessors-in-interest thereof other than as stated on Schedule 6.15(c) (Project Mining Claims).

(iv)        Each of the Borrower, any other Borrower Entity and their predecessors-in-interest as respective owners or lessees of the Project Mining Claims, and each Sponsor, have properly and timely made all required annual maintenance fee payments, including federal annual mining claim maintenance fees for the Project Mining Claims, and properly and timely recorded affidavits of payment of the federal annual mining claim maintenance fees and notices of intent to hold the Project Mining Claims in the Office of the Esmeralda County Recorder.

(v)          Neither the Borrower, nor any Sponsor has received any written communication, or has Knowledge of: (A) any pending or threatened administrative action, decision, claim contest (brought by either BLM or privately by a third party) or legal action to contest, forfeit or void the Project Mining Claims or any act or omission which would be grounds for the same; (B) that any of the Project Mining Claims are invalid, or that there is any possibility of abandonment, forfeiture, or relinquishment (or to the extent permitted under Applicable Law, any breach, or other termination) of any Project Mining Claim resulting from any act or omission of the Borrower; or (C) that any third party has located or attempted to locate or has senior valid unpatented mining claims on the federal public lands within the boundaries of the Project Mining Claims and the Project Site.

(d)          Surface and Access Rights. Except as set forth in Schedule 6.15(d) (Restrictions on Surface and Access Rights), the Borrower has the right of surface use and access upon and across the Project Mining Claims in accordance with FLPMA, BLM surface use regulations and the Mining Law of 1872, 30 U.S.C. 22 et seq.

(e)          Project Site. The Project Site is sufficient and appropriate in all material respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the Project as contemplated by the Transaction Documents.

(f)          Condemnation. To the Borrower’s Knowledge, no condemnation or adverse zoning or usage change proceeding has occurred and is continuing, or has been threatened in writing, against any of the Real Property or the Project Mining Claims that could impair in any material respect the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project.

Section 6.16         Integrated Project Schedule and Construction Budget; Operating Forecasts and Base Case Financial Model.

(a)          The Construction Budget, the Equity Investment Plan, the Mine Plan, the Integrated Project Schedule, and the Base Case Financial Model:

(i)          are complete in all material respects and based on reasonable assumptions;

(ii)          are consistent with the provisions of the Major Project Documents related thereto;

(iii)         have been prepared in good faith and with due care; and

(iv)       fairly represent the Borrower’s reasonable expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.

(b)        The Integrated Project Schedule accurately specifies in summary form the work that each Construction Contractor and Equipment Supplier proposes to complete on or before the deadlines specified therein.

(c)          The Construction Budget represents the Borrower’s best estimate of Project Costs anticipated to be incurred to achieve the Physical Completion Date by the Physical Completion Longstop Date. The Construction Budget has not been amended or changed in any material respect other than pursuant to Section 9.07 (Amendment of and Notices under Transaction Documents) or Section 9.08 (Approved Project Changes; Integrated Project Schedule; Budgets) and to reflect changes resulting from Approved Project Changes or with the consent of DOE.

(d)          The Borrower’s good faith estimate and belief is that the Physical Completion Date will occur no later than the Scheduled Physical Completion Date and the Project Completion Date will occur no later than the Scheduled Project Completion Date.

(e)          The Borrower believes that it is technically feasible for the Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Major Project Documents.

Section 6.17         Intellectual Property.

(a)         The Borrower exclusively owns, or has a valid and enforceable license or right to use with sufficient scope: (i) all Project IP; and (ii) all other technology necessary to: (A) develop, design, engineer, procure, equip, construct, startup, commission, operate, use and maintain the Project; (B) achieve Project Completion; and (C) exercise its rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(b)        The Project IP constitutes all of the Intellectual Property (other than Commercially Available Software) that, at the relevant time, is necessary: (i) for the Project and to achieve Project Completion; and (ii) to exercise the Borrower’s rights and perform its obligations under the Major Project Documents, as applicable. The foregoing is not intended to be a representation or warranty regarding the absence of infringement, misappropriation or other violation of Intellectual Property, which is addressed in Section 6.18 (Infringement; No Adverse Proceedings).

(c)          Neither the Borrower nor any other Borrower Entity is in material breach of or default under any Project IP Agreement. To the Borrower’s Knowledge, there are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or the Borrower’s rights or licenses to Project IP thereunder.

(d)         All Project IP owned by any Borrower Entity is subsisting and, to the Borrower’s Knowledge, valid and enforceable. Borrower’s right, title and interest in and to the Project IP owned by Borrower is free and clear of all Liens, except for Permitted Liens.

(e)         No Governmental Authority, university or other educational or research institution funding, facilities or personnel were used in the development of any Project IP in a manner that has adversely affected, or would reasonably be expected to adversely affect: (i) any Borrower Entity’s rights in any Project IP; or (ii) DOE’s rights in or to any Project IP granted pursuant to this Agreement.

Section 6.18         Infringement; No Adverse Proceedings.

(a)         To the Borrower’s Knowledge, neither the Borrower, its business, nor the development, design, engineering, procurement, equipping, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person.

(b)        There is no Adverse Proceeding pending to which the Borrower or any other Borrower Entity is a party or, to the Borrower’s Knowledge, threatened (including any demand to take a license to Intellectual Property), and no other written objection: (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (A) by the Borrower; or (B) with respect to the development, design, engineering, procurement, equipping, construction, starting up, commissioning, ownership, use or maintenance of the Project; or (ii) challenging the validity, enforceability, ownership or use of any Project IP owned by the Borrower. There are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding or objection.

(c)          To the Borrower’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Project IP owned by the Borrower or any other Borrower Entity. There is no Adverse Proceeding pending to which the Borrower or any other Borrower Entity is a party or, to the Borrower’s Knowledge, threatened, alleging any such infringement, misappropriation or other violation.

Section 6.19     No Amendments to Transaction Documents. None of the Transaction Documents to which the Borrower is a party has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

Section 6.20       Compliance with Laws; Program Requirements.          The Borrower is in compliance with, and has conducted and is conducting its business in compliance with: (a) all Applicable Law (including all Program Requirements with respect to the Project); (b) Required Approvals; and (c) its Organizational Documents.

Section 6.21        Investment Company Act. The Borrower is not required to register as an “investment company” as defined in or subject to regulation under the Investment Company Act of 1940.

Section 6.22         Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the Funding Agreements, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 6.23         Anti-Corruption Laws.

(a)         The Borrower and its directors, officers, employees and, to the Borrower’s Knowledge, agents are, and for the last five (5) years have been, in compliance with all Anti-Corruption Laws.

(b)          There are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened against or affecting any Borrower Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Anti-Corruption Laws.

(c)          Neither the Borrower nor its directors, officers, employees nor, to the Borrower’s Knowledge, agents, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official, any candidate for foreign political office, family member or close associate of any of the foregoing, or any other Person:

(i)          in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;

(ii)          to secure an unlawful or improper advantage; or

(iii)         with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Law.

Section 6.24        Environmental Laws.

(a)          All Required Approvals for the Project relating to: (i) air emissions; (ii) discharges to land, surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes; or (vi) otherwise required under applicable Environmental Law have been obtained, are in full force and effect and are Non-Appealable and there are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened in writing that would reasonably be expected to result in the recission, termination, suspension or withholding of any such Required Approval.

(b)        The Borrower has not received written notice of, and the Borrower does not have Knowledge of any facts, circumstances, conditions, actions, activities or events that have resulted or could reasonably be expected to result in any Environmental Claim against or affecting the Borrower, the Project or the Project Site that is, or could reasonably be expected to become, material.

(c)         There is not and has not been any condition, circumstance, action, activity or event with respect to the Project, the Borrower or the Project Site that could reasonably form the basis of any violation of Environmental Law or any other Environmental Claim, in each case, that could reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, occupational health or workplace safety matters.

(d)        None of the Borrower, any Borrower Entity nor, to the Borrower’s Knowledge, any other Person, has used, generated, manufactured, produced, stored, transported, or released, on, under or about the Project Site or transported thereto or therefrom, any Hazardous Substances in any manner that violates Applicable Law or violates the terms and conditions of any Required Approval and could reasonably be expected to: (i) form the basis of an Environmental Claim; (ii) cause the Project to be subject to any restrictions arising under Environmental Laws; (iii) have a Material Adverse Effect; or (iv) result in material harm to the environment, occupational health or workplace safety.

Section 6.25         Employment and Labor Contracts.

(a)          As of the Execution Date:

(i)          with respect to the Project, the Borrower is not or has not been within the past two (2) years: (A) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent; or (B) subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts; and

(ii)        to the Borrower’s Knowledge, with respect to the Project, there has not been in the past three (3) years, any organized effort or demand for recognition or certification or attempt to organize employees of the Borrower by any labor organization.

(b)       There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any of the Borrower or, to the Borrower’s Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.

Section 6.26         Davis-Bacon Act.

(a)        The Borrower and each DBA Contract Party under each DBA Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(b)          As of the Execution Date, there are no DBA Covered Contracts, except for those listed in Schedule 6.26(b) (Davis-Bacon Act Covered Contracts).

(c)          If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. § 5.5(a)) of the Project began prior to the Execution Date, the Borrower has prior to the Execution Date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of the Project prior to the Execution Date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to Exhibit I (Davis-Bacon Act Contract Provisions).

Section 6.27         ERISA.

(a)          The Borrower and each of its ERISA Affiliates have operated the Employee Benefit Plans in material compliance with their terms and in all material respects with all applicable provisions and requirements of the Code, ERISA and all other Applicable Laws and have performed all their respective material obligations under such plan.

(b)          Each Employee Benefit Plan has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and nothing has occurred since the date of such determination that would materially adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c)          There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(d)        There are no Adverse Proceedings pending against or threatened involving an Employee Benefit Plan (other than routine claims for benefits) or, to the Borrower’s Knowledge, any Borrower Entity or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect.

(e)          No ERISA Event has occurred or, to the Borrower’s Knowledge, is reasonably expected to occur, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(f)         Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any ERISA Affiliate.

(g)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(h)          (i) The assets of the Borrower do not and will not constitute: (A) “plan assets” within the meaning of Section 3(42) of ERISA and DOL Regulations set forth in 29 C.F.R. 2510.3-101; or (B) the assets of any governmental, church, non-U.S. or other plan (“Similar Law Plan”); and (ii) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to any Similar Law Plan.

(i)          Neither the Borrower nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(j)          Neither the Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

Section 6.28         Sanctions; Anti-Money Laundering Laws.

(a)          None of the Borrower or any of its Affiliates is a Prohibited Person, and the Borrower and its respective directors, officers, employees and, to the Borrower’s Knowledge, agents, are and for the last five (5) years have been in compliance with all Sanctions.

(b)          Neither the Borrower nor any of its respective members, directors, officers, employees or, to the Borrower’s Knowledge, agents, is a Prohibited Person.

(c)         None of the Collateral is owned, traded or used, directly or, to the Borrower’s Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d)        The Borrower and its respective directors, officers, employees and, to the Borrower’s Knowledge, agents, are and for the last five (5) years have been in compliance with all applicable Anti-Money Laundering Laws.

(e)          There are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened, against or affecting the Borrower or its respective directors, officers, employees or, to the Borrower’s Knowledge, agents, regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.

(f)        The Borrower has implemented, maintained, and at all times complied with policies and procedures reasonably designed to ensure compliance with all applicable International Compliance Directives and Anti-Money Laundering Laws.

Section 6.29       Cargo Preference Act. The Borrower is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to all equipment, materials and commodities procured, contracted or obtained in connection with the Project, or has entered into an agreement with the United States Maritime Administration with respect to such compliance.

Section 6.30         Lobbying Restriction. The Borrower is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.31        Federal Funding. No application has been delivered by the Borrower to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project other than the Loan.

Section 6.32         No Federal Debt Delinquency. The Borrower does not have:

(a)          any judgment Lien against any of its Property for a debt owed to the United States or any other creditor; or

(b)          any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Tax liabilities contested in accordance with the Permitted Contest Conditions), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.33      No Tax-Exempt Indebtedness. Neither the Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 6.34       Sufficient Funds. The remaining Loan Commitment Amount, the remaining Equity Funding Commitment (as contributed in accordance with the Equity Investment Plan), and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, with any amounts on deposit in the Equity Contribution Account and the Construction Reserve Accounts or supported by an Acceptable Letter of Credit for an amount sufficient to pay all remaining Project Costs (including any reasonably expected Cost Overruns) in accordance with the then-applicable Construction Budget, the Mine Plan and Integrated Project Schedule and to achieve Physical Completion by the Physical Completion Longstop Date and Project Completion by the Project Completion Longstop Date.

Section 6.35        Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.

Section 6.36      No Immunity. Neither the Borrower nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.37        No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower with or as a result of any actual intent by the Borrower to hinder, delay or defraud any entity to which the Borrower is now or will hereafter become indebted.

Section 6.38        Disclosure.

(a)         The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of the Borrower or any other Borrower Entity to DOE or any Secured Party Advisor from time to time, are, taken as a whole, true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made; provided, that with respect to any projected financial information, forecasts, estimates or forward-looking information, including that contained in the Construction Budget, the Mine Plan and the Integrated Project Schedule, the Borrower represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time; provided, further, that no representation or warranty is made by the Borrower or any Borrower Entity as to any information or material provided to the Borrower or Borrower Entity by Secured Party Advisors (except to the extent such information or material originated with the Borrower).

(b)          To the Borrower’s knowledge, there are no facts, documents or agreements that have not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise reasonably be expected to materially and adversely alter or affect the Project; provided, that with respect to any projected financial information, forecasts, estimates or forward-looking information, including that contained in the Construction Budget, the Mine Plan and the Integrated Project Schedule, the Borrower represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time; provided, further, that no representation or warranty is made by the Borrower or any Borrower Entity as to any information or material provided to the Borrower or Borrower Entity by Secured Party Advisors (except to the extent such information or material originated with the Borrower).

Section 6.39        Insurance. From and after the Execution Date, all Required Insurance is in full force and effect.

Section 6.40         Information Technology; Cyber Security.

(a)        The computer, information technology (and data communications systems), equipment and devices used in the business of the Borrower (“IT Systems”) operate and perform in all material respects as necessary: (i) for the development, design, engineering, procurement, equipping, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (ii) to achieve Project Completion; and (iii) to exercise the Borrower’s rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(b)        The Borrower has implemented and maintains, and has caused each other Borrower Entity and obligated each Major Project Participant (as applicable) to implement and maintain in connection with the Project, commercially reasonable Trade Secret protection practices and privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures, in each case, consistent with industry standards (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.

(c)          In the past five (5) years, neither the Borrower, nor to the Borrower’s Knowledge, any Person that Processes Sensitive Information on behalf of the Borrower, has suffered any data breach, security breach, ransomware, denial of access attack, denial of service attack, hacking or similar incident that has resulted in: (i) any unauthorized or unlawful Processing, or loss, theft or other misuse, of any Sensitive Information; or (ii) any corruption, or unauthorized or unlawful access to or acquisition, use, control or disruption, of any of the IT Systems owned or controlled by the Borrower. In the past five (5) years, the Borrower has not received any written claims related to any of the foregoing, or any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Sensitive Information Processed by or on behalf of the Borrower. To the Borrower’s Knowledge, there are no facts or circumstances that would be reasonably expected to require the Borrower to provide notice to any Person (including any Governmental Authority) of any of the foregoing.

(d)         The Borrower is in material compliance with all applicable Data Protection Laws and, to the extent relating to the Processing of Sensitive Information, privacy, data protection or security, all applicable: (i) rules, guidelines, principles or industry standards to which the Borrower is required to adhere; (ii) Contractual Obligations; and (iii) notices and policies binding on the Borrower.

Section 6.41       PUHCA. The Borrower is not subject to, or is exempt from, regulation as a “holding company” under PUHCA in accordance with 18 C.F.R. § 366.3. In addition, the Borrower either is: (a) not subject to, or is exempt from, rate, financial, and/or organizational regulation as a “public utility”, “public service company,” an “electric company”, or similar entity under the laws of any State or territory of the United States in which the Project is located (provided, that the Borrower is, or may be, subject to regulation of contracting or marketing by a public utility commission); or (b) subject to such rate, financial and/or organizational regulation and compliant in all material respects with the laws of the relevant State or territory of the United States and the regulations of the relevant Governmental Authority to which the Sponsors are subject.

Section 6.42       Certain Events. No Default; Event of Default; Event of Force Majeure that impedes or otherwise impacts the Project; or Event of Loss has occurred and is continuing.

Section 6.43        No Material Adverse Effect. No event has occurred and is continuing that has or could reasonably be expected to have or result in a Material Adverse Effect.

Section 6.44      Water Agreements. The Borrower has no outstanding payment obligations under the Water Agreements and any other agreements (including option agreements) with respect to access and use of water in connection with the construction and operation of the Project that were disclosed to DOE as part of DOE’s due diligence of the Project. No agreement referred to in this Section 6.44 (Water Agreements) has been amended, modified or terminated since the last date of delivery of such agreement to DOE.

Section 6.45       Production Interests. The Borrower has not entered into any royalty instrument, stream, offtake or hybrid instrument in relation to the production of minerals from the Project, other than the Offtake Agreements.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until the Release Date:

Section 7.01         Maintenance of Existence; Property; Etc.

(a)         The Borrower shall preserve and maintain: (i) its legal existence; and (ii) all of its licenses, rights, privileges and franchises material to the conduct of its business and the Project.

(b)          The Borrower shall keep (or cause to be kept) all its Properties and IT Systems in good working order and condition to the extent necessary to ensure that its business can be conducted properly, continuously and in compliance with all Applicable Laws, all Required Approvals and its Organizational Documents at all times.

(c)         The Borrower shall maintain the Project Mining Claims in good standing in material compliance with all Applicable Laws (and, with respect any Leased Mining Claims, the applicable lease for such Project Mining Claims, including in respect of the Borrower’s obligation to pay any rent due thereunder) and, at least thirty (30) days before the applicable statutory and regulatory deadlines, pay the federal annual mining claim maintenance fees and record in the Office of the Esmeralda County Recorder affidavits of payment of the federal annual mining claim maintenance fees and notices of intent to hold in accordance with Nevada Applicable Law. The Borrower shall notify DOE promptly upon the Borrower’s compliance with its obligations under this Section 7.01(c) (Maintenance of Existence; Property; Etc.), and promptly deliver to DOE copies of the receipts for payment issued by BLM and the instruments recorded in the Office of the Esmeralda County Recorder. The Borrower shall also keep in good order the data related to the Project Mining Claims. Such data shall include surveys, maps, plans, specifications, drill core samples, assays, books, records, studies, assessments, models, interpretations and copies of drill logs, reports or other information of any kind and in any format (including in electronic format) relating to the Project Mining Claims.

(d)        Except as otherwise permitted hereunder, the Borrower shall preserve and maintain good and marketable title to or a leasehold interest in or rights to the Collateral and such rights to use the Project Site as are necessary to construct, operate and maintain the Project (including the Water Rights and the Project Mining Claims) in accordance with the requirements of the Transaction Documents, the Mine Plan and the Integrated Project Schedule, subject to Permitted Liens, and shall, at its own expense, take all actions to ensure that it has sufficient rights to the Project Site as are necessary for the development, construction and operation of the Project as contemplated by the Transaction Documents.

Section 7.02         Intellectual Property.

(a)          Acquisition and Maintenance of Project IP. The Borrower shall at all times acquire and maintain ownership of, or obtain and maintain rights (including under the Project IP Agreements) with sufficient scope to use, all Intellectual Property that is used in or necessary to: (i) develop, design, engineer, procure, equip, construct, startup, commission, own, operate and maintain the Project; (ii) achieve Project Completion; and (iii) exercise its rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(b)          Protection of Project IP. The Borrower shall take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP, including maintaining and pursuing any application for or registration or issuance of Project IP owned by the Borrower, which the Borrower, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all confidential information and Trade Secrets included in the Project IP, or with respect to which the Borrower, has any Contractual Obligation of confidentiality; and (iii) preserve its rights and licenses under, and comply in all material respects with the terms and conditions of, the Project IP Agreements. If: (A) any Project IP owned by, or licensed under any Project IP Agreement to, the Borrower becomes, as applicable: (I) abandoned, lapsed, dedicated to the public or placed in the public domain; (II) invalid or unenforceable; or (III) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after the Borrower obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03(g) (Notices).

(c)         Continued Security Interest in Project IP. The Borrower shall, promptly upon the reasonable request of DOE, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE’s security interest in any part of the Project IP included in the Collateral (including the filing of the IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such Collateral is now owned or hereafter acquired (whether by application, registration, purchase or otherwise); provided, that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark applications under applicable federal law.

(d)          Protection Against Infringement. In the event that the Borrower has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Borrower Entity is infringed, misappropriated or otherwise violated by any Person, the Borrower shall: (i) take actions or inactions that are, in the Borrower’s reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP; and (ii) after the Borrower obtains Knowledge of such infringement, misappropriation or other violation, notify DOE in accordance with Section 8.03(g) (Notices).

(e)        Notice of Borrower’s Alleged Infringement. In the event that the Borrower has Knowledge of any Adverse Proceeding in which it is alleged that the Borrower, its business, or the development, design, engineering, procurement, equipping, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, the Borrower shall: (i) take actions or inactions that are, in the Borrower’s reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after the Borrower obtains Knowledge thereof, report such notice or communication relating thereto to DOE in accordance with Section 8.03(g) (Notices).

(f)          License Grant. The Borrower hereby grants, and shall cause each applicable Borrower Entity and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant, to the Secured Parties a Secured Parties’ License.

(g)          Source Code Escrow. With respect to any and all Project Source Code, the Borrower shall, and shall cause each applicable Borrower Entity to, at Borrower’s (or any designee of Borrower’s) cost and expense:

(i)          no later than three (3) months after the Execution Date, enter into a Source Code escrow agreement for the benefit of the Secured Parties with an escrow agent approved by DOE containing:

(A)         terms and conditions (including release conditions) that are usual and customary for Source Code escrow arrangements and are satisfactory to DOE (it being understood and agreed that an unwillingness or inability to support or maintain the Software is a usual and customary release condition); and

(B)       the grant to the Secured Parties by the Borrower, applicable Borrower Entity or other licensor of Project Source Code, as applicable (effective as of or prior to the Execution Date, or if acquired later, upon such acquisition date, but enforceable upon the occurrence of any release condition specified in the Source Code escrow agreement) of an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid-up and royalty-free right and license to Practice, compile and execute any and all Source Code and other materials placed into escrow pursuant to Section 7.02(g)(ii) (Source Code Escrow), for purposes of developing, designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining the Project and achieving Project Completion, as applicable; and

(ii)        promptly deposit in escrow: (A) a complete, reproducible copy of all Project Source Code that exists as of the Execution Date, or if no Project Source Code exists on such date, as of the date on which Project Source Code is owned by or licensed to the Borrower; and (B) all revisions, modifications and enhancements to such Project Source Code as such revisions, modifications or enhancements are used in or otherwise made available to the Project, in each case, together with all such documentation or materials as are reasonably required to exercise the rights granted in Section 7.02(g)(i)(B) (Source Code Escrow).

(h)        Project IP Agreement Terms. The Borrower shall ensure that each license agreement that constitutes a Project IP Agreement grants to the Borrower: (i) a direct, and transferable or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense, to Project IP which is owned by any other Borrower Entity or which is either critical to (or otherwise inextricably embedded in) the Project or not readily replaceable; provided, that with respect to Borrower Entity-owned Project IP, each license and sublicense is fully paid-up and royalty-free.

Section 7.03         Insurance.

(a)          The Borrower shall obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all times and in all respects, and shall keep its present and future Properties insured as required by, and in accordance with the requirements of Schedule 7.03 (Required Insurance).

(b)          The Borrower shall pursue any contractual remedies to cause other Persons required to provide Required Insurance, including any Major Project Participant, to obtain and maintain such Required Insurance and as otherwise required in the respective Major Project Documents.

Section 7.04         Event of Loss.

(a)          If any Event of Loss shall occur with respect to the Project or any part thereof, the Borrower shall promptly, and in any event within five (5) Business Days, deliver notice thereof to DOE and:

(i)          diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event;

(ii)          compromise or settle any claim with respect to any Event of Loss involving an amount in excess of [***] (such Event of Loss, a “Threshold Event of Loss”) per claim only upon prior written consent of DOE; and

(iii)         pay or apply all Net Loss Proceeds received by the Borrower in respect of such event in accordance with this Section 7.04 (Event of Loss) including, to the extent required in this Section 7.04 (Event of Loss), for prepayments in accordance with Section 3.05(c)(i)(B) (Mandatory Prepayments).

(b)         Upon the occurrence of any Event of Loss, Net Loss Proceeds shall be promptly deposited into, or credited to the Loss Proceeds Account. The Borrower shall, in advance, direct the relevant insurers, reinsurers and Governmental Authorities, as applicable, to pay Net Loss Proceeds directly to the Collateral Agent as loss payee for deposit to the Loss Proceeds Account (and subject to the use of such proceeds by the Borrower in accordance with this Section 7.04 (Event of Loss)). If Net Loss Proceeds are paid to the Borrower, such Net Loss Proceeds shall be received in trust, for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement) for deposit to the Loss Proceeds Account.

(c)          Upon the occurrence of any Event of Loss, the Borrower shall promptly Restore the Affected Property and cause Net Loss Proceeds associated with the loss to be applied to the payment of the costs of Restoration of the portion of the Project lost or damaged if and to the extent required in clause (d), (e) or (f), as applicable of this Section 7.04 (Event of Loss) or, upon DOE written consent, reimburse the Borrower for any cost of Restoration prior to the receipt of such Net Loss Proceeds paid using Equity Contributions if and to the extent required in clause (e) of this Section 7.04 (Event of Loss); provided, that, in each case, DOE shall have: (i) received a notice within five (5) Business Days in the event Borrower intends to Restore the Affected Property and an Officer’s Certificate of the Borrower within thirty (30) days from the occurrence of any Event of Loss with a summary of the relevant Event of Loss, the basis for the Borrower’s decision to Restore and the Restoration Plan and certification that such Net Loss Proceeds shall be used by the Borrower exclusively to Restore such Affected Property within ninety (90) days following the receipt of the Net Loss Proceeds in respect thereof; and (ii) approved such Restoration Plan; provided, further, that if the Borrower delivers an Officer’s Certificate of the Borrower not sooner than forty-five (45) days and not later than thirty (30) days prior to the end of such period certifying that it is proceeding with diligence and in good faith in implementing such Restoration Plan, then, with the prior written consent of DOE, such ninety (90)-day period shall be extended to such date, not to exceed a total of one hundred eighty (180) days, as shall be necessary for the Borrower diligently to finalize such Restoration Plan.

(d)          With respect to the Net Loss Proceeds not from a Threshold Event of Loss, the Borrower shall apply such amount either:

(i)          within one hundred eighty (180) days to Restore the Affected Property; or

(ii)          to the extent that the failure to use all or a portion of such amount toward Restoration of the Affected Property would not reasonably be expected to: (A) reduce the annual production capacity of the Project; (B) reduce net Operating Revenues from the sale of the Products; or (C) to increase the Operating Costs with respect to the Project, such amounts may be transferred to the Revenue Account on the next Payment Date for application in accordance with the Accounts Agreement, and DOE has received a certificate in the form set out in Exhibit M (Form of Event of Loss Certificate), of the foregoing together with information supporting its conclusion.

(e)         With respect to the Net Loss Proceeds from a Threshold Event of Loss, the Borrower shall undertake the relevant Restoration, and apply the amounts from Loss Proceeds Account (or, upon DOE written consent, reimburse the Borrower or any Sponsor, as applicable, for any cost of Restoration prior to the receipt of such Net Loss Proceeds paid using Equity Contributions) to pay the costs of the relevant Restoration if, and only if, DOE determines, after consultation with the Independent Engineer, that:

(i)          Restoration of the relevant portion of the Project is technically and economically feasible; and

(ii)          the Borrower is in compliance with such other conditions and requirements as DOE shall consider appropriate in the circumstances.

(f)          In respect of any Event of Loss that: (i) is not a Threshold Event of Loss; or (ii) is a Threshold Event of Loss for which DOE has consented to the Restoration in accordance with clause (e) above, the Borrower shall, on the tenth (10th) Business Day of each month until such Restoration has been completed and the contractors performing such Restoration work have been paid in full, deliver to the Collateral Agent and DOE the following:

(iii)          a detailed summary of the work performed in connection with any such Restoration Plan during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) Lien waivers from the contractors performing such Restoration work and other information and documents reasonably requested by DOE with respect to such Restoration Plan; and

(iv)         proposed Funds Withdrawal/Transfer Certificate directing the Collateral Agent to disburse to the contractors performing such Restoration amounts constituting Net Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors.

(g)         Upon the completion of any such Restoration work (as validated in writing by the Independent Engineer), or if Restoration is not undertaken in accordance with a Restoration Plan pursuant to this Section 7.04 (Event of Loss), and to the extent that the Borrower has not delivered a Prepayment Election Notice in accordance with Section 3.05(c) (Mandatory Prepayments), DOE shall be entitled to instruct the Collateral Agent to apply any amounts constituting Net Loss Proceeds on deposit in the Loss Proceeds Account to the prepayment of the Advances on the second (2nd) Business Day following receipt of such instructions, in accordance with Section 3.05(c) (Mandatory Prepayments).

Section 7.05         Further Assurances; Creation and Perfection of Security Interests.

(a)        The Borrower shall, at its own expense, execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b)          The Borrower shall, at its own expense, take all actions that have been or shall be requested by DOE or the Collateral Agent, or that the Borrower knows are necessary to establish, maintain, protect, perfect and continue the perfection of the First Priority (subject to Permitted Liens) security interests of the Secured Parties created by the Security Documents in all assets relating in any manner to the Project and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action.

Section 7.06         Diligent Construction of Project; Approved Project Changes.

(a)        The Borrower shall use its commercially reasonable efforts to cause: (i) the Physical Completion Date to occur on or prior to the Scheduled Physical Completion Date; and (ii) the Project Completion Date to occur on or prior to the Scheduled Project Completion Date, within the Construction Budget.

(b)        The Borrower shall construct and complete, or cause to be constructed and completed, the Project diligently in accordance in all material respects with the Major Project Documents, all Required Approvals, the Integrated Project Schedule, the Mine Plan and the then-current Construction Budget.

(c)          The Borrower shall cause all Approved Project Changes to be described in Construction Progress Report and, where applicable, reflected in revised versions of the Integrated Project Schedule, the Equity Investment Plan, the Mine Plan and the Construction Budget, as applicable, and delivered to DOE in accordance with the terms hereof.

Section 7.07        Contractual Remedies. The Borrower shall diligently pursue all contractual remedies available to it to cause each Major Project Participant to: (a) comply with and conduct its property, business and operations in compliance with all Applicable Laws that are applicable to the activities that such Person carries out under the Project; and (b) procure, maintain and comply in all material respects with all Required Approvals that are required for such Person to perform its obligations under the Project Documents to which it is a party.

Section 7.08         Taxes, Duties, Expenses and Liabilities.

(a)          The Borrower shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), Secured Party Expenses, or other fees payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions and Taxes imposed with respect to an assignment by a Secured Party); provided, that the Borrower shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have resulted in or could reasonably be expected to become a Lien (other than a Permitted Lien) upon the property of the Borrower (or any part thereof).

(b)          The Borrower shall file, subject to applicable extensions, all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid on or before the date payment is due: (i) all income Taxes that are required to be paid by it; and (ii) all other material Taxes and assessments required to be paid by it regardless of whether or not such Taxes are shown as due on a tax return (other than those Taxes that it contests in accordance with the Permitted Contest Conditions).

Section 7.09         Performance of Obligations.

(a)         The Borrower shall perform and observe all of its covenants and obligations contained in any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect).

(b)          The Borrower shall take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect), except for: (i) the expiration of any Financing Document, any Required Approval or any Project Document in accordance with its terms and not as a result of a breach or default thereunder by the Borrower, provided, that the foregoing are no longer necessary or desirable for the Project; and (ii) the termination or cancellation of any Project Document that the Borrower replaces as permitted herein.

(c)          The Borrower shall enforce against the relevant Project Participant in accordance with its terms and each material covenant or obligation under each Major Project Document to which such Project Participant is a party, except to the extent that any such enforcement would not be in accordance with prudent commercial practices.

Section 7.10        Sales and Marketing Plan. The Borrower shall comply with the Sales and Marketing Plan or in the event the Borrower is unable to comply with the Sales and Marketing Plan, deliver a revised Sales and Marketing Plan in form and substance satisfactory to DOE.

Section 7.11        Use of Proceeds. The Borrower shall use the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.

Section 7.12        Books, Records and Inspections.

(a)          The Borrower shall:

(i)          keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of the Borrower;

(ii)          maintain adequate internal controls, reporting systems, IT Systems and cost control systems that are designed to ensure that the Borrower satisfies its obligations under the Financing Documents and:

(A)         for overseeing the financial operations of the Borrower, including its cash management, accounting and financial reporting;

(B)         for overseeing the Borrower’s relationship with DOE and the Borrower’s Accountant;

(C)         for promptly identifying any Cost Overruns;

(D)       for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements; and

(E)          for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(iii)      record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under its exclusive ownership and direct control (including all means of access thereto and therefrom).

(b)          The Borrower shall:

(i)          consult and cooperate with Secured Parties and the Secured Party Advisors regarding the Project upon DOE’s request;

(ii)          upon reasonable notice and at reasonable times during normal business hours, and in all cases subject to compliance with all applicable Project Site safety requirements and policies, provide to officers and designated representatives of Secured Parties, any agent of any of the foregoing, the Comptroller General and the Secured Party Advisors: (A) access to any pertinent books, documents, papers and records of the Borrower for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower with the representatives of the Borrower; and (B) such access rights as required by the Program Requirements, including access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the Comptroller General to discuss the Borrower’s and its subsidiaries’ affairs, finances and accounts with the Borrower’s officers) for the purpose of monitoring the performance of the Project;

(iii)       afford proper facilities for such inspections described in clause (ii) above, and make copies (at the Borrower’s expense) of any records that are subject to such inspection; and

(iv)       subject to the Borrower’s protection of confidential information and Trade Secrets described in Section 7.02(b) (Protection of Project IP), make available all information related to the Project, including all patents, technology and proprietary rights owned or controlled by, or licensed to, the Borrower and utilized in the development, design, engineering, procurement, equipping, construction, starting-up, commissioning, operation or maintenance of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, compliance with Environmental Law, adequacy of occupational health and workplace safety conditions and all other matters with respect to the Project.

(c)          The Borrower shall:

(i)          authorize the Borrower’s Accountant to communicate directly with DOE, FFB and the Comptroller General at any time regarding any Agreed-Upon Procedures Report and the Borrower’s accounts and operations relating thereto; provided, that at any time prior to a Default or Event of Default, a representative of the Borrower shall be provided a reasonable opportunity to participate in such communications and shall be a copy to written (including email) communications; and

(ii)         in the event that the Borrower’s Accountant should cease to be the accountants of the Borrower for any reason, promptly, but in any event no later than five (5) Business Days after the occurrence thereof, notify DOE of such change in the Borrower’s Accountant and the reason therefor, and the Borrower shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Borrower’s Accountant.

(d)          The Borrower shall disclose in writing to its outside auditors and audit committee and shall, promptly, and in any event no later than five (5) Business Days, provide copies thereof to DOE of:

(i)          any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii)         any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e)          The Borrower shall retain all records relating to expenditures incurred with respect to the Project with respect to which Advances were made until the latter of: (i) the date that is five (5) years after the Advance was made with respect to such expenditure; and (ii) the Physical Completion Date.

Section 7.13         Compliance with Applicable Law. The Borrower shall:

(a)          comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities (including the Project) in compliance with all Environmental Laws, all Required Approvals and all other Applicable Laws including any reporting, monitoring, minimization and mitigation requirements set forth in the Biological Opinion and Memorandum of Agreement and in a manner that would not result in a material harm to the environment, health or safety in violation of any Environmental Law;

(b)          comply with all applicable requirements of all Anti-Money Laundering Laws, and maintain policies and procedures to comply with Anti-Money Laundering Laws and proper operating and credit policies and procedures to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith; and

(c)          procure all Required Approvals at or prior to such time as they are required or necessary, and maintain and comply with all Required Approvals.

Section 7.14         Compliance with Program Requirements. The Borrower shall comply with all Program Requirements in connection with the Project.

Section 7.15         Accounts; Cash Deposits.

(a)       The Borrower shall maintain, or cause to be maintained, each of the Lender Project Accounts, the Local Accounts and amounts on deposit therein in accordance with the terms of the Accounts Agreement, any Control Agreement and relevant Financing Documents (as applicable).

(b)        The Borrower shall instruct each Person remitting cash to or for the account of the Borrower to deposit such cash in accordance with the terms of the Accounts Agreement.

(c)          The Borrower shall remit any amounts received by it or received by third parties on its behalf to the Collateral Agent for deposit in accordance with the terms of the Accounts Agreement.

(d)         The Borrower shall, within forty-five (45) days (or such other period as agreed by DOE) following: (i) for any Local Account existing as of the Execution Date, the Execution Date; or (ii) in all other cases, the date of opening of the relevant Local Account, deliver to the Collateral Agent a duly executed Control Agreement, together with legal opinions satisfactory to DOE with respect to such Control Agreement.

Section 7.16       Offtake Agreements. The Borrower shall enter into and maintain Offtake Agreements in accordance with the Sales and Marketing Plan or otherwise with DOE’s prior written consent.

Section 7.17         Know Your Customer Information. The Borrower shall provide DOE and the Agents any information reasonably requested by DOE or the Agents under or in connection with International Compliance Directives and Anti-Money Laundering Laws, including in connection with entry into any Additional Project Documents.

Section 7.18         Davis-Bacon Act.

(a)          The Borrower shall comply (and shall ensure that each DBA Contract Party complies) with the Davis-Bacon Act Requirements.

(b)        The Borrower shall maintain an Electronic Payroll System accessible to DOE and the Borrower shall systematically review the certified weekly payroll records that the Borrower maintains for its own laborers and mechanics and those that it receives for the laborers and mechanics of any Borrower Entity and DBA Contract Party.

(c)         The Borrower shall designate and identify to DOE a primary point of contact who will: (i) be responsible for ensuring the Borrower’s compliance with the Davis-Bacon Act Requirements; and (ii) provide to DOE any information reasonably requested in support of DOE’s Davis-Bacon Act compliance monitoring efforts. The Borrower shall notify DOE in writing regarding any change to this primary point of contact person.

(d)          The Borrower shall promptly notify DOE in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Borrower reasonably believes to be a case of such non-compliance and which, in each case, the Borrower cannot resolve on its own, and shall forward to DOE: (i) the complaint or a written summary of the non-compliant incident; (ii) a summary of the Borrower’s investigation into such complaint or such incident; and (iii) the relevant certified payroll records.

(e)        The Borrower shall maintain and preserve certified payroll records for three (3) years after completion of work. The Borrower shall make such records available to DOE and DOL when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. § 552. The Borrower shall provide such records to DOE within five (5) Business Days of receipt of any request for such records from DOE.

(f)          The Borrower shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to cure each applicable DBA Compliance Matter. Such efforts may be suspended while a DBA Compliance Matter Contractor is, in good faith, appealing a DOL determination of non-compliance.

(g)          Within ten (10) Business Days after the end of each month prior to the resolution of any DBA Compliance Matter that has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the Borrower or DBA Contract Party, the Borrower shall either:

(i)          notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute; or

(ii)        notify DOE that the applicable DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal, in good faith DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

Section 7.19        Lobbying Restriction. The Borrower shall comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 7.20         Cargo Preference Act.

(a)          The Borrower shall comply with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods, unless it has reached an agreement with the United States Maritime Administration with respect to such compliance, in which case it shall comply with such agreement.

(b)          Without limiting the generality of the foregoing, and unless the Borrower has reached an agreement with the United States Maritime Administration excusing them from the following obligations, the Borrower shall deliver to DOE:

(i)          no later than on each Quarterly Reporting Date, evidence that either: (A) at least fifty percent (50%) of CPA Goods will be transported from each port of loading to the applicable port of unloading on privately owned U.S.-flag commercial vessels; or (B) privately owned U.S.-flag commercial vessels are not available to transport such amount of CPA Goods; and

(ii)        promptly after delivery of any CPA Goods to the applicable carrier, but not later than the earlier of: (A) the date of delivery thereof to the United States Maritime Administration; and (B) (I) in the case of shipments originating outside of the United States, thirty (30) working days (as such term is used in 46 C.F.R. 381.7); or (II) in the case of shipments originating within the United States, twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, ‘on-board’ commercial ocean bill-of-lading in English for each shipment of CPA Goods.

Section 7.21         SAM Registration. The Borrower shall maintain its SAM database registration at all times.

Section 7.22         ERISA.

(a)          The Borrower shall, and shall cause its ERISA Affiliates to maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in material compliance with terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws.

(b)          The Borrower shall, and shall cause its ERISA Affiliates to make, or cause to be made, contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code.

Section 7.23        Historical Ratio. The Borrower shall, as of each Calculation Date, commencing on March 31, 2029, maintain a Historical Debt Service Coverage Ratio of no less than [***], which shall be calculated based on the Financial Statements with respect to the Borrower that have been, or are required to have been, delivered by the Borrower pursuant to Section 5.03(y) (Financial Statements) or Section 8.01 (Financial Statements).

Section 7.24         Public Announcements. The Borrower shall coordinate with DOE with respect to:

(a)         any subsequent public announcements by the Borrower in connection with material developments in respect of the Project (including the ground-breaking ceremony, the Project going into operation, etc.); and

(b)          the initial public announcement of satisfaction of any Project Milestones; provided, that this covenant shall not apply to advertisements or social media posts for recruitment or general promotional purposes and shall not restrict announcements by the Borrower regarding electric vehicles or the component parts thereof that:

(i)          do not involve the Project or the financing thereof by DOE;

(ii)          are required by Applicable Law, any court or national stock exchange rules; or

(iii)         are routinely made to Governmental Authorities.

Section 7.25        Bankruptcy Remoteness. The Borrower shall ensure that it remains a bankruptcy-remote, single-purpose entity at all times and shall do all things necessary to maintain its corporate existence separate and apart from any other Borrower Entity.

Section 7.26         Prohibited Persons.

(a)          If any Principal Person of the Borrower becomes (whether through a transfer or otherwise) a Prohibited Person, the Borrower shall remove and replace such Principal Person with a Person reasonably acceptable to DOE within thirty (30) days from the date that the Borrower obtained Knowledge that such Principal Person became a Prohibited Person.

(b)          In the event the Borrower does not replace such Principal Person with a Person that is not a Prohibited Person within thirty (30) days from the date that the Borrower obtained Knowledge such Principal Person became a Prohibited Person, the Borrower shall not be considered to have breached Section 7.26(a) (Prohibited Persons) if, on a timely basis the Borrower submitted to DOE a timely written certification of its conclusion no replacement is required, in accordance with Section 7.26(a) (Prohibited Persons). The Borrower shall not remove such Principal Person, and shall not be deemed to be in breach of such removal or replacement by the Borrower pursuant to Section 7.26(a) (Prohibited Persons) for failing to remove such Principal Person in accordance with Section 7.26(a) (Prohibited Persons), if removal would be prohibited by applicable Sanctions or otherwise not authorized by OFAC; in such case, the Borrower shall submit and implement a mitigation plan with respect to such Prohibited Person in form and substance satisfactory to DOE.

(c)         If any Borrower Entity (other than the Borrower) or any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within thirty (30) days of the Borrower obtaining actual Knowledge that such Person has become a Prohibited Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

(d)         The internal management and accounting practices and controls of each Borrower Entity shall at all times be adequate to ensure that each Borrower Entity and each Principal Person thereof: (i) does not become a Prohibited Person; and (ii) complies with all applicable International Compliance Directives.

Section 7.27         International Compliance Directives.

(a)          The Borrower shall comply with all International Compliance Directives.

(b)          If any Principal Person of the Borrower fails to comply with any International Compliance Directive, the Borrower shall remove such Principal Person and replace such Principal Person: (i) with a Person that, to the Borrower’s Knowledge, has not violated any International Compliance Directives; and (ii) within thirty (30) days from the date that the Borrower obtained Knowledge of such violation. The Borrower shall provide written notice to DOE as soon as practicable from the date that the Borrower obtained Knowledge of such violation (except to the extent that the Borrower reasonably determines that replacement of such Principal Person would not be required to ensure continued operation of the Borrower’s business as conducted at that time) (such notice, “IC Violation Notice”). As part of such IC Violation Notice, or in a subsequent written communication provided to DOE no later than five (5) Business Days after the Borrower’s provision of the IC Violation Notice, the Borrower shall: (A) (I) identify and propose a reasonable replacement for such Principal Person; and (II) certify that the replacement proposed under clause (A)(I) has not, to the Borrower’s Knowledge, failed to comply with any International Compliance Directive as of the time of delivery of such IC Violation Notice; or (B) certify it has concluded no replacement is required.

(c)        In the event the Borrower does not replace such Principal Person within thirty (30) days from the date that the Borrower obtained Knowledge that such Principal Person failed to comply with any International Compliance Directive, the Borrower shall not be considered to have breached Section 7.27(b) (International Compliance Directives) if: (i) the Borrower submitted timely the IC Violation Notice to DOE; and (ii) the Borrower submitted to DOE a timely written certification of its conclusion no replacement is required in accordance with Section 7.27(b) (International Compliance Directives).

(d)        If any Borrower Entity (other than the Borrower) or any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower shall, within thirty (30) days of obtaining actual Knowledge that such Person has so failed to comply, notify DOE and use commercially reasonable efforts to cause the replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(e)        For the purposes of this Section 7.27 (International Compliance Directives), the Borrower shall assess the compliance of each Principal Person of the Borrower with International Compliance Directives semi-annually.

Section 7.28         Operating Plan; Operations.

(a)          The Borrower shall cause the Project, or such portions of the Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect. The Borrower shall conduct the operations of the Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, the O&M Budget, the O&M Parameters, Applicable Law, any applicable Required Approvals, and Prudent Industry Practice.

(b)        The Borrower shall own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of the Project in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, the O&M Parameters, Applicable Law, any other applicable Required Approvals and Prudent Industry Practice.

(c)          The Borrower shall maintain, or cause to be maintained, at the Project Site a complete set of plans and specifications for the Project.

Section 7.29          O&M Budget.

(a)          Submission and Approval of O&M Budget.

(i)         No later than: (A) sixty (60) days prior to the achievement of the Substantial Completion Date; and (B) no later than sixty (60) days prior to the beginning of each Fiscal Year of the Borrower, the Borrower shall prepare and submit for approval to DOE, with a copy to the Independent Engineer, the proposed O&M Budget for, in the case of the initial O&M Budget, the then-current Fiscal Year, and thereafter, for the succeeding Fiscal Year. Each such proposed O&M Budget shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Annual Reports) and shall be accompanied by a certification of a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s Knowledge, the O&M Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 7.29 (O&M Budget). DOE shall approve or reject in writing all or any portion of a proposed O&M Budget, and during such review by DOE, DOE will confirm the Required Balance for the Maintenance Reserve Account and the O&M Reserve Account for such year. If DOE does not approve all or portions of an O&M Budget, DOE shall advise the Borrower of the items that are rejected and the reason or reasons therefor.

(ii)          Each proposed O&M Budget approved by DOE shall become effective on the later of: (A) the first (1st) day of the relevant Fiscal Year; and (B) the date DOE advises the Borrower that DOE has approved such O&M Budget.

(iii)        If any part of a proposed O&M Budget is rejected or pending DOE approval after the first (1st) day of the relevant Fiscal Year, the Borrower shall comply with all approved items of such proposed O&M Budget. With respect to those items of any O&M Budget that are not approved, the Borrower and DOE shall continue to consult regarding such items in good faith, during which time an amount equal to up to [***] percent of the Operating Costs in the O&M Budget for the preceding Fiscal Year related to such items shall be applicable and shall for all purposes of this Agreement be deemed to be part of the approved O&M Budget for the preceding Fiscal Year until such time as such items for the current Fiscal Year have been approved in writing by DOE.

(iv)         Each proposed O&M Budget submitted pursuant to this Section 7.29 (O&M Budget) shall:

(A)        be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower, and assumptions that the Borrower believes to be reasonable as to all factual and legal matters material to such estimates (which shall be set forth in reasonable detail in the O&M Budget), and reflect the Borrower’s best estimate of the future revenues and expenditures to be received or incurred by the Borrower;

(B)       be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, the O&M Budgets for the previous Fiscal Years; and

(C)          include the following:

(I)         fair and good faith reasonable estimates of: (1) Operating Revenues; (2) Operating Costs (on an individual line-item basis); (3) Debt Service; and (4) Capital Expenditures for each period covered by such O&M Budget;

(II)         a Maintenance Plan; and

(III)        such other information as may be reasonably requested by DOE.

(b)        Amendments to O&M Budget. If at any time during any Fiscal Year, Operating Costs to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the limitations set forth in this Section 7.29 (O&M Budget), the Borrower shall deliver a proposed amendment to the then-current O&M Budget to DOE and the Independent Engineer describing the purpose of such amendment and certifying that such amendment is reasonably necessary or advisable for the operation and maintenance of the Project. Such proposed amendment shall become effective on the date approved by DOE and, until such proposed amendment is approved, the Borrower shall comply with the approved O&M Budget (subject to the allowance provisions of this Section 7.29 (O&M Budget)) until the proposed amendment is approved by DOE.

Section 7.30         Acceptance and Start-up Testing.

(a)          The Borrower shall consult with and provide, or cause to be provided, reasonable notice to DOE and the Independent Engineer regarding provisions related to startup and testing of the Project and equipment pursuant to the Construction Contracts and the O&M Agreement.

(b)          The Borrower shall provide the Independent Engineer with the opportunity to observe the start-up and testing of the Project.

(c)        The Borrower shall at the request of DOE, promptly, but in any event no later than five (5) Business Days after such request, provide DOE and the Independent Engineer with any data or reports received by the Borrower in connection with any of the start-up testing of the Project.

Section 7.31       Investment Earnings. The Borrower shall remit, or cause to be remitted, to FFB all interest earned on any Investment Earnings on any investment of proceeds of Advances in any Project Account, any Local Account and any applicable Reserve Account in excess of the interest accrued on such proceeds of Advances pursuant to the Funding Agreements.

Section 7.32        Water Agreements. The Borrower shall maintain, or shall cause to be maintained, at all times the Water Agreements and any other agreements (including option agreements) with respect to access and use of water in connection with the construction and operation of the Project that were disclosed to DOE as part of DOE’s due diligence of the Project, including with respect to quarry, dewatering and processing water for the life of the Project.

ARTICLE VIII

INFORMATION COVENANTS

The Borrower hereby agrees that until the Release Date:

Section 8.01        Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB by email transmission, with a reproduction of the signatures where required, the following items:

(a)         Annual Financial Statements. With respect to the Borrower, Direct Parent and each Sponsor, as soon as available, but in any event within ninety (90) days following such Borrower Entity’s Fiscal Year end or, if such Borrower Entity is a public company, upon the earlier of the date on which such Borrower Entity reports its Financial Statements or the date on which such Borrower Entity is required to report such Financial Statements pursuant to Applicable Law:

(i)          audited Financial Statements of such Borrower Entity for such Fiscal Year (in the case of the Sponsors, if applicable, on a consolidated basis);

(ii)          each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(iii)         a report on such Financial Statements of the Borrower’s Accountant or Borrower Entity’s Accountant, as applicable, which report shall:

(A)         be unqualified as to going concern and scope of audit;

(B)        subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the consolidated financial condition of such Borrower Entity, as applicable, and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements); and

(C)         state that the examination by the Borrower’s Accountant or Borrower Entity’s Accountant, as applicable, in connection with such Financial Statements has been made in accordance with generally accepted auditing standards.

(b)          Quarterly Financial Statements. With respect to each Borrower Entity, as soon as available, but in any event within forty-five (45) days following the end of each Fiscal Quarter of such Borrower Entity’s Fiscal Year, or, if such Borrower Entity is a public company, upon the earlier of the date on which such Borrower Entity reports its Financial Statements or the date on which such Borrower Entity is required to report such Financial Statements pursuant to Applicable Law:

(i)          unaudited Financial Statements of the Borrower and each Sponsor for such Fiscal Quarter;

(ii)          each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(iii)       true and correct copies of bank statements of each Sponsor and such other evidence as may be required by DOE to demonstrate each Sponsors’ compliance with Section 7.01 (Financial Covenants) of the Sponsor Support Agreement.

(c)          Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of Sections 8.01(a) (Annual Financial Statements) through (d) (Major Project Participant Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer of the relevant Borrower Entity substantially in the form of the document attached as Exhibit N (Form of Compliance Certificate) hereto, which certificate shall:

(i)          certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action such Borrower Entity has taken or proposes to take with respect thereto;

(ii)        set forth computations in reasonable detail satisfactory to DOE demonstrating whether or not: (A) in the case of the Borrower, it is in compliance with Section 7.23 (Historical Ratio); and (B) in the case of any Sponsor, it is in compliance with Section 7.01 (Financial Covenants) of the Sponsor Support Agreement; and

(iii)       in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):

(A)         certify that such Financial Statements fairly present, in all material respects, the financial condition of such Borrower Entity as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

(B)        either confirm that there has been no material change in the information set forth in the schedules attached hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 8.01 (Financial Statements) or, if such confirmation cannot be made, identify such changes; and

(C)        contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.

(d)       Major Project Participant Financial Statements. With respect to each Major Project Participant, to the extent the Borrower is entitled to receive such information pursuant to the applicable Major Project Document or Direct Agreement entered into with such Major Project Participant, audited Financial Statements of such Major Project Participant, as soon as available, but in any event within ninety (90) days following such Major Project Participant’s Fiscal Year end, audited Financial Statements of such Major Project Participant for such Fiscal Year.

Section 8.02        Reports. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email transmission, with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:

(a)          Annual Reports. With respect to each Fiscal Year of the Borrower:

(i)          no later than the date falling sixty (60) days prior to the end of such Fiscal Year (such date, an “Annual Reporting Date”), an annual certificate (each, an “Annual Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit O (Form of Annual Certificate) hereto, setting forth the following and including all material calculations and assumptions used to generate the information provided therein:

(A)          an updated O&M Budget and Operating Plan for the following Fiscal Year of the Borrower prepared in accordance with, and subject to the approval of DOE as specified in Section 7.29 (O&M Budget), accompanied by: (I) a report on the immediately preceding four (4) Fiscal Quarters of production of the Product; Operating Costs and Capital Expenditures; and (II) a forecast of anticipated Capital Expenditures for the following Fiscal Year of the Borrower;

(B)       (I) a certificate from a Financial Officer of the Borrower that there have been no changes to the Base Case Financial Model or the assumptions therein from the Base Case Financial Model then in effect; or (II) a proposed update to the Base Case Financial Model, together with a certificate from a Financial Officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model; and

(C)        the Sales and Marketing Plan, together with a report setting out the status of offtake arrangements, each of which will be in form and substance reasonably satisfactory to DOE; and

(ii)          no later than the date falling sixty (60) days following the end of such Fiscal Year:

(A)         updated versions of the Sales and Marketing Plan, the Business Continuity Plan, the Equity Investment Plan, and the Feedstock Supply Plan in each case, together with a report setting out changes as compared to the contents of the then-approved plans; and

(B)        an updated asset register listing and describing the net book values of all tangible assets related to the Project and any other asset constituting Collateral, including inventory, plant, property and equipment as derived from the Borrower’s Accountant worksheet to the audited Financial Statements of the Borrower; and

(iii)         such other information as DOE may reasonably request.

(b)         Quarterly Certificate. With respect to each Fiscal Quarter of the Borrower, no later than the date on which the quarterly unaudited Financial Statements are delivered pursuant to Section 8.01(b) (Quarterly Financial Statements) (such date, a “Quarterly Reporting Date”), a quarterly certificate (each, a “Quarterly Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit P (Form of Quarterly Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following and including all material calculations and assumptions used to generate the information provided therein:

(i)          the financial performance of the Project for immediately preceding Fiscal Quarter and for the Fiscal Year to date, together with a comparison of:

(A)       for any Quarterly Certificate in respect of any Fiscal Quarter beginning prior to the Final Construction Completion Date, Project Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable Construction Budget and an analysis of the construction cost variances, if any, relating to the Project and the Borrower’s suggested approach and solution to manage any Cost Overruns; and

(B)         for any Quarterly Certificate in respect of any Fiscal Quarter beginning on or following the Substantial Completion Date, Operating Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable O&M Budget and an analysis of cost variances, if any, compared to the then-applicable O&M Budget relating to the Project and the Borrower’s suggested approach and solution to manage any Cost Overruns;

(ii)          a progress report as against the Sales and Marketing Plan delivered under the Annual Certificate;

(iii)        a summary of details of any material discussions with any potential offtaker of the Product, including any milestones to achieving qualification of the Product with such offtaker;

(iv)       after the Commercial Operation Date, operating reports, in form and substance satisfactory to DOE, regarding the operating performance of the Project (including description of operating performance and maintenance of the Project and updates to key personnel); and

(v)          a report on water usage and availability against initial water resource assessment and progress on development of the pipeline.

(c)          Labor Reporting and Justice40 Initiative Reporting Requirements. The Borrower shall deliver to DOE:

(i)          no later than each Annual Reporting Date, Quarterly Reporting Date and Monthly Reporting Date occurring on or prior to the Project Completion Date and on the Project Completion Date, a construction workforce report in the form of Exhibit Q (Form of Construction Workforce Report);

(ii)         no later than each Annual Reporting Date, Quarterly Reporting Date and Monthly Reporting Date occurring after the Commercial Operation Date, an operations and maintenance workforce report in the form of Exhibit R (Form of Operations and Maintenance Workforce Report);

(iii)         no later than ninety (90) days after the end of each Fiscal Year of the Borrower: (A) a Community Benefits Plan; and (B) a Justice40 Annual Report substantially in the form of Exhibit J (Form of Justice40 Annual Report and Community Benefits Plan); and

(iv)         such other information as DOE may request.

(d)          Monthly Certificate. Within fifteen (15) Business Days after the end of each month (such date, a “Monthly Reporting Date”):

(i)         a monthly report, accompanied by an Officer’s Certificate of the Borrower substantially in the form of Exhibit S (Form of Monthly Certificate), which report shall include a reconciliation statement (which may be presented via a management ledger) that sets forth any expenditure for any line item in the O&M Budget in excess of such line item and any reallocation from one line item to another in the O&M Budget and such other matters as DOE may request; and

(ii)        prior to the Commercial Operation Date, a Construction Progress Report, substantially in the form of Exhibit V (Monthly Construction Progress Report), which shall include updates to the progress against the then-applicable Integrated Project Schedule and the Mine Plan.

(e)          Environmental Reports.

(i)          (A) Prior to the Project Completion Date, within twenty (20) Business Days after each of March 31, June 30, September 30 and December 31 of each Fiscal Year; and (B) from and after the Project Completion Date, within twenty (20) Business Days after June 30 and December 31 of each Fiscal Year, the Borrower shall deliver to DOE a report regarding environmental matters relating to the Project during the applicable reporting period in form and substance satisfactory to DOE acting reasonably, which report shall: (I) summarize: (1) the Project’s compliance with applicable Environmental Laws and the environmental requirements set forth in this Agreement during such reporting period, including all Required Approvals (including for the avoidance of doubt any Required Approvals related to water rights) and their associated reporting requirements under applicable Environmental Laws for construction and operation of the Project; (2) any material changes to the Project that may require additional review pursuant to NEPA; (3) any Environmental Claims; (4) any actual or alleged violations of Environmental Laws identified in writing by any Governmental Authority or other third party and any remedial or other action taken with respect thereto; and (5) to the extent not included in the foregoing, any reporting performed in connection with or as a result of any consultation with Native American Tribes or any environmental reporting made to the BLM; and (II) contain, or be supplemented with, any information reasonably requested by DOE. The reports completed for the reporting period ending on December 31 of each Fiscal Year shall include section specific to the reporting period, including an annual summary of all the reports completed for the Fiscal Year.

(ii)        Not less frequently than once each Fiscal Year, the Borrower shall conduct, or cause the Operator to conduct, a Safety Audit of the Project in a manner satisfactory to DOE. Each such Safety Audit shall result in the preparation of a written Safety Report with respect thereto which shall be delivered to DOE within twenty (20) Business Days of December 31 of each Fiscal Year following the Execution Date. The Borrower shall provide for the prompt correction of any deficiencies identified in such Safety Report and for the operation and maintenance of the Project. Each such Safety Audit shall focus on the Project’s compliance with the regulations implementing the Occupational Safety and Health Act and address the following general occupational health and safety compliance items: (A) management commitment and employee involvement; (B) worksite analysis; (C) hazard prevention and control; (D) training for employees, supervisors and managers; (E) incident reporting; and (F) information posting.

Section 8.03        Notices. Promptly, but in any event within five (5) Business Days, after any Borrower Entity obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, written notice of the following items:

(a)         any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;

(b)          the occurrence of any Mandatory Prepayment Event;

(c)         any management letter or other material communications received by any Borrower Entity from such Borrower Entity’s Accountant in relation to its financial, accounting and other systems, management or accounts or the Project;

(d)        any event or change in circumstance that impacts, or reasonably could impact, the then-current Base Case Financial Model, including any calculation or assumption set out therein, together with a proposed update to such Base Case Financial Model; provided, that such proposed update shall be agreed and approved by DOE in accordance with Section 5.03(k) (Base Case Financial Model);

(e)          any change to the board of directors of any Borrower Entity;

(f)        any rejected shipment of or warranty claims for Products from the Project to the extent that the negotiation of a resolution of such rejected shipment or warranty claims has not been achieved under such Project Document within thirty (30) days;

(g)          any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent caused by:

(i)          any breach or non-performance of, or any default under, a Contractual Obligation of any Borrower Entity;

(ii)          any dispute, litigation, investigation, proceeding or suspension between any Borrower Entity and any Governmental Authority;

(iii)      the commencement of, or any material development in, any litigation or proceeding affecting any Borrower Entity, including pursuant to any applicable Environmental Laws and notice requirements for publicly-traded companies; or

(iv)        any actual or proposed termination, rescission, discharge (in each case, other than by performance), amendment, supplement, modification, waiver or indulgence or breach of any Project Document, any Governmental Approval or any Required Approval;

(h)          not less than twelve (12) months prior to expiration or anticipated termination of any Offtake Agreement required for the Borrower to maintain the Lithium Minimum Offtake Amount, other than by its terms, notification of such expiration or termination, together with a written plan for replacement of such Offtake Agreement and revenues generated thereunder;

(i)          the occurrence of any ERISA Event;

(j)          any written formal or informal material environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority or other Persons to the Borrower, including any notices of violations or determinations of violations of Environmental Law identified in writing by such Governmental Authority or other Persons and/or Project Mining Claims together with a report setting out remedial action or proposed remedial action taken with respect thereto;

(k)        any accident or event related to the Project having a material and adverse impact on the environment or on human health (including any such accident resulting in serious injury or the loss of life), including any discovery of the presence of any Hazardous Substances at the Project Site, or Release or threatened Release on, under, at or through the Project Site required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Law;

(l)         any Adverse Proceeding pending or threatened in writing (to the Borrower’s Knowledge) against or affecting any Borrower Entity, any of their respective property or any other third party that could reasonably be expected to impact the Project:

(i)          that could reasonably be expected to have a Material Adverse Effect;

(ii)          that seeks damages in excess of [***];

(iii)        that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(iv)       that arises in respect of any Indebtedness that, in each case, has an aggregate principal amount of, in the case of: (A) the Borrower or any other Borrower Entity that is not a Sponsor, at least [***] (B) ioneer Sponsor or any other Borrower Entity that is not [***] or the Borrower, [***]; (C)  [***]; or (D) any Acceptable Sponsor, as set out in the Sponsor Accession Agreement;

(v)          where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity or its Affiliates; or

(vi)        if related to the Project, where any Governmental Authority alleges any criminal misconduct by any relevant Person, and any material developments with respect to any of the foregoing;

(m)        any actual or proposed termination (other than by its terms), rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or breach of any Major Project Document or any Required Approval;

(n)        any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;

(o)          the occurrence of any Emergency; and

(p)          the achievement of each Project Milestone in accordance with the Integrated Project Schedule and the Mine Plan; provided, that if the Borrower is unable to deliver such notice due to the failure to achieve a Project Milestone, the Borrower shall deliver, no later than thirty (30) calendar days from the date of such scheduled Project Milestone, a remediation plan setting forth proposed steps to be taken by the Borrower Entities to achieve such Project Milestone in a manner acceptable to DOE and periodically thereafter, the Borrower shall deliver reports setting out the Borrower’s execution of the remediation plan and compliance with the terms thereof, provided, that in the event of a conflict between this clause (p) and the Integrated Project Schedule, the latter shall govern.

Section 8.04         Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, the following items:

(a)          Major Project Documents. Without limiting Article IX (Negative Covenants), as soon as available, but in no event later than ten (10) Business Days after the execution thereof the Borrower shall furnish copies of any Major Project Document obtained or entered into by the Borrower after the Execution Date, and with respect to any Major Project Document, unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy:

(i)          a customary legal opinion (addressed to the Secured Parties) from external counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, in form and substance satisfactory to DOE; and

(ii)         a fully executed Direct Agreement with the Major Project Participant thereunder, in form and substance satisfactory to DOE and the Collateral Agent and subject only to countersignature by the Collateral Agent.

(b)        Additional Audit Reports. As soon as available, but, in any event, within thirty (30) Business Days after the receipt thereof by the Borrower, copies of all other material annual or interim reports submitted to the Borrower by the Borrower’s Accountant.

(c)          Information Pertaining to Banks Providing Acceptable Letters of Credit. As soon as available, but, in any event, no later than one (1) Business Day after the Borrower obtains Knowledge of any adverse change in the credit rating of any bank issuing any Acceptable Letter of Credit delivered pursuant to any Financing Document.

(d)          Other Information. Promptly upon request, such other information or documents as DOE reasonably requests.

Section 8.05        Adverse Proceedings; Defense of Claims. The Borrower shall provide DOE with rights to review, with appropriate restrictions to protect against the waiver of any relevant privileges, including any attorney-client privilege, controlled by the Borrower, drafts of any submissions that the Borrower has prepared for filing in any court or with any regulatory body in connection with proceedings to which the Borrower is or is seeking to become a party; provided, that this obligation shall not apply to any such proceedings between the Borrower and any Secured Party.

ARTICLE IX

NEGATIVE COVENANTS

The Borrower hereby agrees that until the Release Date:

Section 9.01        Restrictions on Operations.

(a)          Ordinary Course of Conduct; No Other Business. The Borrower shall not:

(i)          engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation and maintenance of the Project and activities directly related thereto in accordance with and as contemplated by the Transaction Documents and incidental thereto;

(ii)          undertake any action that could reasonably be expected to lead to a material change to the nature of its business or the nature or scope of the Project (including any expansion thereof);

(iii)         change its name or take any other action that might adversely affect the Liens created by the Security Documents; or

(iv)         fail to maintain its existence and its right to carry on its business.

(b)          Other Transactions. The Borrower shall not, directly or indirectly:

(i)         enter into any contracts or other agreements providing it with material rights against, or material obligations toward, any Person, other than in connection with, and in furtherance of, the Project;

(ii)        enter into any royalty instrument, stream, offtake or hybrid instrument in relation to the production of minerals from the Project, other than the Offtake Agreements;

(iii)        enter into any Additional Project Documents without the prior written consent of DOE, except as expressly permitted in accordance with Section 7.16 (Offtake Agreements) or a Replacement Contract to the extent the Replacement Contract Conditions are satisfied;

(iv)       enter into any transaction or series of related transactions with any Person (including any Affiliate) other than: (A) in the Ordinary Course of Business and on an arm’s-length basis, including Project Documents with Major Project Participants that are Affiliates of Borrower Entities; or (B) which are otherwise permitted pursuant to the Financing Documents; or

(v)         establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby the Borrower could reasonably be expected to pay more than the fair market value for products or services of others.

(c)          Commissions. The Borrower shall not pay:

(i)          any commission or fee to any Borrower Entity for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by the Borrower in connection with the Project (other than as set forth in clause (ii) below); or

(ii)         any fee to any Borrower Entity with respect to or in connection with the development, construction, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees; provided, that this provision shall not preclude the Borrower from paying salaries and bonuses to its employees consistent with the Integrated Project Schedule, and then-applicable Construction Budget or O&M Budget, as the case may be.

(d)          Compromise or Settlement of Disputes. The Borrower shall not agree or otherwise consent to settle or compromise:

(i)          any single Adverse Proceeding in excess of [***]; or

(ii)          any material dispute under any Major Project Document,

in each case, without the prior written consent of DOE.

(e)          Accounts. The Borrower shall not establish or maintain any bank accounts other than the Project Accounts, the Local Accounts and the Distribution Account.

(f)          Local Accounts. The Borrower shall not, without DOE’s prior consent, deposit, or permit to be deposited, any amounts into any Local Account until a Control Agreement with respect to such Local Account is in full force and effect and the Borrower has delivered legal opinions, in form and substance acceptable to DOE and the Collateral Agent, with respect to such Control Agreement.

(g)        Assignment. Other than the assignment of the Project Documents and Governmental Approvals to the Collateral Agent as security for the benefit of the Secured Parties, the Borrower shall not assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals to any Person.

(h)          Powers of Attorney. The Borrower shall not grant any power of attorney or similar power to any Person, except:

(i)          to its officers, directors or employees in the Ordinary Course of Business; or

(ii)          in connection with Permitted Liens granted to the Secured Parties.

Section 9.02       Liens. The Borrower shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 9.03         Merger; Disposition; Transfer. The Borrower shall not, and shall not agree to:

(a)          enter into any transaction of merger or consolidation;

(b)        carry out any Disposition of all or any part of its ownership interests in the Project or any other part of its business or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired other than Permitted Dispositions;

(c)        acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory, property, services or materials or spare parts or Capital Expenditures, either: (i) in the Ordinary Course of Business in accordance with the applicable Construction Budget or O&M Budget; or (ii) constituting Emergency Operating Costs as required in connection with an Emergency; or (iii) in accordance with the Real Property Documents for the lease, option to purchase or purchase of Real Property owned by third parties; or

(d)          transfer or release (other than as permitted by clause (b) above) the Collateral, or other similar actions.

Section 9.04      Restricted Payments. The Borrower shall not, and shall not agree to, directly or indirectly: (i) reduce its Share Capital (other than as required by the Designated Standards); (ii) declare or make or authorize any dividend or any other payment or distribution of cash or property to any Equity Owner on account of any Equity Interests of the Borrower; (iii) redeem, retire, purchase or otherwise acquire any of the Equity Interests of the Borrower; (iv) make any payment with respect to principal or interest on or purchase, redeem, retire or defease any Indebtedness owed to or for the benefit of any Affiliate of the Borrower; (v) make any other payment (including with respect to any development, management or operation fee) to any Affiliate of the Borrower except for payments pursuant to any Major Project Document that exists on the Execution Date (or is a Replacement Contract of such Major Project Document, to the extent the Replacement Contract Conditions are satisfied) or is entered into with the consent of DOE; or (vi) set aside any funds for any of the foregoing, excluding, in each of clauses (i) to (vi) and solely on the date of the first Advance, the Equity Refund (collectively, the “Restricted Payments”), unless such Restricted Payment is made solely with available funds standing to the credit of the Restricted Payment Account after transfer thereto from the Restricted Payment Suspense Account following satisfaction of each of the following conditions to such transfer (the “Restricted Payment Conditions”):

(b)          the Project Completion Date shall have occurred;

(c)         (i) such transfer shall be made not more than thirty (30) days after a Payment Date; and (ii) no other such transfer shall have been made during such thirty (30)-day period;

(d)          no Default or Event of Default exists or would exist prior to or after giving effect to any such transfer;

(e)         (i) all amounts standing to the credit of each Reserve Accounts shall be equal or exceed the amount, if any, then-required in accordance with the Accounts Agreement, both before and after given effect to such transfer; and (ii) the Operating Account shall have been fully funded in an amount not less than the Minimum Liquidity Requirement;

(f)          as of the immediately preceding Calculation Date: (i) the Historical Debt Service Coverage Ratio shall be at least [***]; and (ii) the Projected Debt Service Coverage Ratio shall be at least [***];

(g)          no Offtake Agreement shall be scheduled or anticipated to be terminated or expire within the six (6)-month period following the most recent Payment Date, which termination or expiration could result in the Borrower’s failure to maintain the Lithium Minimum Offtake Amount on a pro forma basis;

(h)          such transfer is made in accordance with the Accounts Agreement; and

(i)          in connection with such transfer, no earlier than twenty (20) Business Days and no later than fifteen (15) Business Days prior to the making of such transfer, a Responsible Officer of the Borrower shall have delivered a certificate (which certificate shall be brought down and dated as of such transfer date) in the form set out as Exhibit T (Form of Restricted Payment Certificate) certifying, among other things, that: (i) the satisfaction of all conditions in this Section 9.04 (Restricted Payments) with respect to the proposed Restricted Payment; and (ii) setting out in reasonable detail (and certifying the accuracy of) the calculations for computing the ratios in clause (e) above and stating that such calculations were made by the Borrower in good faith and were based on reasonable assumptions that are customary for similar transactions.

Section 9.05      Use of Proceeds. The Borrower shall not use the proceeds of any Advance for any purpose other than as specified in Section 2.04(d) (Disbursement of Proceeds).

Section 9.06       Organizational Documents; Fiscal Year; Account Policies; Reporting Practices. The Borrower shall not, except with the prior written consent of DOE, amend or modify:

(a)          its Organizational Documents, except such amendments that would not have any Material Adverse Effect on the rights of the Secured Parties;

(b)          its Fiscal Year;

(c)          accounting policies or reporting practices other than as required by the Designated Standard; or

(d)          its legal form or its capital structure (including to provide for the issuance of any options, warrants or other rights with respect thereto).

Section 9.07      Amendment of and Notices under Transaction Documents. The Borrower shall not, except with the prior written consent of DOE, agree, directly or indirectly, to any material amendment, material modification, termination, material supplement of, or waive any right to consent to any material amendment, material modification, termination, material supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under:

(a)          any Major Project Document (except in the case of any Construction Contract, any change orders or other modifications that reflect or implement Approved Project Changes), the Integrated Project Schedule, the Construction Budget, the Mine Plan, the Sales and Marketing Plan or the O&M Budget;

(b)          any Offtake Agreement;

(c)         any Project Document (other than any Major Project Document), unless such amendment, modification, termination, supplement or waiver is an Approved Project Change or such amendment, modification, termination, supplement or waiver could not reasonably be expected to:

(i)          delay the occurrence of the Physical Completion Date beyond the Scheduled Physical Completion Date;

(ii)          delay the occurrence of the Project Completion Date beyond the Project Completion Longstop Date; or

(iii)         otherwise have a Material Adverse Effect; or

(d)          any Governmental Approval or other Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect,

provided, that:

(i)          notwithstanding clause (a) above, the Borrower may terminate any Project Document that is a Replaceable Contract to the extent the Borrower enters into a Replacement Contract, subject to satisfaction or waiver of the Replacement Contract Conditions, and upon such replacement, the Borrower shall be deemed to be in compliance with this Section 9.07 (Amendment of and Notices under Transaction Documents);

(ii)          notwithstanding clause (a) above, the Borrower may agree to Change Orders under any Construction Contract or Operating Contract that could not reasonably be expected to: (I) result in any modification to the Construction Budget, the Integrated Project Schedule or the Mine Plan, unless such Change Order is in connection with any Approved Project Change; (II) delay the occurrence of Project Completion beyond the Scheduled Project Completion Date; and (III) result in a Material Adverse Effect; provided, that in all such instances the Borrower gives DOE prior written notice of any such Change Order, together with a copy thereof;

(iii)      notwithstanding clause (a) above, the Borrower may certify, consent to or otherwise permit through a Change Order or otherwise, “Final Completion” (as defined in the Construction Contracts), or any equivalent term, to occur under the Construction Contracts;

(iv)        in no event may the Borrower enter into any agreement other than any Financing Document that would restrict its ability to amend or otherwise modify any of the Transaction Documents;

(v)          in no event may the Borrower give or withhold any material consent or approval, or exercise any option or take or decline to take any other material action under the provisions of the Major Project Documents other than actions permitted under this Section 9.07 (Amendment of and Notices under Transaction Documents), actions that are reasonably required to carry out the Project in accordance with the Integrated Project Schedule and the Mine Plan, and actions reasonably required to comply with the Borrower’s affirmative obligations under this Agreement, including under Sections 7.06 (Diligent Construction of Project; Approved Project Changes), 7.07 (Contractual Remedies), 7.09 (Performance of Obligations), 7.14 (Compliance with Program Requirements), 7.15 (Accounts; Cash Deposits), 7.16 (Offtake Agreements), 7.17 (Know Your Customer Information), 7.18 (Davis-Bacon Act), and 7.28 (Operating Plan; Operations); and

(vi)         in no event may the Borrower appoint any Person as the Operator other than the Sponsors.

Section 9.08        Approved Project Changes; Integrated Project Schedule; Budgets. The Borrower shall not:

(a)          except with the prior written consent of DOE or as otherwise required or permitted hereunder, change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (including consent to any plans) (each, a “Project Change”) of any provisions of the Integrated Project Schedule, the Equity Investment Plan, the Mine Plan, the Operating Plan, the Construction Budget, the O&M Budget, the Sales and Marketing Plan, the Business Continuity Plan, the Feedstock Supply Plan, the Logistics Plan, or the Base Case Financial Model, in each case that is then applicable;

(b)          make any alterations to the Processing Facility, including the installation of a lithium hydroxide circuit; and

(c)          other than with respect to the incurrence or payment of Emergency Operating Costs, incur or pay any Operating Costs that are not contemplated in a line item or category contained in the O&M Budget, unless: (i) such Operating Costs have been reallocated from a line item or category for which they are no longer needed, as approved in writing by DOE; and (ii) as of any Calculation Date, the aggregate amount of Operating Costs incurred as of such date does not exceed [***] of the aggregate amount of Operating Costs reflected in the O&M Budget.

Section 9.09         Hedging Agreements. The Borrower shall not enter into any Hedging Agreements.

Section 9.10       Margin Regulations. The Borrower shall not directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 9.11        Environmental Laws. The Borrower shall not undertake any action or Release any Hazardous Substances in violation of any Environmental Law and shall ensure that the Project shall be operated in compliance with all Environmental Laws and that the Project shall not be operated in any manner that would pose an unmitigated hazard to the public health or the environment.

Section 9.12        ERISA. The Borrower shall not, and shall cause its ERISA Affiliates not to:

(a)         take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(b)        allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or

(c)          fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 9.13        Investment Company Act. The Borrower shall not take any action that would result in the Borrower being required to register as an “investment company” under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 9.14        Sanctions. The Borrower shall not:

(a)          (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)); (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2; or (iii) otherwise become the target of any Sanctions;

(b)          directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person: (i) to fund any activities, dealings or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan); or

(c)         repay any portion of the Loan with any funds: (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person; or (ii) constituting the proceeds of a violation of any International Compliance Directive.

Section 9.15         Debarment Regulations.

(a)          Unless authorized by DOE, the Borrower shall not knowingly enter into any transactions in connection with the construction, operation or maintenance of the Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(b)          The Borrower shall not fail to comply with any and all Debarment Regulations in a manner that results in the Borrower being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.

Section 9.16         Prohibited Person. The Borrower shall not become (whether through a transfer or otherwise) a Prohibited Person.

Section 9.17         Restrictions on Indebtedness and Certain Capital Transactions.

(a)          Indebtedness. The Borrower shall not and shall not agree to, directly or indirectly:

(i)          incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Indebtedness; and

(ii)          without the prior written consent of DOE, incur any liabilities to third parties in order to sell (including pursuant to any contract) Product.

(b)          Capital Expenditures. The Borrower shall not make any Capital Expenditure in any year except for Permitted Capital Expenditures.

(c)          Investments. The Borrower shall not make any Investments except for Permitted Investments.

(d)         Leases. The Borrower shall not enter into any Lease of any property or equipment of any kind (including by sale-leaseback or otherwise), except for Permitted Leases in an amount not in excess of the amount budgeted therefor in the Construction Budget or the O&M Budget, as applicable.

(e)          Redemption or Issuance of Stock. The Borrower shall not:

(i)          redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by the Borrower with respect to its Equity Interests) or set aside any funds for any of the foregoing; and

(ii)         issue any Equity Interests to any other Person, other than issuance of Equity Interests to the Direct Parent to the extent permitted by the Financing Documents.

(f)          Subsidiaries. The Borrower shall not:

(i)          form or have any Subsidiaries;

(ii)          enter into any partnership or a joint venture;

(iii)         acquire any Equity Interests in or make any capital contribution to any other Person;

(iv)        enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person; or

(v)         enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the O&M Agreement.

Section 9.18         No Other Federal Funding. The Borrower shall not use any other Federal Funding to pay any Project Costs.

Section 9.19        Intellectual Property.

(a)          The Borrower shall not (and shall cause each Borrower Entity and, solely with respect to Project IP owned, developed or otherwise disclosed to a Major Project Participant by any Borrower Entity, each Major Project Participant to not) assign or otherwise transfer any right, title or interest in any Project IP:

(i)          to any Prohibited Person;

(ii)          without providing to the Secured Parties advance written notice of such assignment or transfer; and

(iii)         without requiring such assignee or transferee to:

(A)         comply with 7.02(g) (Source Code Escrow);

(B)        as applicable: (I) for all Project IP licensed to the Borrower under a Project IP Agreement, comply with the terms and conditions of such agreement granting to the Borrower a license to such Project IP; and (II) for all Project IP owned by the Borrower, grant to the Borrower the right to freely use and sublicense, for no additional consideration, rights in the Project IP to: (1) develop, design, engineer, procure, equip, construct, start up, commission, operate and maintain the Project; (2) achieve Project Completion; and (3) exercise its rights and perform its obligations under the Major Project Documents, as applicable at the relevant time;

(C)          demonstrate the technical experience and financial ability to maintain and develop the Project IP as required for the Project; and

(D)          grant to the Secured Parties the Secured Parties’ License, which license shall also be enforceable upon any bankruptcy or insolvency action involving such assignee or transferee.

Section 9.20        Program Requirements. The Borrower shall not take any action, or fail to take any action, that would cause:

(a)        the components manufactured by the Project to not be “advanced technology vehicles”/”qualifying components” (as defined in Section 611.2 of the Applicable Regulations); or

(b)          the Project not to be an Eligible Project.

Section 9.21         North Basin.

The Borrower shall not, without DOE’s prior consent:

(a)          conduct any activities or make any investments with respect to the North Basin;

(b)          process any ore from the North Basin;

(c)         directly or indirectly cause or allow the use, assignment or sale of any utilities related to the Project, including (i) Water Rights, (ii) sulfuric acid, and (iii) power, for the benefit of any asset related to the North Basin or otherwise not related to the Project, and the Borrower shall ensure that the sulfuric acid supply of the Project shall not be curtailed or limited as a consequence of the development or operation of the North Basin;

(d)          conduct any roadwork activities related to the North Basin or otherwise not for the benefit of the Project; or

(e)          use any equipment related to the Project as common equipment between the Project and the North Basin.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01       Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)          Borrower Failure to Make Payment Under Financing Documents. The Borrower shall fail to pay, in accordance with the terms of this Agreement, the Funding Agreements or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise):

(i)         any principal amount of the Advances or any interest otherwise due and payable in respect of the Loan or any Reimbursement Obligation on or before the date such amount is due; or

(ii)          any fee, charge or other amount due under any Financing Document on or before the date such amount is due,

and, in each case other than any amount due and payable in respect of the Loan at scheduled maturity, such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.

(b)         Sponsor Failure to Make Payment Under Financing Documents. Any Sponsor shall fail to pay, in accordance with the terms of this Agreement, or any other Financing Documents, any fee, charge or other amount due under any Financing Document on or before the date such amount is due and such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.

(c)         Misstatements; Omissions. Any representation or warranty confirmed or made in any Financing Document by or on behalf of any Borrower Entity or any Major Project Participant or in any certificate, Financial Statement or other document provided by or on behalf of any such Person to any Secured Party or any Secured Party Advisor in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made.

(d)          Borrower Entity Breaches Under the Financing Documents Without Cure Period.

(i)          The Borrower fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Sections 7.01 (Maintenance of Existence; Property; Etc.), 7.02 (Intellectual Property), 7.05 (Further Assurances; Creation and Perfection of Security Interests), 7.11 (Use of Proceeds), 7.14 (Compliance with Program Requirements), 7.15 (Accounts; Cash Deposits), 7.17 (Know Your Customer Information), 7.18 (Davis-Bacon Act), 7.19 (Lobbying Restriction), 7.20 (Cargo Preference Act), 7.23 (Historical Ratio), 7.24 (Public Announcements), 7.25 (Bankruptcy Remoteness), 7.26 (Prohibited Persons), 7.27 (International Compliance Directives), or this IX (Negative Covenants).

(ii)          Any Sponsor fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Sections 7.05 (Existence; Conduct of Business), 7.06 (Intellectual Property), 7.07 (Further Assurances; Creation and Perfection of Security Interests), 7.12 (Compliance with Program Requirements), 7.13 (Know Your Customer Information), 7.15 (Public Statements), 7.16 (Lobbying Restriction), 7.17 (Bankruptcy Remoteness), 7.18 (Prohibited Persons), 7.19 (International Compliance Directives), or Article III (Negative Covenants) of the Sponsor Support Agreement.

(iii)      Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in any Security Document.

(e)         Other Breaches Under Financing Documents. Any Borrower Entity or any Major Project Participant shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document to which it is a party (other than those described in clauses (a) to (d) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or if no cure period is specified, thirty (30) days following such failure; provided, that if such Person proceeds with all requisite diligence and in good faith to cure such Default, then, upon delivery by the Borrower of an Officer’s Certificate that: (i) certifies to the foregoing; (ii) provides a reasonably detailed description of such cure activities; and (iii) certifies that the outstanding Default does not have and could not reasonably be expected to have a Material Adverse Effect while such Person continues to cure such Default, then at the written approval of DOE the relevant cure period shall be extended to such date, not to exceed a total of an additional thirty (30) days after the end of the initial cure period and sixty (60) days from the original failure, as shall be necessary for such Person to cure such Default. Any Borrower Entity or any Major Project Participant shall have an additional thirty (30) day cure period upon the prior written approval of DOE if: (A) such Default does not have or would not reasonably be expected to have a Material Adverse Effect; (B) the condition or event giving rise to such Default is capable of being remedied, but by its nature cannot reasonably be remedied within such thirty (30)-day period; (C) the Borrower has commenced remedying such Default within such thirty (30)-day period and is proceeding diligently to cure such Default; and (D) such Default is actually remedied within sixty (60) days following such failure.

(f)          Breach or Default Under Major Project Documents.

(i)          Any Borrower Entity shall fail to perform or observe any covenant or any other term or obligation in any material respect under any Major Project Document to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure; provided, that if such Person proceeds with all requisite diligence and in good faith to cure such Default, then, upon delivery by the Borrower of an Officer’s Certificate that certifies to the foregoing, provides a reasonably detailed description of such cure activities, and certifies that the outstanding Default could not reasonably be expected to have an Material Adverse Effect while the Borrower continues to cure such Default, at the written approval of DOE, the relevant cure period shall be extended to such date, not to exceed a total of an additional thirty (30) days after the end of the initial cure period, as shall be necessary for such Person to cure such Default.

(ii)        Any Major Project Participant shall fail to perform or observe any material covenant or any other material term or obligation under any Major Project Document to which it is a party, and such breach or default: (A) would entitle the Borrower or applicable Borrower Entity that is party thereto to exercise contractual remedies under the applicable Major Project Document as a result thereof; and (B) shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days from the earlier of Borrower’s Knowledge or notice of such failure; provided, that if such Person proceeds with all requisite diligence and in good faith to cure such Default, then, upon delivery by the Borrower of an Officer’s Certificate that certifies to the foregoing, provides a reasonably detailed description of such cure activities, and certifies that the outstanding Default could not reasonably be expected to have an Material Adverse Effect while the Major Project Document continues to cure such Default, at the written approval of DOE, the relevant cure period shall be extended to such date, not to exceed a total of an additional thirty (30) days after the end of the initial cure period, as shall be necessary for such Person to cure such Default; provided, further, that in the case of a Replaceable Contract, no Event of Default shall occur under this clause (ii) to the extent that the Borrower has replaced such Replaceable Contract with a Replacement Contract in accordance with the Replacement Contract Conditions.

(g)          Borrower Default Under Other Indebtedness. Any Borrower Entity (with respect to each Sponsor, until the applicable Sponsor Obligation Expiration Date for such Sponsor) shall default in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which such Borrower Entity has outstanding at any time, any Indebtedness for Borrowed Money (other than the Loans and Permitted Subordinated Loans) in an amount in excess of: (i) in the case of the Borrower or any other Borrower Entity that is not a Sponsor, [***]; (ii) in the case of the ioneer Sponsor or any other Borrower Entity that is not [***] or the Borrower, [***]; (iii) in the case of [***]; and (iv) in the case of any Acceptable Sponsor, as set out in the Sponsor Accession Agreement, and, in each case, for a period beyond any applicable grace period, or any other default occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money.

(h)        Unenforceability, Termination, Repudiation or Transfer of Any Transaction Documents. Any Financing Document, any Major Project Document or any Project Documents (to the extent it is not a Major Project Document, solely to the extent that such event results in a Material Adverse Effect) at any time and for any reason:

(i)          is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement;

(ii)        except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated early by any party thereto prior to the repayment in full of all Secured Obligations (other than with the prior written consent of DOE); or

(iii)         is suspended or revoked,

provided, that, in each case, such Event of Default with respect to any Project Document that is a Replaceable Contract shall not be deemed to have occurred if such Project Document has been replaced with a Replacement Contract that satisfies the Replacement Contract Conditions within sixty (60) days of the occurrence of any of the events in clauses (i), (ii) or (iii) above.

(i)          Security Interests. Any of the Security Documents shall fail to provide the First Priority Lien, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Lien shall fail to have a First Priority Lien contemplated therefor in such Security Documents, or any such Security Document or First Priority Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of any Borrower Entity or any other Person party thereto (other than the Secured Parties).

(j)          Governmental Approvals and Required Approvals. Any Borrower Entity or any Major Project Participant shall fail to obtain, renew, maintain or comply in any material respect with any Required Approval or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect; or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval and such proceeding is not dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise separately result in an Event of Default hereunder.

(k)          Bankruptcy; Insolvency; Dissolution.

(i)          Involuntary Bankruptcy; Etc. The commencement of an Insolvency Proceeding against any Borrower Entity or any Major Project Participant and such proceeding continues undismissed for thirty (30) days; provided, that in the case of a Major Project Participant that is party to a Replaceable Contract, no Event of Default shall occur under this clause (i) to the extent that the Borrower has replaced such Major Project Participant with a Replacement Contractor in accordance with the Replacement Contract Conditions.

(ii)          Voluntary Bankruptcy; Etc. The institution by any Borrower Entity or any Major Project Participant of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing; provided, that in the case of a Major Project Participant that is party to a Replaceable Contract, no Event of Default shall occur under this clause (ii) to the extent that the Borrower has replaced such Major Project Participant with a Replacement Contractor in accordance with the Replacement Contract Conditions.

(iii)        Dissolution. The dissolution of any Borrower Entity or any Major Project Participant; provided, that in the case of any such Major Project Participant that is party to a Replaceable Contract, no Event of Default shall occur under this clause (iii) to the extent that the Borrower has replaced such Major Project Participant with a Replacement Contractor in accordance with the Replacement Contract Conditions.

(l)          Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Borrower Entity (with respect to each Sponsor, such until the applicable Sponsor Obligation Expiration Date for such Sponsor) which: (i) in the case of the Borrower or any other Borrower Entity that is not a Sponsor, is in excess of [***]; (ii) in the case of the ioneer Sponsor or any other Borrower Entity that is not [***] or the Borrower, is in excess of  [***]; (iii) in the case of [***]; and (iv) in the case of any Acceptable Sponsor, as set out in the Sponsor Accession Agreement, or, in any case, has or could reasonably be expected to have a Material Adverse Effect.

(m)       Judgments. One (1) or more Governmental Judgments shall be entered: (i) against any Borrower Entity (with respect to each Sponsor, such until the applicable Sponsor Obligation Expiration Date for such Sponsor) and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds: (A) in the case of the Borrower or any other Borrower Entity that is not a Sponsor, [***]; (B) in the case of the ioneer Sponsor or any other Borrower Entity that is not [***] or the Borrower, [***]; (C) in the case of [***]; and (D) in the case of any Acceptable Sponsor, as set out in the Sponsor Accession Agreement; or (ii) such Governmental Judgment is in the form of an injunction or similar form of relief that is not satisfied or discharged requiring suspension or abandonment of operation of the Project.

(n)          Construction and Operation. Any of the following occurs:

(i)          the Physical Completion Date shall have not occurred by the corresponding Physical Completion Longstop Date;

(ii)          the Project Completion Date shall have not occurred by the Project Completion Longstop Date;

(iii)      failure to produce and sell Boric Acid Product and Lithium Product in an amount equal to or greater than [***] of the respective amounts contemplated for each Fiscal Quarter in the Base Case Financial Model for a period of four (4) consecutive Fiscal Quarters; and

(iv)        the Borrower shall: (A) cease to have the right to possess or use the Project; (B) cease to have the right to possess or use any portion of the Project Site or any rights granted to it under any of the Project Documents; (C) cease to maintain Project Mining Claims; or (D) lose a material right of way, easement or other right of use or access to land necessary for the Project, which, in each case, shall continue unremedied for thirty (30) days from the earlier of the Borrower’s Knowledge or notice of such event.

(o)       Environmental Matters. (i) Any Adverse Proceeding alleging a material violation of any Environmental Law by any Borrower Entity or asserting any Environmental Claim against or affecting any Borrower Entity or the Project that could reasonably be expected to materially and adversely affect the Project is threatened in writing or instituted; or (ii) any Governmental Judgment imposing a penalty, monetary damages, investigation, removal or remediation requirements or restrictions of construction or operations of the Project is issued relating to any Release of Hazardous Substances, violation of Environmental Law, violation of the terms or conditions or any Required Approval, in each case, issued under any Environmental Law or restricting the use of any such Required Approval in any material respect, and such Adverse Proceeding or Governmental Judgment is not: (A) dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise separately result in an Event of Default hereunder; and (B) subject to a time limit of one hundred eighty (180) days, diligently contested or appealed by any Borrower Entity in accordance with Permitted Contest Conditions; provided, that to benefit from the cure periods described above, in either case, the Borrower shall have timely notified DOE of the relevant Adverse Proceeding or Governmental Judgment and consulted in good faith with DOE with respect to its intended response.

(p)         Event of Loss. All or substantially all of the Project is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance, or not repaired or restored with Net Loss Proceeds within any time periods required under 7.04 (Event of Loss).

(q)          Force Majeure. An Event of Force Majeure shall occur which impedes or otherwise impacts the construction or operation of the Project or the Collateral for a period of at least one hundred eighty (180) consecutive days.

(r)          Changes in Ownership. Any Change of Control occurs.

(s)          ERISA Events. An ERISA Event shall have occurred that, individually or when aggregated with any other then-existing ERISA Event, results in or could reasonably be expected to result in liability to any Borrower Entity or ERISA Affiliate that would reasonably be expected to have a Material Adverse Effect.

(t)          Certain Governmental Actions. Any Governmental Authority shall: (i) lawfully condemn or assume custody of all of the property or assets (or a substantial part thereof) of any Borrower Entity; or (ii) take lawful action to displace the management of, or the Equity Interests in, any Borrower Entity.

(u)          Abandonment or Suspension of Project.

(i)          Prior to the Project Completion Date, construction of the Project shall be suspended for a period of [***]or [***] in the aggregate;

(ii)         from and after the Project Completion Date ceases to operate for a period of [***]or [***] in the aggregate in any Fiscal Year, in each case, other than scheduled shutdowns or maintenance; or

(iii)        the Borrower shall abandon, or suspend, agree in writing to abandon or suspend, or make any public statements regarding its intention to abandon, or suspend, the Project, or take any action that could be deemed an “abandonment,” or “suspension”.

(v)          Compliance with International Compliance Directives and Anti-Money Laundering Laws. Subject to any applicable notice and cure periods set forth in 7.27 (International Compliance Directives):

(i)          the making of any Advances or the use of the proceeds thereof shall violate or cause any Person, including the lender, to violate any International Compliance Directives or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws; and

(ii)          any violation by any Borrower Entity or any Major Project Participant of any International Compliance Directives or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws.

(w)          Offtake Agreements.

(i)         The failure of the Borrower to have binding Lithium Offtake Agreements in full force and effect in an amount sufficient to achieve the Lithium Minimum Offtake Amount.

(ii)        The failure of the Borrower to renew or replace any Major Lithium Offtake Agreement with a binding Replacement Contract on terms and conditions acceptable to DOE no later than six (6) months prior to the stated expiration date of such Major Lithium Offtake Agreement.

(iii)       The failure of the Borrower to renew or replace any Major Boric Acid Offtake Agreement with a binding Replacement Contract on terms and conditions acceptable to DOE no later than six (6) months prior to the stated expiration date of such Major Boric Acid Offtake Agreement.

(x)          Project Inputs.

(i)          The failure of the Borrower to procure and maintain Feedstock in accordance with the Feedstock Supply Plan.

(ii)          The failure of the Borrower to maintain: (A) Project Mining Claims; or (B) the Water Rights, as applicable, then necessary for the status of Project.

(y)        Material Adverse Effect. Any event or condition that has had or could reasonably be expected to have a Material Adverse Effect shall occur and be continuing.

For the avoidance of doubt, each clause of this 10.01 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 10.02       Remedies; Waivers.

(a)          Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one (1) or more of the rights and remedies set forth below:

(i)        declare all or any portion of the indebtedness and obligations of every type or description owed by the Borrower to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii)         exercise any rights and remedies available under the Financing Documents, including DOE’s right to prevent access to or prevent the operation by the Borrower of the Project or any of the Collateral;

(iii)       take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of the Borrower under the Financing Documents;

(iv)         (A) refuse, and the Secured Parties shall not be obligated, to make any further Advances; and (B) reduce the Loan Commitment Amount to zero (0);

(v)          take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as Collateral for the repayment under the Financing Documents;

(vi)        set off and apply such amounts to the satisfaction of the Secured Obligations under all of the Financing Documents, including any moneys of the Borrower on deposit with any Secured Party; and/or

(vii)        without limiting or being limited by any of the foregoing, draw upon any Acceptable Letter of Credit issued pursuant to any Financing Document in accordance with its terms, and apply such funds to pay down the Secured Obligations.

(b)       Upon the occurrence of an Event of Default, with respect to the Borrower, referred to in 10.01(k) (Bankruptcy; Insolvency; Dissolution): (i) all Loan Commitment Amounts shall automatically be reduced to zero (0); and (ii) each Advance made under the Note, together with interest accrued thereon and all other amounts due under the Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

(c)         Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(d)          In order to entitle DOE to exercise any remedy reserved to DOE in this Agreement, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement or under any other Financing Document or under Applicable Law.

(e)         If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then and in every such case, subject, in each case, to any determination in such proceeding: (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

(f)          DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the Borrower. Any such waiver may be effected only in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

(g)          Upon the occurrence and during the continuation of any Default, the Borrower shall deliver no later than thirty (30) calendar days from the occurrence of such Default a remediation plan setting forth proposed steps to be taken by the Borrower Entities to cure such Default or otherwise address such Default in a manner acceptable to DOE and periodically thereafter, the Borrower shall deliver reports setting out the Borrower’s execution of the remediation plan and compliance with the terms thereof. The Borrower Entities shall make relevant company representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan.

(h)          Upon the occurrence and during the continuation of any Event of Default, in the event that the Borrower fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith and all amounts so paid by DOE shall become an additional Note Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.

Section 10.03      Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the Note shall be the Prepayment Price (as defined in and determined pursuant to the Note) under the Note.

ARTICLE XI

MISCELLANEOUS

Section 11.01      Waiver and Amendment.

(a)         No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b)         The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c)          Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE.

(d)         Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall be subject to the availability to DOE of funds appropriated by the U.S. Congress, or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost.

Section 11.02      Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of the Note or any portion of the Note shall promptly notify the Borrower after any such set-off and application made by it; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.03      Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the Funding Agreements.

Section 11.04      Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 11.04 (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; (d) if sent by facsimile or telecopy with transmission verified; or (e) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 11.04 (Notices). Any party hereto has the right to change its address for notice under this Agreement to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove. Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 11.05       Severability. In case any one (1) or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 11.06      Judgment Currency. The Borrower shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due to DOE or FFB hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between: (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order; and (b) the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 11.07       Indemnification.

(a)          In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of the Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys and agents (each, an “Indemnified Party”), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, the Term Sheet, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith; (iii) any Loan or the use or proposed use of the proceeds thereof; (iv) any actual or alleged presence or Release of Hazardous Substances, on, under or originating from any property owned, occupied or operated by the Borrower or any of its Affiliates in connection with the Project, or any environmental liability related in any way to the Borrower or any of its Affiliates and their respective currently or formerly owned, occupied, or operated properties arising out of or relating to the Project; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such clauses (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this 11.07 (Indemnification); provided, that the Borrower shall not have any obligation under this 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction). Any claims under this 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.

(b)          All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall: (i) be payable within the later to occur of: (A) fifteen (15) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party; and (B) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full; (ii) be added to the Secured Obligations; (iii) be secured by the Security Documents; and (iv) shall be immediately due and payable on demand. Each such Indemnified Party shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder, provided, that any failure to provide such notice shall not affect the Borrower’s obligations under this 11.07 (Indemnification).

(c)          Each Indemnified Party within ten (10) days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this 11.07 (Indemnification), shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.

(d)         To the extent that the undertaking in the preceding clauses of this 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this 11.07 (Indemnification)), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e)         The provisions of this 11.07 (Indemnification) shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f)          The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided, that such Indemnified Party shall have the right to retain its own counsel, at the Borrower’s expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the Borrower for purposes of this 11.07 (Indemnification).

(g)        Upon payment of any Indemnity Claim by the Borrower pursuant to this 11.07 (Indemnification), the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(h)         Notwithstanding any other provision of this 11.07 (Indemnification), the Borrower shall not be entitled to: (i) notice; (ii) participation in the defense of; (iii) consent rights with respect to any compromise or settlement; or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this 11.07 (Indemnification) with respect to any action, suit or proceeding against the Borrower or any Sponsor.

(i)          No Indemnified Party shall be obligated to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower or any other Borrower Entity under this Agreement.

Section 11.08      Limitation on Liability. Notwithstanding anything herein to the contrary, no claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, officers, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.09       Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(b)          The Borrower may not assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, as the case may be.

(c)         FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral in accordance with the provisions of the Funding Agreements; provided, that upon any such assignment of rights, benefits or obligations to any third party that is not the United States or any governmental agency or instrumentality thereof, FFB shall provide the Borrower with notice of such assignment; provided, further, that such assignee, by accepting the benefits of this Agreement and the Financing Documents: (i) hereby irrevocably designates and appoints DOE to act as its agent hereunder and under the Financing Documents; (ii) hereby irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Financing Documents; and (iii) hereby authorizes DOE to enter into all such amendments or modifications of any Financing Document on behalf of such assignee and or grant all waivers as are necessary or appropriate, as determined by DOE, under the Financing Documents (other than amendments to the Notes, which amendments shall also require the consent of such assignee); provided, further, that: (A) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be: (I) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Financing Document; or (II) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by the Borrower, any other Borrower Entity or any of their respective officers contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of the Borrower or any other Borrower Entity to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder; and (B) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this 11.09 (Successors and Assigns).

(d)        For purposes of compliance with Sections 163(f), 871(h)(2)(B)(i), 881(c)(2) of the Code, the Borrower shall maintain a register for the recordation of the names and addresses of each Person that acquires an interest in the Loan in accordance with the provisions of the Funding Agreements and the principal amount (and stated interest) of the Advances owing to each such Person pursuant to the terms of this Agreement from time to time (the “Register”). The Register shall be available for inspection by the Borrower and any Secured Party, at any reasonable time and from time to time upon reasonable prior notice.

Section 11.10      FFB Right to Sell Loan. If FFB has: (a) fully funded the Loan; or (b) partially funded the Loan and the Availability Period has expired, in each case, FFB shall have the right to sell all or any portion of the Note without the prior written consent of the Borrower, and upon any such sale, any reimbursement obligations of the Loan by DOE shall automatically terminate and be of no further force and effect. For any such sale prior to the end of the Availability Period until FFB has funded the Loan, the Borrower, DOE and FFB shall enter in agreements satisfactory to them in respect of FFB’s right to sell the Note and delegate its obligations under the Note Purchase Agreement.

Section 11.11     Further Assurances and Corrective Instruments. To the extent permitted by Applicable Law the Borrower shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to: (a) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (b) perfect and maintain the priority of the Secured Parties’ security interest in all Collateral; (c) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (d) otherwise carry out the purposes of the Transaction Documents.

Section 11.12      Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency, or bankruptcy, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.13       Governing Law; Waiver of Jury Trial.

(a)         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b)        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 11.14       Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:

(a)         submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of: (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and (iv) appellate courts from any of the foregoing;

(b)          consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees to irrevocably designate and appoint an agent satisfactory to DOE for service of process in New York under this Agreement and any other Financing Document governed by the laws of the State of New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and confirm receipt of, on its behalf, service of process in any such proceeding. The Borrower agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. The Borrower shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while the Borrower is obligated under this Agreement;

(d)          agrees that nothing herein shall: (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law; or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one (1) or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e)          agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

Section 11.15      Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

Section 11.16      Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in II (Funding), III (Payments; Prepayments), IV (Reimbursement and Other Payment Obligations), V (Conditions Precedent), VI (Representations and Warranties), this XI (Miscellaneous) and Sections 8.01 (Financial Statements), 8.02 (Reports), 8.03 (Notices), and 10.02 (Remedies; Waivers) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and the Note or the Note Purchase Agreement, as between FFB and the Borrower, the terms of the Note and the Note Purchase Agreement shall govern.

Section 11.17     Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 11.18       Counterparts; Electronic Signatures.

(a)         This Agreement may be executed in one (1) or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement. Each party hereto agrees to deliver a manually executed original promptly following such facsimile or electronic submission.

(b)          Delivery of an executed signature page of this Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature: (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.

Section 11.19      No Partnership; Etc. The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise. All obligations to pay Real Property expenses and Project Mining Claims expenses or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Borrower.

Section 11.20     Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.21      Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Secured Obligations.

Section 11.22       Release Date. Upon the Release Date, this Agreement shall terminate (other than those provisions that expressly survive such termination).

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

IONEER RHYOLITE RIDGE LLC,
a Delaware limited liability company,
as Borrower

By:	/s/ Chad Yeftich
Name:	Chad Yeftich
Title:	Vice President Corporate Development & External Affairs

[Signature Page to Loan Arrangement and Reimbursement Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the federal government of the United
States of America

By:	/s/ Herman Cortes
Name	Herman Cortes
Title:	Directors

[Signature Page to Loan Arrangement and Reimbursement Agreement]

ANNEX A

DEFINITIONS

“Acceptable Bank” means a bank or financial institution or branch office thereof in New York, New York organized under or licensed as a branch under the laws of the United States or any state thereof, which has a rating for its long-term unsecured and unguaranteed Indebtedness of “A-”/Stable outlook or higher by S&P or Fitch or A3 or higher by Moody’s, using the lowest rating of the aforementioned three (3) rating firms.

“Acceptable Delivery Method” means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:

(a)          transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code;

(b)          delivery of a manually executed original of such certificate, document or other item; or

(c)          such other delivery method as the Borrower and DOE shall mutually agree.

“Acceptable Insurer” means:

(a)          any insurance company or international reinsurance company: (i) authorized to do business in Nevada if required by law or regulation; and (ii) with a rating for its long-term unsecured and non-credit enhanced debt obligations of: (A) A- or higher by S&P or Fitch; (B) A2 or higher by Moody’s; (C) A- or better by AM Best’s Insurance Guide and Key Ratings and a financial size category of VII or higher; or (D) a comparable rating from an internationally recognized credit rating agency; or

(b)          any other insurance company acceptable to DOE.

“Acceptable Letter of Credit” means an unconditional, irrevocable standby letter of credit, in form and substance satisfactory to the Collateral Agent (acting on the instructions of DOE) issued by an Acceptable Bank, payable in New York in Dollars, substantially in the form of Exhibit B of the Sponsor Support Agreement or otherwise on terms satisfactory to DOE and meeting the following requirements:

(a)          the initial expiration date thereof shall be at least twelve (12) months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be at least twelve (12) months) unless, at least sixty (60) days prior to any such expiration, the issuer shall provide the Collateral Agent and DOE with a notice of non-renewal of such letter of credit;

Annex A - 1

(b)         upon receipt of any non-renewal notice, or ten (10) Business Days after the issuer ceases to be an Acceptable Bank, the Collateral Agent shall be entitled to draw the entire face amount of such letter of credit (unless the Collateral Agent shall have received a replacement Acceptable Letter of Credit in accordance with the terms of the relevant Financing Document(s) or amounts have been deposited in the applicable Project Account such that the amount on deposit therein, when aggregated with the face amount available to be drawn under any other applicable Acceptable Letter of Credit then outstanding is equal to or greater than the amount required to be on deposit in the relevant Project Account pursuant to the Financing Documents);

(c)          the Collateral Agent shall be named sole beneficiary under such letter of credit and entitled to draw amounts thereunder pursuant to its terms;

(d)          with respect to any Acceptable Letter of Credit delivered in connection with any Project Account, such letter of credit shall be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from such Project Account;

(e)         there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such letter of credit;

(f)          no agreement, instrument or document executed in connection with any Acceptable Letter of Credit shall: (i) obligate the Borrower or any Secured Party to make any reimbursement or any other payment to the issuer thereof or otherwise with respect to such Acceptable Letter of Credit; or (ii) provide the issuer thereof or any other Person with any claim, subrogation right or other right or remedy against or other recourse to the Borrower, any Secured Party or against any Collateral or other Property of any thereof, whether for costs of issuance or maintenance, reimbursement of amounts drawn under such Acceptable Letter of Credit or otherwise; and

(g)          such letter of credit shall be subject to International Standby Practices 1998, International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and in effect from time to time, and as to any matter not governed thereby, governed by and construed in accordance with the laws of the State of New York.

“Acceptable Sponsor” means a Person approved by DOE in accordance with 4.05 (Sponsor Accession) of the Sponsor Support Agreement.

“Account Bank” means Citibank, N.A., acting through its Agency and Trust business in its capacity as account bank, or any successor account bank appointed from to time to time pursuant to the Accounts Agreement.

“Accounts Agreement” means the Collateral Agency and Accounts Agreement entered into as of the Execution Date by and among the Borrower, the ioneer Sponsor, the Direct Parent, DOE, the Collateral Agent and the Account Bank.

“Additional Equity Contributions” has the meaning given to such term in the Sponsor Support Agreement.

Annex A - 2

“Additional Lithium Offtake Agreement” means any other sale, distribution or offtake agreement for the Lithium Products that is not a Major Lithium Offtake Agreement.

“Additional Lithium Offtaker” means any other counterparty that is not a Major Lithium Offtaker to a Lithium Offtake Agreement.

“Additional Project Document” means: (a) any contract entered into by the Borrower, subsequent to the First Advance Date, that is necessary for or material to the construction and operation of the Project under which the Borrower is reasonably expected to have aggregate obligations or liabilities in excess of [***] any twelve (12)-month period or the breach, non-performance, cancellation, or early termination of which could reasonably be expected to materially and adversely affect the Borrower or the Project or otherwise have a Material Adverse Effect; and (b) at all times, any Offtake Agreement.

“Administrative Fee” means an administrative fee equal to [***], to be paid by the Borrower to DOE on the Execution Date.

“Advance” means, an advance of funds by FFB to the Borrower (excluding for the avoidance of doubt, interest capitalized in accordance with 3.04(a) (Interest Amount and Interest Computations)) under the Note as may be requested by the Borrower from time to time during the Availability Period.

“Advance Date” means the date on which FFB makes any Advance to the Borrower.

“Advance Request” has the meaning given to such term in 2.03(a) (Advance Requests).

“Advance Request Approval Notice” means the written notice from DOE located at the end of an Advance Request advising FFB that such Advance Request has been approved by or on behalf of DOE.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.

“Affected Property” means any portion of the Project or the Collateral that is lost, destroyed, damaged or otherwise affected by an Event of Loss.

“Affiliate” means, as applied to any Person: (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family, and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power: (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” has the meaning given to such term in the Accounts Agreement.

Annex A - 3

“Agent Fees” has the meaning given to such term in the Accounts Agreement.

“Aggregate Capitalized Interest” means, as of any Requested Advance Date, the aggregate amount of interest that has been capitalized, and will be capitalized after given effect to the requested Advance, on all Advances then made to the Borrower under the Note outstanding (including, for the avoidance of doubt, such requested Advance) as determined in accordance with the Note.

“Agreed-Upon Procedures Report” means a report in substantially the form of the document titled “Agreed-Upon Procedures Report,” prepared by the Borrower’s Accountant, as such form may be revised from time to time by the Borrower and the Borrower’s Accountant with the consent of DOE, which consent shall not be unreasonably withheld.

“Agreement” has the meaning given to such term in the preamble hereto.

“Annual Certificate” has the meaning given to such term in 8.02(a)(i) (Annual Reports).

“Annual Reporting Date” has the meaning given to such term in 8.02(a)(i) (Annual Reports).

“Anti-Corruption Laws” means: (a) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended; and (b) any equivalent U.S. or foreign Applicable Law concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public and private sector.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, as in effect from time to time, including as of the date of this Agreement or as of any date hereafter.

“Applicable Regulations” means the final regulations located at 10 C.F.R. Part 611 and any other applicable regulations from time to time promulgated by DOE under Section 136.

“Approved Project Change” means:

(a)         any Project Change that: (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the reasons for such Project Change); and (ii) has received a written approval from DOE;

Annex A - 4

(b)          any allocation of Budgeted Contingencies to Project Costs set forth in the Construction Budget; and

(c)         Project Changes that are in the Ordinary Course of Business and do not exceed [***] individually, and [***] in the aggregate during any six (6)-month period.

“ATVM Program” means the Advanced Technology Vehicles Manufacturing Incentive Program authorized by Section 136 and administered by DOE.

“Authorized Transmitter” means, with respect to delivery of documentation: (a) by any Borrower Entity to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Sections 5.01(d) (Organizational Documents), 5.03(c) (Transaction Documents), 5.03(e) (Organizational Documents) and 5.04(h) (Independent Engineer’s Certificate), as applicable, delivered by such Borrower Entity to DOE prior to the Execution Date, as updated or modified, with the consent of DOE, from time to time; and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.

“Availability Period” means the period from the Execution Date to, and including, the earliest of:

(a)          the date that the Maximum Loan Amount is fully disbursed;

(b)          the Commercial Operation Date;

(c)          December 31, 2028; and

(d)          the date of termination of obligations to disburse any undisbursed amounts of the Loan following the occurrence of any Event of Default.

“Base Case Financial Model” means a mechanically sound financial model prepared by the Borrower in good faith, showing financial projections and underlying assumptions believed by the Borrower to be reasonable, in Excel form and otherwise in accordance with the Transaction Documents, that are set forth on a quarterly basis, for the period from December 15, 2021 to a date falling no sooner than December 15, 2052, which projections: (a) are consistent with the Construction Budget, the Integrated Project Schedule and the Mine Plan; and (b) designed to demonstrate, among other things, compliance with the Debt Sizing Parameters and all other financial covenants in the Financing Documents. References to “Base Case Financial Model” refer to the Original Base Case Financial Model, the Execution Date Base Case Financial Model, the First Advance Date Base Case Financial Model or any updated Base Case Financial Model approved by DOE in accordance with Section 8.02(a)(i)(B) (Annual Reports).

“Base Equity Commitment” has the meaning given to such term in the Sponsor Support Agreement.

“Base Equity Contribution” has the meaning given to such term in the Sponsor Support Agreement.

“BLM” means the Bureau of Land Management.

Annex A - 5

“BLM Financial Guarantee” has the meaning given to such term in 5.03(h)(ii) (Notices to Proceed).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Boric Acid Offtake Agreement” means each of:

(a)          each Major Boric Acid Offtake Agreement; and

(b)       each other sale, distribution or offtake agreement for the Boric Acid Products under an offtake agreement or other agreement pursuant to a sales and distribution platform.

“Boric Acid Product” means the processed boric acid.

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower Advance Date Certificate” means the form attached hereto as Exhibit B (Form of Borrower Advance Date Certificate).

“Borrower Entity” means each of:

(a)          the Borrower;

(b)          the Direct Parent;

(c)          each Sponsor;

(d)          the Intermediate Company; and

(e)          any Major Project Participant that is an Affiliate of any of the foregoing.

“Borrower Entity’s Accountant” means, with respect to: (a) each Borrower Entity (other than the Borrower or the Additional Sponsor), KPMG USA, Ernst & Young Global Limited or such other firm of independent certified public accountants of nationally or internationally recognized standing as may be appointed by such Borrower Entity from time to time with prior written notice to DOE; and (b) the Additional Sponsor, as set forth in the Sponsor Accession Agreement or such other firm of independent certified public accountants of nationally or internationally recognized standing as may be appointed by such Borrower Entity from time to time with prior written notice to DOE.

“Borrower Instruments” has the meaning given to such term in Section 3.2 (Borrower Instruments) of the Note Purchase Agreement.

“Borrower’s Accountant” means KPMG USA, Ernst & Young Global Limited or such other firm of independent certified public accountants of nationally or internationally recognized standing as may be appointed by the Borrower from time to time with prior written notice to DOE.

Annex A - 6

“Broker’s Letter of Undertaking” means each letter delivered or to be delivered by the Borrower’s insurance broker to DOE, substantially in the form set out in Annex A (Form of Broker’s Letter of Undertaking) to Schedule 7.03 (Required Insurance) or any other form acceptable to DOE.

“Budgeted Contingency” means the line item for “$ 218,180,935.00 Contingency” included in the Base Case Financial Model.

“Business Continuity Plan” means the plan delivered on or prior to the First Advance Date setting out a detailed plan of the Borrower’s systems and strategies in place to prevent or rapidly recover from a significant disruption to operations or other material events, to include such matters as: (a) succession plans for key management positions at the Borrower Entities; (b) resiliency and redundancy plans for information technology and intellectual property; and (c) emergency management plans and procedures.

“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

“Calculation Date” means the date that is the last day of each Fiscal Quarter of each Fiscal Year.

“Capital Expenditures” means all expenditures that are required to be capitalized in accordance with the Designated Standards.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property or equipment of such Person that would be required, in accordance with the Designated Standards, to be capitalized and accounted for as a capital or financing lease on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases.

“Cash Flow Available for Debt Service” means, for any period, the sum determined in accordance with the Borrower’s Designated Standard for such period of Operating Revenue (excluding non-cash items and extraordinary revenues, but including business interruption insurance received during such period for an event that occurred during such period) received during such period, minus: (a) cash operating and maintenance expenses; (b) increases in working capital; (c) Taxes paid with cash; (d) Capital Expenditures; and (e) required periodic decommissioning or restoration contributions paid or payable as required under the Financing Documents, provided, that solely for purposes of: (i) calculating the Projected Debt Service Coverage Ratio for purposes of clause (a) of the definition of Debt Sizing Parameters; and (ii) 5.04(d) (Projected Debt Service Coverage Ratio), Cash Flow Available for Debt Service shall include amounts funded (or projected to be funded pursuant to the Base Case Financial Model) in the Liquidity Reserve Account.

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“Cash Sweep Mandatory Prepayment” has the meaning given to such term in 3.05(c) (Mandatory Prepayments).

“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in the Note Purchase Agreement.

“CFIUS” has the meaning given to such term in 5.03(ii) (CFIUS).

“CFIUS Covered Transactions” has the meaning given to such term in 5.03(ii) (CFIUS).

“Change of Control” means:

(a)          any failure of the Sponsors to Control the Borrower or the Direct Parent;

(b)          (i) (A) prior to the Sponsor Accession Date (as defined in the Sponsor Support Agreement), any failure of the ioneer Sponsor to own and Control, directly or indirectly, one hundred percent (100%) (by both vote and value) of the voting and economic securities of any Borrower Entity (excluding the Sponsors); and (B) on and following the Sponsor Accession Date, until the Project Completion Date, any failure of: (I) the ioneer Sponsor and the Additional Sponsor (as defined in the Sponsor Support Agreement) to collectively own, directly or indirectly, one hundred percent (100%) (by both vote and value) of the voting and economic securities of any Borrower Entity (excluding the Sponsors); or (II) either the ioneer Sponsor or the Additional Sponsor to individually own, directly or indirectly, less than forty-five percent (45%) of the voting and economic securities of any Borrower Entity (excluding the Sponsors); and (ii) after the Project Completion Date, any failure of the Sponsors to own and control, directly or indirectly, sixty-six and two thirds percent (662/3%) (by both vote and value) of the voting and economic securities of any Borrower Entity (excluding the Sponsors), on terms and conditions to be agreed in the Financing Documents; provided, that the Sponsors may not transfer, or the cause the issuance of, any economic or voting securities in any other Borrower Entity to a Prohibited Person;

(c)         (i) prior to the Project Completion Date, any member of the board of directors of any Borrower Entity (other than the Sponsors) being nominated or appointed by any person other than the Sponsors, the Sponsors’ wholly-owned subsidiaries or board members nominated by the Sponsors; and (ii) after the Project Completion Date, the number of the board of directors of any Borrower Entity (other than the Sponsors) necessary for voting Control of such Borrower Entity being nominated or appointed by any person other than the Sponsors, the Sponsors’ wholly-owned subsidiaries or board members nominated by the Sponsors;

(d)          any failure of the Direct Parent to directly own one hundred percent (100%) (both by vote and value) of the Equity Interest of the Borrower;

(e)         as of the date a person (other than a Qualified Public Company or a person holding interests through a Qualified Investment Fund) first acquires direct or indirect ownership of ten percent (10%) or more of the voting or economic interests in the Borrower, such person is a Prohibited Person;

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(f)          if a Sponsor is not a Publicly Traded Company: (i) any event that results in that Sponsor being Controlled by any person or affiliated group of persons; or (ii) any failure of the ultimate beneficial owner of the Sponsor to own and Control, directly or indirectly, one hundred percent (100%) of the voting and economic securities of such Sponsor;

(g)          if a Sponsor is a Publicly Traded Company:

(h)          prior to the Sponsor Obligation Expiration Date, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any Employee Benefit Plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) achieving:

(A)         the ability or power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding Equity Interests of that Sponsor, special authority, contract, agency or in any other manner, and including all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:

(I)        exercise voting control over more than thirty-five percent (35%), on a fully diluted basis, of the voting interests in outstanding Equity Interests of that Sponsor, that can be exercised at the general meeting of equity holders of that Sponsor;

(II)         appoint or remove all or more than thirty-five percent (35%) of the members of the board of directors of that Sponsor;

(III)      Control any operating or financial policies of the Sponsors that are binding on the directors or equivalent personnel of that Sponsor; or

(IV)       direct the management or policies of that Sponsor; or

(B)         hold “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than thirty-five percent (35%) of that part of the issued capital of that Sponsor corresponding to ordinary shares or other Equity Interests having voting rights on a fully diluted basis; and

(ii)        after the Sponsor Obligation Expiration Date as it relates to each Sponsor, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any Employee Benefit Plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) achieving:

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(A)        the ability and power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding Equity Interests of that Sponsor, special authority, contract, agency or in any other manner, and including all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:

(I)         exercise voting control over more than fifty percent (50%), on a fully diluted basis, of the voting interests in outstanding capital stock or other Equity Interest of such Sponsors, that can be exercised at the general meeting of equity holders of the relevant Sponsor;

(II)         appoint or remove all or more than fifty percent (50%) of the members of the board of directors of the relevant Sponsor;

(III)       Control any operating or financial policies of the relevant Sponsor that are binding upon the directors or equivalent personnel of such Sponsor;

(IV)        direct the management or policies of the relevant Sponsor; or

(V)         the ownership of more than fifty percent (50%) of that part of the issued capital of the relevant Sponsor corresponding to ordinary shares or of other Equity Interests having voting rights; or

(i)          any Transfer (as defined in the Sponsor Support Agreement) of the Equity Interests in the Borrower Entities (excluding the Sponsors) by the Sponsors that is not a Permitted Equity Transfer (as defined in the Sponsor Support Agreement).

“Change Order” means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

“Closing Certificate” has the meaning given to such term in 5.01(e) (Execution Date Certificates).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means any right, title and interest in and to all real and personal Property (including all Water Rights, easements, leasehold and fee interests of the Borrower and the Sponsors and, to the extent legally permissible, all Project Mining Claims and rights to minerals legally extractable from the federal public lands within the Project Mining Claims) and all IP Collateral, in each case, which is subject, from time to time, to any Lien granted, or purported or intended to have been granted, pursuant to any Security Document.

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“Collateral Agent” means Citibank, N.A., acting through its Agency and Trust business in its capacity as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed from time to time pursuant to the Accounts Agreement.

“Commercial Operation Date” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Commercially Available Software” means any Software that: (a) has not been modified or customized for the Borrower; (b) is readily commercially available in object code form; and (c) is licensed under standard terms and conditions.

“Community Benefits Plan” means a plan substantially in the form described in Exhibit J (Form of Justice40 Annual Report and Community Benefits Plan).

“Compliance Certificate” has the meaning given to such term in 8.01(c) (Compliance Certificates).

“Comptroller General” means the Comptroller General of the United States.

“Conditional Commitment Letter” has the meaning given to such term in the recitals to this Agreement.

“Construction Budget” means a construction budget, substantially in the form of Exhibit G (Construction Budget) hereto, that: (a) sets forth, on a monthly basis in a level of detail, all Project Costs necessary to design, develop, construct and start-up the Project through Project Completion in accordance with the Project Milestones (including the amount of any Project Costs paid up to and including the date of such construction budget); and (b) specifies such Project Costs on a line item and aggregate basis, including: (i) the portions of any Project Costs that constitute Eligible Project Costs; and (ii) the amount of any Budgeted Contingencies.

“Construction Contract” means, each of:

(a)          the Engineering Contract;

(b)          the Construction Management Contract;

(c)          to the extent applicable, one (1) or more construction interface contracts executed by material contractors governing the interface of construction activities on the Project Site and corresponding risk/liability allocation; and

(d)        any other contracts, agreements and other documents, including all material sub-contracts and all related guarantees or other credit support instruments, necessary or appropriate for Project Construction, in each case, designated as a Construction Contract by DOE.

“Construction Contractor” means any party to any Construction Contract, excluding the Borrower.

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“Construction Management Contract” means a construction management agreement to be entered into between the Construction Management Contractor and the Borrower pursuant to which the Construction Management Contractor agrees to provide construction management services to the Borrower to coordinate all construction activities in accordance with the terms of the Construction Contracts, Required Approvals, Applicable Law and Prudent Industry Practice.

“Construction Management Contractor” means Fluor Corporation.

“Construction Progress Report” means a monthly summary construction report, certified by the Borrower and the Independent Engineer as correct and not misleading in any material respect, which shall include:

(a)          a detailed assessment of the Project’s performance in comparison with the Construction Budget, the Integrated Project Schedule and Mine Plan, in each case, then in effect for such period, including:

(i)          basic data relating to construction of the Project, including information regarding any incurred, or reasonably expected to be incurred, Cost Overruns;

(ii)          a description and explanation of any Event of Loss, Adverse Proceedings or other material disputes between the Borrower and any Person; and

(iii)         any material non-compliance with any Required Approval then in effect;

(b)        an updated Integrated Project Schedule, Mine Plan and an updated Construction Budget, reflecting any Approved Project Change (or certification that no changes or updates are then-required);

(c)        a statement that the Project is on schedule to achieve: (i) the Physical Completion Date by the Scheduled Physical Completion Date; and (ii) the Project Completion Date by the Scheduled Project Completion Longstop Date; and

(d)         a statement that the aggregate amount expended for each Punch List Item does not exceed the aggregate amount budgeted for such cost in the Construction Budget, except for Approved Project Change.

“Construction Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Contest Claim” means any Tax or any Lien or other claim or payment of any nature.

“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

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(a)          for the purchase, payment or discharge of any such primary obligation;

(b)          to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;

(c)          to advance or supply funds;

(d)         to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e)          to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f)          otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments), provided, that: (i) the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other entity (other than the Borrower but including, if applicable, the Sponsors or any other Borrower Entity) that is party to a DBA Covered Contract; it being understood that the foregoing exclusion of Borrower from the definition of Contract Party in no way affects the Borrower’s Davis-Bacon Act obligations as set forth in this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means the contribution agreement to be entered into between the Borrower and the Sponsors, in form and substance satisfactory to DOE.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have corresponding meanings.

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“Control Agreement” means an account control agreement, entered into by and among the Borrower, the Collateral Agent and the Local Account Bank in respect of the Local Accounts, in form and substance satisfactory to DOE and the Collateral Agent.

“Copyrights” means any and all: (a) copyright rights in any work subject to copyright laws of the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act) (in each case, whether registered or unregistered); (b) registrations and applications for registration of any such copyrights, including registrations, extensions, renewals recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office; and (c) other copyrights as defined in the IP Security Agreement (if applicable).

“Cost Overrun” means any actual aggregate costs and reasonable estimated and foreseeable costs of achieving Project Completion in excess of Project Costs set forth in the then-applicable Construction Budget (excluding any costs incurred and paid for prior to the start date of the Construction Budget and not counted towards the Base Equity Commitment or Funded Completion Support), including: (a) any Liquidated Damages payable by the Borrower under any Project Document; (b) any Debt Service and other costs and expenses under the Financing Documents; and (c) all other costs, expenses and liabilities incurred or expected to be incurred as a result of any delay in achieving Physical Completion by the Physical Completion Longstop Date or Project Completion by the Project Completion Longstop Date.

“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained for the Project, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that have been or will be transported by ocean vessel.

“Credit Subsidy Cost” means the “cost of a direct loan,” as defined in Section 502(5)(B) of FCRA.

“Currency of Denomination” has the meaning given to such term in 11.06 (Judgment Currency).

“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Process of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, and other similar sensitive information, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries, including (solely to the extent applicable) the Health Insurance Portability and Accountability Act (HIPAA), Section 5 of the Federal Trade Commission Act (15 U.S.C. § 45) and other consumer protection laws, the General Data Protection Regulation (EU) 2016/679 and any Applicable Laws implementing such regulation in any European Union Member State (GDPR), the California Consumer Privacy Act and its corresponding regulations (CCPA), the California Privacy Rights Act (CPRA), the Personal Information Protection and Electronic Documents Act (PIPEDA), and biometric data and genetic testing laws.

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“Davis-Bacon Act” or “DBA” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Requirements” the requirement that all laborers and mechanics employed by contractors or subcontractors during construction, alteration, or repair that is financed, in whole or in part, by the Loan shall be paid wages at rates not less than those prevailing on similar construction in the locality, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 C.F.R. 5.5, and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under 7.18 (Davis-Bacon Act) and the inclusion of the provisions in Exhibit I (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

“DBA Compliance Matter” means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

“DBA Compliance Matter Contractor” means the DBA Contract Party that is party to the Davis-Bacon Act Covered Contract giving rise to the DBA Compliance Matter.

“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than any Borrower Entity) that is party to a DBA Covered Contract.

“DBA Covered Contract” means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276a of the Davis-Bacon Act and 29 C.F.R. 5.2) of all or any portion of the Project.

“DBA Holdback Account” has the meaning given to such term in the Accounts Agreement.

“DBA Holdback Amount” means the sum of: (a) the aggregate amount of back wages determined from time to time by DOL, or any office thereof, as being due and payable to any employees of DBA Contract Parties as a result of any violation of the Davis-Bacon Act Requirements, whether or not such determination has become final, and which back wages have not been paid in full to such employees or determined by a final action of DOL to not be payable to such employees; and (b) any other amount otherwise required to be withheld in accordance with Section (2)(2)(i) of Exhibit I (Davis-Bacon Act Contract Provisions).

“Debarment Regulations” means all of the following: (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 – 9.409; and (b) the Government wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

“Debt Service” means, with respect to any period, the sum of: (a) principal, interest, fees and other amounts paid or to be paid under the Financing Documents; and (b) all other payments made or to be made with respect to other Indebtedness for Borrowed Money of the Borrower.

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“Debt Sizing Parameters” means the following conditions: (a) the minimum Projected Debt Service Coverage Ratio will not be less than [***] for each consecutive twelve (12)-month period ending on the last day of each Fiscal Quarter following the Project Completion Date up to (and including) the Payment Date immediately prior to the Maturity Date; (b) the principal amount of the Loan shall not exceed the Loan Commitment Amount; and (c) at no time shall the aggregate principal amount of the Loan be more than [***] of the Eligible Project Costs incurred and paid on or prior to the date of a requested Advance or reasonably anticipated to be paid within ninety (90) days after such Advance.

“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

“Delay Liquidated Damages” means any and all penalties, damages, indemnities, reimbursements or other compensation or proceeds paid to the Borrower by or on behalf of any Project Participant related to the delayed performance of any obligation or failure to meet required deadlines or longstop dates under any Project Document.

“Designated Standard” means:

(a)         with respect to the Borrower, GAAP or IFRS (provided, that unless such standards are GAAP, any Financial Statements prepared in accordance therewith shall include a reconciliation to GAAP, certified by the Borrower’s Accountant); and

(b)         with respect to any Person other than the Borrower, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

“Direct Agreement” means each direct agreement entered into between a Major Project Participant and the Collateral Agent in respect of each Major Project Document.

“Direct Parent” means Ioneer Rhyolite Ridge MidCo LLC, a company organized under the laws of Delaware.

“Disclosure Form to Report Lobbying” has the meaning given to such term in 5.01(r) (Lobbying Certification).

“Disposition” means, with respect to any property or assets, any single or series of related sales, transfers, conveyances, leases, licenses or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that the term “Disposition” shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.

“Distribution Account” has the meaning given to such term in the Accounts Agreement.

“DOE” has the meaning given to such term in the preamble hereto.

“DOE Default Charge” has the meaning given to such term in 4.01(c) (Reimbursement and Other Payment Obligations).

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“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by the Project (e.g., engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, the amounts that DOE determines are required to: (a) reimburse DOE’s additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a “modification” (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of the Secured Party Advisors to the extent not paid directly by on or behalf of the Borrower.

“DOL” means the United States Department of Labor.

“Dollars” or “USD” or “$” means the lawful currency of the United States.

“Drawstop Notice” has the meaning given to such term in 2.04(b)(i) (Issuance).

“EcoPro” means EcoPro Innovation Co., Ltd.

“EcoPro Lithium Offtake Contract” means that certain Offtake for Lithium Carbonate, dated June 31, 2021, between ioneer Sponsor and EcoPro, as novated from ioneer Sponsor to the Borrower on February 28, 2022, and as amended by that certain Amendment Letter dated June 14, 2022.

“EIS” has the meaning given to such term in 5.01(s) (NEPA).

“Electronic Format” means an unalterable electronic format (including Portable Document Format (.pdf) and email) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

“Electronic Payroll System” means any electronic certified payroll reporting software that is compliant with the certified payroll requirements outlined in 29 C.F.R. 5.5(a)(3)(ii).

“Electronic Signature” has the meaning given to such term in 11.18 (Counterparts; Electronic Signatures).

“Eligibility Effective Date” means December 15, 2021.

“Eligible Applicant” has the meaning given to such term in the Applicable Regulations.

“Eligible Project” has the meaning given to such term in the Applicable Regulations.

“Eligible Project Costs” means Project Costs that satisfy each of the following conditions: (a) DOE has determined the Project Costs to be “eligible costs” in accordance with Section 611.102(a) of the Applicable Regulations; (b) the Project Costs have not been paid and are not expected to be paid any time after the First Advance Date with: (i) any federal grants, assistance, or loans (excluding the Loan); or (ii) other funds guaranteed by the federal government of the United States; (c) the Project Costs are identified in the Construction Budget; (d) the Project Costs do not constitute Cost Overruns; and (e) the Project Costs were incurred after the Eligibility Effective Date.

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“Emergency” means an unforeseeable event, circumstance or condition (including as a result of an Event of Loss), that in the good faith judgment of the Borrower (and subsequently confirmed by the Independent Engineer, in its reasonable judgment and using information and facts that were available to the Borrower at the time that the applicable mitigation measures were implemented) necessitates the taking of immediate measures to prevent or mitigate: (a) a life threatening situation, safety, environmental or regulatory non-compliance concern, including breach of any Applicable Law; or (b) to prevent or mitigate an event or circumstance not known or reasonably foreseeable prior to the preparation of the O&M Budget.

“Emergency Operating Costs” means those amounts required to be expended in order to prevent or mitigate an Emergency; provided, that such expenditures are either: (a) payable under an insurance policy (in an aggregate amount not to exceed [***] in any twelve (12)-month period); (b) payable by insurance or a warranty provided under any Project Document (in an aggregate amount not to exceed [***] in any twelve (12)-month period); (c) in an amount that does not exceed [***] in any twelve (12)-month period; or (d) otherwise reasonably necessary to prevent or mitigate an emergency situation involving endangerment of life, human health, safety or the environment.

“Employee Benefit Plan” means, collectively: (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by the Borrower or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation; and (b) all Pension Plans.

“Engineering Contract” means that certain Sulphuric Acid Plant EP Agreement No. Con –RR – 2019 – 002, dated as of March 19, 2019, by and between Ioneer USA Corporation and the Engineering Contractor.

“Engineering Contractor” means AtkinsRéalis Group Inc. (formerly known as SNC Lavalin Constructors (Eastern) Inc.).

“Environmental Claim” means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, citations, directives, complaints, orders, notices of noncompliance or violation, investigations, or any other Adverse Proceedings alleging or potentially giving rise to any liability, obligation (including any obligation for abatement, clean-up, or any removal or remedial action or order) loss, damages (foreseeable and unforeseeable, including consequential and punitive damages) or penalties under or relating in any way to any Environmental Law or any Governmental Approval issued under any Environmental Law, including: (a) any and all Indemnity Claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (b) any and all Indemnity Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from actual, alleged, or threatened exposure to, or the Release or threatened Release of, Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any term or condition of any Governmental Approval issued under any Environmental Law, or arising from alleged injury or threat of injury to human health, safety or the environment.

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“Environmental Consultant” means such Person appointed from time to time by DOE to act as environmental consultant in connection with the Project.

“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning: (a) protection of human health or safety (as it relates to exposure to Hazardous Substances), the environment or natural resources; (b) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage or disposal of Hazardous Substances; or (c) noise, odor or vibration, in each case, as now or may at any time hereafter be in effect.

“Equipment Supplier” means any Person, satisfactory to DOE, acting in a capacity as Equipment Supplier under a Project Document.

“Equity Contribution” has the meaning given to such term in the Sponsor Support Agreement.

“Equity Contribution Account” has the meaning given to such term in the Accounts Agreement.

“Equity Document” means each of:

(a)          the Sponsor Support Agreement;

(b)          the Sponsor Accession Agreement;

(c)          each Acceptable Letter of Credit provided by or on behalf of the Sponsors pursuant to the Sponsor Support Agreement;

(d)          each other agreement between the Sponsors and DOE regarding the Borrower and the Project; and

(e)          each other agreement pursuant to which the Sponsors agree to any obligations, conditions, representations or covenants in relation to the Project.

“Equity Funding Commitment” has the meaning given to such term in the Sponsor Support Agreement.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and all rights (including voting rights), and interests with respect to or derived from such equity interest.

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“Equity Investment Plan” means the plan delivered to DOE prior to the First Advance Date pursuant to 5.03(n)(iii) (Implementation Plans) setting out the Sponsors’ strategy to raise equity funding to support the Equity Funding Commitment in the amounts and at the times required by the Construction Budget and the Base Case Financial Model, as such plan is updated by the Sponsor from time to time in accordance with this Agreement and the Sponsor Support Agreement, as applicable.

“Equity Owner” means, with respect to any Person, another Person holding Equity Interests in such first Person.

“Equity Pledge Agreement” means the Equity Pledge Agreement entered into as of the Execution Date between the Direct Parent and the Collateral Agent in respect of the Direct Parent’s Equity Interests in the Borrower.

“Equity Refund” means a payment by the Borrower to each Sponsor on the First Advance Date from the proceeds of the First Advance, in an amount not to exceed the Equity Refund Amount.

“Equity Refund Amount” means an amount, as determined by the Borrower and DOE in consultation with the Independent Engineer, equal to the aggregate amount of all Base Equity Contributions made by or on behalf of the Sponsors and applied towards payment of Project Costs by the Borrower prior to the First Advance Date in excess of the Base Equity Commitment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with a Borrower Entity under Section 414(b), (c), (m) or (o) of the Code; or (b) under common control with a Borrower Entity under Section 4001 of ERISA.

“ERISA Event” means:

(a)          a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event. Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this clause (a) regardless of the issuance of any waiver;

(b)         a withdrawal by any Borrower Entity or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

(c)        the withdrawal of any Borrower Entity or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Borrower Entity or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;

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(d)         the filing of a notice of intent to terminate any Pension Plan, or the treatment of a plan amendment as a termination, or the termination of any Pension Plan under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;

(e)          the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;

(f)         the imposition of liability on any Borrower Entity or ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g)          the failure by the Borrower or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;

(h)         an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(i)          the imposition of any liability under Title I or Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) upon any Borrower Entity or ERISA Affiliate;

(j)          an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;

(k)         the imposition of any Lien on any of the rights, properties or assets of any Borrower Entity or ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;

(l)          the making of any amendment to any Pension Plan that could directly result in the imposition of a Lien or the posting of a bond or other security;

(m)          the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);

(n)          the determination that an Employee Benefit Plan’s qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;

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(o)        a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(p)          the receipt by any Borrower Entity or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(q)          the occurrence of any Foreign Plan Event.

“Event of Default” has the meaning given to such term in 10.01 (Events of Default).

“Event of Force Majeure” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (but for which Governmental Approval the Borrower must be using commercially reasonable efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

“Event of Loss” means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of the Project or Collateral, or any other event that causes any portion of the Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Excess Advance Amount” means, on any date of determination with respect to any Advance under the Note, an amount equal to the total proceeds of such Advance that were: (a) applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute Eligible Project Costs relating to the Note for which such Advance was sought; or (b) not applied by the Borrower to pay Eligible Project Costs incurred and invoiced relating to the Note for which such Advance was sought.

“Excess Cash” has the meaning given to such term in Section 3.05(c)(i)(E) (Mandatory Prepayments).

“Excess Cash Account” has the meaning given to such term in the Accounts Agreement.

“Excess Cash Reserve Account” has the meaning given to such term in the Accounts Agreement.

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“Excess Loan Amount” means the amount by which the aggregate principal amount of all Advances made under the Note exceeds the Maximum Loan Amount, the Aggregate Capitalized Interest under the Note exceeds the Maximum Capitalized Interest Amount or the aggregate amount of Advances otherwise exceeds the Debt Sizing Parameters.

“Execution Date” means the date on which all of the conditions precedent set out in 5.01 (Conditions Precedent to the Execution Date) have been satisfied or waived and this Agreement is fully executed and delivered by all parties thereto.

“Execution Date Base Case Financial Model” has the meaning given to such term in 5.01(h)(ii) (Base Case Financial Model).

“Execution Date Conditions Precedent” has the meaning given to such term in 5.01 (Conditions Precedent to the Execution Date).

“Execution Date Required Approvals Schedule” means the schedule attached hereto as Schedule 5.01(i) (Required Approvals), as updated or otherwise supplemented pursuant to 6.07 (Required Approvals).

“Extraordinary Amount” means any cash or other amounts or receipts received by, on behalf of or on account of the Borrower or, to the extent received in connection with any claims initiated on behalf of the Borrower or the Project, any Borrower Entity, not in the Ordinary Course of Business, including: (a) indemnification payments; (b) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation; and (c) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding, in each case, minus any Taxes paid or payable and arising in connection therewith; provided, that, for the avoidance of doubt, Extraordinary Amounts shall not include Loss Proceeds or Liquidated Damages.

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program.

“Feedstock” means each of soda ash, hydrated lime, sulfur and fuel.

“Feedstock Supply Agreement” means each feedstock supply arrangement entered into by the Borrower and a feedstock supplier.

“Feedstock Supply Plan” means the plan delivered to DOE prior to the First Advance Date pursuant to 5.03(n)(ii) (Implementation Plans) setting out the Borrower’s strategy and approach for feedstock supply for the Project, as such plan is updated by the Borrower from time to time in accordance with this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

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“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of Treasury.

“Final Construction Completion Date” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Financial Advisor” means Deloitte Consulting LLP, or such other advisor appointed by DOE.

“Financial Officer” means, with respect to any Person, the chief financial officer, chief executive officer, treasurer or such other officer acceptable to DOE.

“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto and except in the case of the Historical Financial Statements, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

“Financing Document” means each of:

(a)          this Agreement;

(b)          each Funding Agreement;

(c)          each Equity Document;

(d)          each Security Document;

(e)          the Subordination Agreement;

(f)          each Acceptable Letter of Credit, if any, delivered pursuant to any Financing Document; and

(g)          each other certificate, document, instrument or agreement executed and delivered by any Borrower Entity for the benefit of any Secured Party in connection with any of the foregoing including, any accession agreement referred to in clause (f)(iv) of the definition of Permitted Equity Transfer in the Sponsor Support Agreement.

“Financing Document Amounts” means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than 4.01 (Reimbursement and Other Payment Obligations).

“First Advance” means the first Advance of the Loan occurring on the First Advance Date.

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“First Advance Date” means the date on which the first Advance of the Loan has been made in accordance with this Agreement.

“First Advance Date Base Case Financial Model” has the meaning given to such term in 5.03(k)(ii) (Base Case Financial Model).

“First Advance Date Certificate” has the meaning given to such term in 5.03(f) (First Advance Date Certificates).

“First Advance Date Required Approvals Schedule” means the schedule attached hereto as Schedule 5.01(i) (Required Approvals), as updated or otherwise supplemented pursuant to 6.07 (Required Approvals).

“First Advance Longstop Date” means December 31, 2027.

“First Interest Payment Date” means April 15, 2029.

“First Payment Date” means April 15, 2029.

“First Principal Payment Date” means April 15, 2029.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien:

(a)          has been validly created and perfected under all Applicable Law;

(b)          is the only Lien to which such Collateral is subject, other than any Permitted Lien; and

(c)          is the most senior Lien on such Collateral other than Permitted Liens.

“Fiscal Quarter” means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means, with respect to:

(a)          the Borrower, the period beginning on January 1 and ending on December 31; and

(b)          any other Person, such Person’s financial year.

“Fitch” means Fitch Ratings Ltd.

“FLPMA” means the Federal Land Policy and Management Act of 1976 as amended.

“Ford” means the Ford Motor Company.

“Ford Lithium Offtake Agreement” means that certain Lithium Carbonate Offtake Agreement, dated July 21, 2022, between the Borrower and Ford.

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“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan:

(a)          the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;

(b)          the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments;

(c)         the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan;

(d)          the incurrence of liability by the Borrower or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or

(e)         the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any Applicable Law.

“Form of Advance Request” has the meaning given to such term in 2.03(a) (Advance Requests).

“Funded Completion Support” has the meaning given to such term in the Sponsor Support Agreement.

“Funding Agreement” means each of:

(a)          the Program Financing Agreement;

(b)          the Note Purchase Agreement;

(c)          the Note;

(d)          the Secretary’s Affirmation; and

(e)          any other documents, certificates and instruments required in connection with the foregoing.

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“Funds Withdrawal/Transfer Certificate” has the meaning given to such term in the Accounts Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that is or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a)          to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b)          to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c)          to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d)          in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term “Guarantee” shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Hazardous Substance” means any toxic substances, chemicals, materials, pollutants or wastes defined, listed, classified or regulated as hazardous, toxic or a pollutant or contaminant, or for which standards of conduct are imposed by any Governmental Authority, under any applicable Environmental Laws, including: (a) any petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance of which the import, storage, transport, management, use, Release or disposal of, or exposure to, is prohibited, limited or otherwise regulated under any Environmental Law.

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“Hedging Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or hedging transaction.

“Historical Debt Service Coverage Ratio” means, as of any Calculation Date, the ratio of: (a) actual Cash Flow Available for Debt Service for the immediately preceding twelve (12)-month period; to (b) aggregate Debt Service payable during such period.

“Historical Financial Statements” means as of the Execution Date, the audited Financial Statements for the ioneer Sponsor ending on June 30, 2024 and the unaudited quarterly Financial Statements for the ioneer Sponsor for the Fiscal Quarter ending September 30, 2024.

“IC Violation Notice” has the meaning given to such term in 7.27 (International Compliance Directives).

“IFRS” means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

(a)          Indebtedness for Borrowed Money;

(b)          all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)          all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)         all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business and obligations in respect of the funding of plans under ERISA);

(e)          all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)          all Guarantees by such Person;

(g)          all Capital Lease Obligations of such Person;

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(h)        all obligations, contingent or otherwise (including Contingent Obligations), of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(i)          all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(j)          all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard,

provided, that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means, as to any Person, without duplication:

(a)          all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral:

(i)          in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility; or

(ii)          of any amounts payable under the Project Documents); or

(b)          the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Liability” has the meaning given to such term in 11.07 (Indemnification).

“Indemnified Party” has the meaning given to such term in 11.07 (Indemnification).

“Indemnity Claims” has the meaning given to such term in 11.07 (Indemnification).

“Independent Engineer” means Lummus Consultants International LLC, or such other Person appointed from time to time by DOE to act as independent engineer in connection with the Project.

“Initial Funded Completion Support” means [***].

“Insolvency Proceeding” means, with respect to any Person, any one (1) or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

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(a)          any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement or rehabilitation with respect to such Person;

(b)         any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of such Person;

(c)          any notification, resolution or petition for winding up or similar proceeding with respect to such Person; or

(d)          any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of such Person.

“Insurance Consultant” means or such Person appointed from time to time by DOE to act as insurance consultant in connection with the Project.

“Integrated Project Schedule” means an agreed schedule of construction and other milestones delivered to DOE prior to the First Advance Date pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan), including; (a) payment milestones, in accordance with the Construction Contracts, in scheduled chronological order that the Borrower will need to satisfy in order to achieve the Project Completion Date; (b) anticipated completion dates for each of the Project Milestones and the anticipated costs and expenses that the Borrower expects to incur in connection with, and upon the completion of, each of the Project Milestones; and (c) a P6 level 3 schedule for the development and construction of the Project.

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof:

(a)          Patents;

(b)          Trademarks;

(c)          Copyrights;

(d)          Software;

(e)          Trade Secrets;

(f)          domain names, registrations and Internet addresses and other computer identifiers;

(g)          design registrations, and rights in databases and data compilations; and

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(h)          all other intellectual property or industrial property rights and all rights corresponding thereto throughout the world.

“Intended Prepayment Date” means the date identified in the Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must: (a) be a Business Day; (b) be at least two (2) Business Days following a Payment Date; and (c) shall not be on the last day of any Fiscal Quarter.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Leases) net of total interest income of the Borrower on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent that such net costs are allocable to such period).

“Intermediate Company” means each of: (a) Ioneer Rhyolite Ridge Holdings LLC, a limited liability company organized and existing under the laws of the State of Delaware; and (b) any other Subsidiary of a Sponsor which Controls the Direct Parent.

“International Compliance Directives” means:

(a)          Anti-Corruption Laws; and

(b)          all Sanctions.

“Investment” means, for any Person:

(a)         the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person;

(b)         the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be deposited, advanced, lent or extended to, or guaranteed on behalf of, any other Person; and

(c)          the acquisition of any similar property, right or interest of or in any other Person.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“Investment Earnings” has the meaning given to such term in the Accounts Agreement.

“Investment Earnings” has the meaning given to such term in the Accounts Agreement.

“ioneer Sponsor” means ioneer Ltd, a corporation organized in Australia.

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“IP Collateral” means all: (a) existing and after-acquired rights, title and interests of the Borrower in or to Intellectual Property, including all of the Borrower’s rights, title and interests in or to the Project IP, the Project IP Agreements and other licensing agreements or similar arrangements in and to Patents, Copyrights, Trademarks (provided, that no United States intent to use trademark applications shall be deemed IP Collateral to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent to use trademark applications under applicable federal law), Trade Secrets or Software; (b) rights to sue or otherwise recover for past, present and future infringements or other violations of the foregoing; and (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for such infringements and other violations.

“IP Security Agreement” means:

(a)          each Intellectual Property Security Agreement (as defined in the Security Agreement) executed in accordance with the Security Agreement; and

(b)         each other intellectual property security agreement necessary or appropriate to create or perfect the First Priority Lien in the Intellectual Property owned by, or registered copyrights exclusively licensed to, the Borrower and applied for, registered or issued in the United States.

“Issuance Proceeds” means any proceeds from: (a) any incurrence or issuance of any Indebtedness (other than Permitted Indebtedness); and (b) any issuance or granting of Equity Interests of the Borrower (except as expressly contemplated by the Sponsor Support Agreement).

“IT Systems” has the meaning given to such term in 6.40 (Information Technology; Cyber Security).

“Judgment Currency” has the meaning given to such term in 11.06 (Judgment Currency).

“Justice40 Implementation Plan” means a plan that considers each of the elements set forth in Section (V)(B) of the Justice40 Initiative Guidance and contemplates a stakeholder engagement process satisfying the terms described in Section (VI) of the Justice40 Initiative Guidance, as set forth in Exhibit J (Form of Justice40 Annual Report and Community Benefits Plan).

“Justice40 Initiative Guidance” means that certain General Guidance for Justice40 Implementation by DOE to the Justice40 Initiative established pursuant to Executive Order 14008, Tackling the Climate Crisis at Home and Abroad, issued on January 27, 2021, as amended, modified or supplemented from time to time.

“Knowledge” means, with respect to:

(a)        any Borrower Entity, the actual knowledge of any Principal Persons of such Borrower Entity or any knowledge that should have been obtained by any Principal Person of such Borrower Entity upon reasonable investigation and inquiry; and

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(b)         any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.

“KYC Parties” has the meaning given to such term in 5.03(b)(ii) (KYC Requirements).

“Late Charge” has the meaning given to such term in the Note.

“Late Charge Rate” has the meaning given to such term in the Note.

“Lease” means any agreement that is required to be characterized as an operating lease in the Designated Standards.

“Leased Mining Claims” means any unpatented mining claims and millsite claims leased by the Borrower, as described in Schedule 6.15(c) (Project Mining Claims), and any amendments, relocations, patents or interests to which such unpatented mining claims are converted under Applicable Law, subject in all cases to the paramount title of the United States of America.

“Lender Force Majeure Event” means any act, event or circumstance that is beyond the control of any Secured Party or such party’s respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or facsimile or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Secured Party’s office or any other similar event.

“Lien” means, with respect to any asset:

(a)          any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, license, charge or security interest in, on or of such asset;

(b)         the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c)          in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidated Damages” means collectively: (a) Delay Liquidated Damages; and (b) Performance Liquidated Damages.

“Lithium Minimum Offtake Amount” means an aggregate amount of at least eighteen (18) kilotons per annum of contracted offtake for Lithium Products produced in accordance with the Major Lithium Offtake Agreements.

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“Lithium Offtake Agreement” means each of:

(a)          each Additional Lithium Offtake Agreement; and

(b)          each Major Lithium Offtake Agreement.

“Lithium Offtaker” means each of: (a) each Major Lithium Offtaker; and (b) each Additional Lithium Offtaker.

“Lithium Product” means the processed lithium carbonate.

“Loan” has the meaning given to such term in 2.01 (Loan).

“Loan Commitment Amount” has the meaning given to “Maximum Principal Amount” in the Note, as such amount may be adjusted from time to time in accordance with this Agreement.

“Local Account” has the meaning given to such term in the Accounts Agreement.

“Logistics Consultant” means Lummus, or such other Person appointed from time to time by DOE to act as logistics consultant in connection with the Project.

“Logistics Plan” means a Project logistics plan for successful completion of the Project delivered on or prior to the First Advance Date.

“Loss Account” has the meaning given to such term in the Accounts Agreement.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption or delay in start-up insurance and proceeds covering liability of the Borrower to third parties) resulting from an Event of Loss.

“Loss Proceeds Account” has the meaning given to such term in the Accounts Agreement.

“Maintenance Plan” means a summary of the Project’s major maintenance schedule to the end of the then-current long-term major maintenance cycle (and related scheduled outages) that describes:

(a)          the routine, preventative and predictive maintenance activities or practices for all major equipment or systems, including the expected intervals or frequency and duration for the maintenance activities as demonstrated in a schedule showing the expected outages and their duration over the subsequent ten (10) years;

(b)        the Borrower’s fair and good faith reasonable estimates of any Capital Expenditures during such maintenance cycle, or that are otherwise expected to be incurred in the succeeding ten (10) years; and

(c)          the envisioned effect of any contemplated major maintenance activities or Capital Expenditures on the Project’s operations, which shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with 8.02(a) (Annual Reports).

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“Major Boric Acid Offtake Agreement” means that certain Boric Acid Offtake Agreement with Dalian Jinma Boron Technology Group, dated December 16, 2019.

“Major Construction Contract” means the Construction Management Contract and each other Construction Contract designated as a Major Construction Contract by DOE.

“Major Engineering Contract” means the Engineering Contract and each other Construction Contract designated as a Major Engineering Contract by DOE.

“Major Lithium Offtake Agreement” means each of:

(a)          the PPES Lithium Offtake Agreement;

(b)          the Ford Lithium Offtake Agreement; and

(c)          the EcoPro Lithium Offtake Contract,

and any replacement thereof.

“Major Lithium Offtaker” means each of:

(a)          EcoPro;

(b)          Ford (which may assign its rights under the Ford Lithium Offtake Agreement to Blue Oval SK); and

(c)          PPES.

“Major Offtake Contract” means each Major Lithium Offtake Agreement and the Major Boric Acid Offtake Agreement.

“Major Operating Contract” means the O&M Agreement.

“Major Project Document” means, each of:

(a)          each Major Engineering Contract;

(b)          each Major Construction Contract;

(c)          each Major Offtake Contract;

(d)          each Major Operating Contract;

(e)          each Real Property Document;

(f)          each Additional Project Document;

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(g)        each Project IP Agreement, under which the breach, non-performance, cancellation, or early termination has materially and adversely affected, or could reasonably be expected to materially and adversely affect, the Borrower or the Project;

(h)        each contract pertaining to the construction of a pipeline and ancillary items pertaining to the transportation of water to the Project Site in relation to the operation of the Project; and

(i)          any material support instrument provided in connection with any of the preceding.

“Major Project Participant” means each party (other than the Borrower) to any Major Project Document.

“Mandatory Prepayment” means the prepayment of any outstanding Loan, in whole or in part, pursuant to 3.05(c) (Mandatory Prepayments).

“Mandatory Prepayment Amounts” has the meaning given to such term in 3.05(c)(i) (Mandatory Prepayments).

“Mandatory Prepayment Event” has the meaning given to such term in 3.05(c)(i) (Mandatory Prepayments).

“Market Consultant” means Deloitte Consulting LLP, or such other Person appointed from time to time by DOE to act as market insurance consultant in connection with the Project.

“Material Adverse Effect” means, as determined by DOE as of any date, a material and adverse effect on:

(a)          the business, operations, assets, property or financial condition of the Borrower or either Sponsor (until the applicable Sponsor Obligation Expiration Date for such Sponsor);

(b)          the Project or the Project Site;

(c)         the ability of the Borrower, any Sponsor or any Major Project Participant to perform and comply with its payment obligations or any of its material obligations under any Transaction Document to which it is a party;

(d)          the validity or enforceability of any material provision under any Financing Document or specified Major Project Document;

(e)         the validity, priority, perfection or enforceability of the Secured Parties’ security interests in and First Priority Liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral; or

(f)          any material right, remedy or benefit available to or conferred upon DOE or the other Secured Party under any Financing Document.

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“Maturity Date” means January 15, 2047.

“Maximum Capitalized Interest Amount” has the meaning given to such term in 2.01 (Loan).

“Maximum Loan Amount” has the meaning given to such term in 2.01 (Loan).

“Maximum Principal Amount” has the meaning given to such term in 2.01 (Loan).

“Mine” means the lithium and boron mine to be constructed as part of the Project, on land which constitutes the South Basin.

“Mine Plan” means a plan setting forth the mining operations to extract and process lithium carbonate and boric acid from the Project Mining Claims reasonably anticipated by Borrower for the foreseeable life of the Mine, as the same may be updated from time to time pursuant to 9.08 (Approved Project Changes; Integrated Project Schedule; Budgets).

“Mineral Title Report” has the meaning given to such term in 5.01(y) (Mineral Title Report).

“Minimum Liquidity Requirement” has the meaning given to such term in the Sponsor Support Agreement.

“Mining Consultant” means Behre Dolbear Group, Inc., or such other Person appointed from time to time by DOE to act as mining consultant in connection with the Project.

“Monthly Reporting Date” has the meaning given to such term in 8.02(d) (Monthly Certificate).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement by the Borrower in favor of the Collateral Agent on behalf the Secured Parties.

“MSHA” has the meaning given to such term in 5.03(t) (Mining Rights).

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Borrower Entity or ERISA Affiliate contributes to or participates in, or with respect to which any Borrower Entity or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NEPA” means the National Environmental Policy Act, 42 U.S.C. 4321 et seq., all regulations and publicly available determinations promulgated thereunder, as either amended or modified from time to time.

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“Net Amount” means, with respect to any proceeds received by the Borrower, the total amount of such proceeds minus: (a) any Taxes paid or payable in connection with such proceeds; and (b) any reasonable and documented external legal fees and filing fees incurred to obtain such proceeds (and excluding any amount paid or payable to any Affiliate of the Borrower).

“Net Disposition Proceeds” means the Net Amount of all proceeds from a Permitted Disposition, as requested by the Borrower in a certificate calculating such costs executed by a Responsible Officer of the Borrower and delivered to DOE (with a copy to the Independent Engineer) and the Collateral Agent not more than ten (10) Business Days after to the date upon which such proceeds are received.

“Net Income” means, with respect to any Person and for any period, the net income (or loss) of such Person, as determined in accordance with the Designated Standard.

“Net Loss Proceeds” means the Net Amount of all Loss Proceeds less the amount incurred or reasonably expected to be incurred by the Borrower in remedying the applicable Event of Loss in respect of which such Loss Proceeds were received by the Borrower in accordance with this Agreement, as requested by the Borrower in a certificate calculating such costs executed by a Responsible Officer of the Borrower and delivered to DOE (with a copy to the Independent Engineer) and the Collateral Agent not more than ten (10) Business Days after to the date upon which such Loss Proceeds are received.

“Net Performance Liquidated Damages” means the Net Amount of any Performance Liquidated Damages less the amount incurred or reasonably expected to be incurred by the Borrower, to pay to construct, repair or restore the Project, as requested by the Borrower in a certificate calculating such costs executed by a Responsible Officer of the Borrower and delivered to DOE (with a copy to the Independent Engineer) and the Collateral Agent not more than ten (10) Business Days after to the date upon which such Liquidated Damages are received.

“Net Project Document Compensation” means the Net Amount of any Project Document Compensation less the amount incurred or reasonably expected to be incurred by the Borrower in either replacing such Project Document or remedying the applicable breach by the Project Participant under the Project Document in respect of which such Project Document Compensation was received by the Borrower, as requested by the Borrower in a certificate calculating such costs executed by a Responsible Officer of the Borrower and delivered to DOE (with a copy to the Independent Engineer) and the Collateral Agent not more than ten (10) Business Days after the date upon which such Project Document Compensation is received.

“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by DOE that: (a) such Required Approval is not subject to any pending or threatened appeal, intervention or similar proceeding or any unsatisfied condition to effectiveness which may result in modification, suspension or revocation; and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

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“North Basin” means the lands within the exterior boundaries of the unpatented mining claims depicted in and labelled as the “BH Claims” and “NLB Claims” in the North Basin Lode Claim Location Map included in Schedule 6.15(a) (Project Site), but not including any of the lands within the boundaries of the unpatented mining claims depicted in and labelled as the “PR Claims” and the “RR Claims” in such North Basin Lode Claim Location Map.

“Note” means each promissory note to be issued by the Borrower in favor of FFB in accordance with the Funding Agreements to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“Note Obligations” means, collectively, the unpaid principal of and interest on Advances made under the Note, the Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then-applicable rate provided in the Funding Agreements after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of such Note (on any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Note, the Note Purchase Agreement, the Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, external attorneys’ or other Secured Party Advisors’ fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs, or otherwise (including all fees and Advances made with respect to the Note of DOE or FFB or any subsequent holder or holders of such Note (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Note Purchase Agreement” means the Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB prior to the Execution Date.

“Note Reimbursement Obligations” means any Reimbursement Obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the Note.

“O&M Agreement” the operations and maintenance agreement to be entered into between the Borrower and an Operator in form and substance satisfactory to DOE, including as to the identity and qualifications of the relevant Operator.

“O&M Budget” means, initially, the O&M Budget delivered in connection with the First Advance Date, and thereafter for any Fiscal Year, the then-current monthly O&M budget delivered and approved pursuant to 7.28 (Operating Plan; Operations) and substantially in the form of Exhibit H (O&M Budget) and in each case, which shall include the Operating Forecast and the Operating Plan for the relevant period.

“O&M Parameters” mean the parameters set forth in Schedule 7.28 (O&M Parameters).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

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“Officer’s Certificate” means, with respect to any Person, a certificate of such certified by a Responsible Officer thereof substantially in the form set out in Exhibit D (Form of Officer’s Certificate).

“Offtake Agreement” means, each of:

(a)          the Major Boric Acid Offtake Agreement;

(b)          each Boric Acid Offtake Agreement;

(c)          each Lithium Offtake Agreement; and

(d)          any replacement thereof.

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“Operating Account” has the meaning given to such term in the Accounts Agreement.

“Operating Contract” means each:

(a)          Major Operating Contract; and

(b)          each other equipment, services, supply and other contracts related to the operation, maintenance and management of the Project.

“Operating Costs” means for any period with respect to which costs are being calculated, all amounts paid (or projected to be paid) by the Borrower for the administration, management and operation and maintenance of the Project.

“Operating Forecast” means a periodic forecast prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of the Project and which shall:

(a)          be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate estimates of all Operating Revenues reasonably expected to be received and all Operating Costs (by category) reasonably expected to be incurred;

(b)          reflect Debt Service due during each period, and pro forma Cash Flow Available for Debt Service projections for each period;

(c)          include such other information as may be reasonably requested by DOE or the Independent Engineer; and

(d)          be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

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“Operating Plan” means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project and included in the O&M Budget, and that shall:

(a)          describe the Project’s operating plan for the relevant period;

(b)         summarize any changes in the Maintenance Plan for the relevant period, including the Project’s program for spare parts, inventory management and supply management;

(c)          summarize any changes in the Project’s capital plan for the relevant period;

(d)          include such other information as may be reasonably requested by DOE or the Independent Engineer;

(e)          be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons, and

(f)          include a statement of the assumptions on which it is based.

“Operating Revenues” means all cash receipts (or projected receipts) of the Borrower deposited in the Project Accounts, including revenues from:

(a)          the sales under the Offtake Agreements;

(b)          proceeds from business interruption and delay in start-up insurance policies;

(c)          Delay Liquidated Damages payable under any Construction Contract or any other Project Document; and

(d)          interest and other income earned and received on the Project Accounts,

provided, that “Operating Revenues” shall not include proceeds: (i) from casualty and Event of Loss insurance; or (ii) that are subject to a Mandatory Prepayment pursuant to 3.05(c) (Mandatory Prepayments).

“Operator” means the ioneer Sponsor or any replacement or successor operator of the Project or any portion thereof appointed by the Borrower.

“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in the Note Purchase Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as contemplated by such Person’s business plan) and undertaken by such Person in good faith, on ordinary business terms and not for purposes of evading any covenant or restriction in any Financing Document.

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“Organizational Documents” means, with respect to:

(a)          any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended;

(b)          any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;

(c)          any general partnership, its partnership agreement, as amended; and

(d)          any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Original Base Case Financial Model” means the Base Case Financial Model delivered by the Borrower, and approved by DOE, in connection with the Term Sheet.

“Overdue Amount” means any amount owing under the Note that is not paid when and as due.

“Owned Mining Claims” means the unpatented mining claims and millsite claims owned by the Borrower, as described in Schedule 6.15(c) (Project Mining Claims), and any amendments, relocations, patents or interests to which such unpatented mining claims are converted under Applicable Law, subject in all cases to the paramount title of the United States of America.

“Patents” means any and all: (a) patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other jurisdiction, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; (b) reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, interferences or extensions thereof, and the inventions or designs disclosed or claimed therein (including the right to make, use, offer to sell, sell and/or import such inventions or designs); and (c) other patents as defined in any IP Security Agreement (if applicable).

“Payment Date” means each January 15, April 15, July 15, and October 15, or, in each case, if such day is not a Business Day, the next Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was:

(a)          at any time maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability; and

(b)          subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

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“Performance Liquidated Damages” means any performance liquidated damages paid to the Borrower from any Project Participant under any Project Document.

“Permitted Capital Expenditure” means:

(a)          any Capital Expenditure contemplated by the Construction Budget or the then-approved O&M Budget;

(b)          any Capital Expenditures made from funds on deposit in the Loss Account in accordance with 7.04 (Event of Loss);

(c)          any Capital Expenditures from amounts that are available in the Restricted Payment Account;

(d)          Emergency Operating Costs to the extent they constitute Capital Expenditures; and

(e)          any other Capital Expenditures in an aggregate in any Fiscal Year not in excess of [***].

“Permitted Contest Conditions” means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if: (a) the applicable obligor diligently pursues such contest; (b) the applicable obligor establishes adequate reserves with respect to the contested claim to the extent required by the Designated Standard; and (c) such contest: (i) could not reasonably be expected to have a Material Adverse Effect; (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by any Secured Party; and (iii) does not involve the risk of material disruption or any foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on the Project, the Project Site or any other Collateral or the impairment of the use, operation or maintenance of the Project, the Project Site.

“Permitted Disposition” means:

(a)          any transaction permitted under the Transaction Documents, including any Disposition of Product under any Offtake Agreement;

(b)          any Dispositions of equipment or property of the Borrower that is:

(i)          obsolete;

(ii)          no longer used or useful in the operation of the Project; or

(iii)         replaced by other equipment of equal value and utility,

provided, that in each case: (A) such Dispositions are valued at not more than, [***] on an individual basis or [***] on an aggregate basis in any twelve (12)-month period; (B) the Borrower has received consideration in an amount equal to the value that would have been obtained in an arm’s length transaction with an unaffiliated third party (unless such assets have only scrap value); and (C) the proceeds thereof are applied in accordance with Section 3.05(c)(i)(D) (Mandatory Prepayments); and

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(c)          any Disposition of Permitted Investments in accordance with the Accounts Agreement.

“Permitted Indebtedness” means:

(a)          Indebtedness incurred under the Financing Documents;

(b)         Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than ninety (90) days past the due date therefor or are being contested in accordance with Permitted Contest Conditions;

(c)          Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Project, the amount of which does not exceed the cost of the equipment so financed in an aggregate amount not to exceed [***]; provided, that such Indebtedness shall not be incurred in respect of the purchase of Owned Mining Claims or the lease of Leased Mining Claims;

(d)          Permitted Subordinated Loans;

(e)          Permitted Leases and any replacements thereof;

(f)          Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the Ordinary Course of Business;

(g)        subordinated (on terms and conditions satisfactory to DOE) Indebtedness incurred after the Project Completion Date for general corporate purposes in an aggregate amount outstanding at any one time not to exceed [***];

(h)         to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the Ordinary Course of Business;

(i)          Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(j)          contingent liabilities incurred in the Ordinary Course of Business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents;

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(k)        to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the Ordinary Course of Business, including the BLM Financial Guarantee; and

(l)         Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower in the Ordinary Course of Business.

“Permitted Investments” means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Permitted Liens):

(a)          direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(b)         obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(c)         interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(d)          commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e)          money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

(f)          any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

“Permitted Leases” means leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed [***] per Fiscal Year.

“Permitted Liens” means:

(a)          any Liens securing the Secured Obligations;

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(b)         Liens for any tax, assessment or other governmental charge that is: (i) not yet delinquent by more than thirty (30) days; or (ii) being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted, so long as: (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of any material part of the Project; and (B) with respect to such Liens that exceed [***], if required by the relevant Governmental Authority or Applicable Law, a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(c)        Liens in favor of materialmen, landlords, workers or repairmen, or other like Liens arising in the Ordinary Course of Business or in connection with the construction of the Project, which Liens, in accordance with the construction of the Project and the Integrated Project Schedule are either for amounts not yet due or for amounts being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted so long as: (i) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Project; and (ii) a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined;

(d)         zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site that do not and could not reasonably be expected to materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Site;

(e)          covenants, conditions, restrictions, easements and other similar encumbrances on title, and other minor defects or irregularities of record affecting title to the Project Site, or that are identified in any land purchase agreement to be recorded against the Project Site, which in either case do not and could not be reasonably expected to materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site;

(f)        any other Lien affecting the Project Site the existence of which does not and could not reasonably be expected to materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project;

(g)          Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(h)          Liens securing: (i) judgments or awards rendered or claims filed for the payment of money that do not constitute an Event of Default; or (ii) appeals and the other surety bonds related thereto;

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(i)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations (including the Borrower’s obligations to reclaim the Project Site), surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; and

(j)          non-exclusive licenses or sublicenses of Intellectual Property granted in the Ordinary Course of Business,

provided, that notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of the Borrower (other than any Lien in favor of the Secured Parties).

“Permitted Subordinated Loans” means any subordinated loans made by, or on behalf of, the Sponsors to the Borrower in lieu of purchasing Equity Interests or making Equity Contributions, on the terms and conditions set forth in the Sponsor Support Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

“Personal Information” means any data or information that is subject to: (a) Data Protection Laws; or (b) any binding rules, guidelines, principles or industry standards, any contractual obligations, or any binding notices or policies, relating to privacy, data protection or security, or the Process of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly.

“Physical Completion” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Physical Completion Date” means the date on which Physical Completion occurs as confirmed by DOE.

“Physical Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached to the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Physical Completion Longstop Date” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

“PPES” means Prime Planet Energy & Solutions, Inc.

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“PPES Lithium Offtake Agreement” means that certain Lithium Carbonate Offtake Agreement, dated August 1, 2022, between the Borrower and PPES.

“Practice” means to practice Intellectual Property in any way, including to reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.

“Prepayment Election Notice” means a notice substantially in the form set out in Exhibit W (Form of Prepayment Election Notice).

“Prepayment Price” has the meaning given to such term in the Note.

“Prepayment Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Principal Instruments” means each of the documents or instruments required to be delivered by the Secretary of Energy pursuant to Section 4.2 (Delivery of Principal Instruments by the Secretary to FFB) of the Note Purchase Agreement.

“Principal Persons” means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Entity or other Major Project Participant.

“Process” means any operation or set of operations that are performed on data or information or on sets of data or information, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer).

“Processing Facility” means the facility for processing Product, including the offsite water supply and associated infrastructure, steam turbine generator, diesel generator sets, sulphuric acid plant, evaporation and crystallization equipment, boric acid circuit, vat leach plant, lithium carbonate circuit, reagent handling equipment, ore handling and sizing and storage area and structures and associated equipment, in-process and final product storage area and associated structures and equipment, balance of plant equipment associated with the aforementioned systems and equipment and Shared Infrastructure.

“Product” means each of:

(a)          the Boric Acid Product; and

(b)          the Lithium Product.

“Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, as amended from time to time, between FFB and the Secretary of Energy.

“Program Requirements” means all of the following:

(a)          Section 136; and

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(b)          the Applicable Regulations.

“Prohibited Jurisdiction” means any jurisdiction that:

(a)         at any time, is a country or territory that is itself the target of comprehensive country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic region of Ukraine, and the so-called Luhansk People’s Republic region of Ukraine);

(b)        has been designated by the Secretary of Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; or

(c)          has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Person” means any Person:

(a)          named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 C.F.R. Chapter V) as published by OFAC at its official website, or at any replacement website or other replacement official publication of such list;

(b)          named, identified or described on any other blocked persons list, denied persons list, entity list, debarred party list, unverified list, or other Sanctions-related list of designated persons with whom U.S. Persons are in any way prohibited from conducting business, maintained by any agency or instrumentality of the United States, including OFAC, the U.S. Department of Commerce, and the U.S. Department of State;

(c)          organized, resident, domiciled, or located in a Prohibited Jurisdiction;

(d)          that is or constitutes the government of, or any Person owned or controlled by the government of, a Prohibited Jurisdiction;

(e)          that is fifty percent (50%) or more owned or controlled by, or acting for or on behalf of, any Persons described in clauses (a) to (d) above;

(f)          that is otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a Person subject to the jurisdiction of any Sanctions would be prohibited or restricted by such Sanctions from engaging in trade, business, or other activities);

(g)          that is debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;

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(h)         that is debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any U.S. federal government department or any agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. federal government department or agency pursuant to any of the Debarment Regulations;

(i)          that has been indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations; or

(j)          subject to U.S. or multilateral economic or Sanctions in which the U.S. participates; and

(k)          whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

“Project” means the development design, engineering, procurement, equipping, construction, startup and commissioning, testing, repair, management, maintenance and operation of the Mine and a facility for processing the Products derived from minerals extracted from Project Mining Claims, including the Processing Facility and Shared Infrastructure to be located in the Esmeralda County, Nevada.

“Project Accounts” has the meaning given to such term in the Accounts Agreement.

“Project Change” has the meaning given to such term in 9.08(a) (Approved Project Changes; Integrated Project Schedule; Budgets).

“Project Completion” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Project Completion Date” means the date on which Project Completion occurs as confirmed by DOE.

“Project Completion Date Base Case Financial Model” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Project Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached to the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Project Completion Guarantee” has the meaning given to such term in the Sponsor Support Agreement.

“Project Completion Longstop Date” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

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“Project Construction” means the acquisition, permitting, development, design, engineering, procurement, equipping, construction, construction management, testing, start up and commissioning of the Project from commencement of the Project by the Borrower through the Commercial Operation Date.

“Project Costs” means all costs incurred or are expected to be incurred in connection with Project Construction, including:

(a)          amounts payable under the Construction Contracts;

(b)          interest, fees and expenses payable under the Financing Documents prior to the First Principal Payment Date;

(c)          principal payments of the Loan occurring prior to the Commercial Operation Date, if any;

(d)          costs to acquire title or use rights to the Project Site, necessary easements and other Real Property interests (including Project Mining Claim interests);

(e)          costs and expenses of legal, engineering, accounting, construction management and other advisors or Secured Party Advisors incurred in connection with the Project;

(f)          fees, commissions and expenses payable to the Secured Parties at or prior to the Commercial Operation Date;

(g)          development costs to the extent permitted to be paid under the Financing Documents;

(h)          construction insurance premiums for Required Insurance obtained prior to the Commercial Operation Date;

(i)          the Borrower’s labor costs and general and administrative costs prior to the Commercial Operation Date;

(j)          costs incurred under the Project Documents and in the Base Case Financial Model;

(k)          initial funding of Reserve Accounts in accordance with the Accounts Agreement;

(l)          any Ramp Up Costs; and

(m)         such other costs or expenses approved by DOE,

but excluding: (i) any Operating Costs or Capital Expenditures incurred by the Borrower after the Commercial Operation Date; and (ii) any costs related to technical product development, marketing, product qualification with potential customers, customer development and engagement with respect to the Project or the Products.

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“Project Document” means each agreement necessary or appropriate for the Project, including:

(a)          each Engineering Contract;

(b)          each Construction Contract;

(c)          each Feedstock Supply Agreement;

(d)          each Vendor Contract;

(e)          each Operating Contract;

(f)          each Offtake Agreement;

(g)          each Real Property Document;

(h)          each Project IP Agreement;

(i)          each Utility Contract; and

(j)          each Additional Project Document.

“Project Document Compensation” means:

(a)          any amounts paid to the Borrower from any Project Participant in respect of the termination or repudiation of any Project Document; and

(b)       any damages (excluding any Liquidated Damages) paid to the Borrower as a result of a breach by any Project Participant (other than termination or repudiation) under any Project Document.

“Project IP” means all Intellectual Property, excluding any Commercially Available Software, that is: (a) used in, or material or necessary for the development, design, engineering, procurement, equipping, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (b) necessary to achieve Project Completion; or (c) necessary to exercise the Borrower’s rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

“Project IP Agreement” means each agreement granting or document evidencing the Borrower’s exclusive ownership of any Project IP (including assignment agreements), or rights to use any Project IP.

“Project Milestone” means the construction and other milestones, including payment milestones, in accordance with the Construction Contracts set out in the Integrated Project Schedule.

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“Project Mining Claims” means any Leased Mining Claims and the Owned Mining Claims.

“Project Participant” means any party to any Project Document or any party to a Financing Document other than the Secured Parties.

“Project Site” means the Real Property on which the Project is or is intended to be situated, as further described in Schedule 6.15(a) (Project Site), as the same may be updated pursuant to 6.15(e) (Project Site).

“Project Source Code” means Source Code that constitutes Project IP owned by, or (subject to the applicable third party license terms) licensed to, any Borrower Entity and included in the Collateral.

“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio of: (a) Cash Flow Available for Debt Service for the next succeeding twelve (12)-month period; to (b) aggregate Debt Service scheduled to be due and payable for such period, in each case based on amounts projected in the Base Case Financial Model, as adjusted for actual interest rates and any factors known as of the date of determination as agreed between the Borrower and DOE.

“Property” means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts, or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including Intellectual Property).

“Prudent Industry Practice” means those practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the mining and processing industry, and other applicable industries, as good, safe, prudent and commercial practices in the United States in connection with the design, construction, operation, maintenance, repair and use of the Project.

“Publicly Traded Company” means a corporation: (a) listed on a major stock exchange; and (b) at least fifty percent (50%) of whose Equity Interests are Publicly Traded Securities.

“Publicly Traded Securities” means Equity Interests that are traded on a major stock exchange.

“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s implementing regulations.

“Punch List Items” means items listed on the construction punch list that are certified in writing by the Borrower and agreed by DOE (in consultation with the Independent Engineer).

“Qualified Investment Fund” has the meaning given to such term in the Sponsor Support Agreement.

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“Qualified Public Company” has the meaning given to such term in the Sponsor Support Agreement.

“Quality Control Plan” means the document to be provided by the Borrower in form and substance reasonably satisfactory to DOE (in consultation with the Independent Engineer) and designated as the “Quality Control Plan” which:

(a)          links manufacturing process steps to key inspection and control activities;

(b)         controls process variables to ensure that the Product meets both the Borrower’s internal quality specifications and any quality specifications required by the Offtake Agreements; and

(c)          includes standards, methods, processes, testing locations (if not performed at the Project Site) and identified control activities to ensure that the Product meets its required quality specifications.

“Quarterly Certificate” has the meaning given to such term in 8.02(b) (Quarterly Certificate).

“Quarterly Reporting Date” has the meaning given to such term in 8.02(b) (Quarterly Certificate).

“Ramp Up Cost” means any Operating Costs or Capital Expenditures that have been incurred or are expected to be incurred on or after the Substantial Completion Date in connection with the operations and maintenance of the Project by the Borrower through the Commercial Operation Date.

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased, subleased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other real property and other rights incidental to the ownership, lease, grant or operation thereof, including the Project Mining Claims, the Water Rights and the portions of the Project Site constituting real property or such other rights.

“Real Property Document” means each of:

(a)          each Water Agreement;

(b)          any Mortgage; and

(c)          each other document evidencing the Borrower’s ownership leasehold interest or other right and entitlement to use Real Property.

“Reimbursement Amounts” has the meaning given to such term in 4.01(b)(i) (Reimbursement and Other Payment Obligations).

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“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to IV (Reimbursement and Other Payment Obligations).

“Release” means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migrating into, through or upon the natural or man-made environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Substances).

“Release Date” means the date on which all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full and the Loan Commitment Amount has been reduced to zero (0).

“Replaceable Contract” means any Major Project Document excluding any Real Property Document and any Offtake Agreement.

“Replacement Contract” means each agreement entered into by the Borrower to replace a Replaceable Contract in accordance with this Agreement.

“Replacement Contract Conditions” means, with respect to any Major Project Document and the Major Project Participant counterparty thereto: (a) upon the occurrence of a Default pursuant to 10.01(k) (Bankruptcy; Insolvency; Dissolution) with respect to such Major Project Document and relevant Major Project Participant; or (b) default by a Major Project Participant of its material obligations under such Major Project Document (whether or not such default may result in any liquidated damages payable to Borrower):

(a)         within five (5) Business Days of the occurrence of such event, the Borrower delivers to DOE written notification of its intent to replace such Replaceable Contract with a Replacement Contract;

(b)         within twenty (20) Business Days of the occurrence of such event, the Borrower delivers to DOE a cure plan reasonably acceptable to DOE pursuant to which the Borrower shall replace such Major Project Participant and Replaceable Contract;

(c)         (i) the terms of the proposed Replacement Contract are reasonably acceptable to DOE; (ii) the creditworthiness and technical competence of the proposed Replacement Contractor are at least equivalent to the creditworthiness and technical competence of, as of the Execution Date or, if later, the date of execution of such Replaceable Contract in accordance with the terms of this Agreement, the Major Project Participant party to such Replaceable Contract (as determined by DOE); (iii) if the Major Project Participant being replaced entered into a Direct Agreement, the proposed Replacement Contractor enters into a Direct Agreement with respect to such Replacement Contract substantially: (A) in the form of the Direct Agreement for the Replaceable Contract; or (B) otherwise in form and substance satisfactory to DOE; and (iv) if a Secured Party originally received a legal opinion relating to such Replaceable Contract, each such Secured Party receives a legal opinion in form and substance reasonably acceptable to such Secured Party relating to the proposed Replacement Contractor, Major Project Document and related Direct Agreement;

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(d)         such Replaceable Contract is replaced within a period not to exceed ninety (90) days after the occurrence thereof or, to the extent approved by DOE, such longer period pursuant to the cure plan referred to in clause (b) of this definition; and

(e)         during the period that the Borrower is attempting to replace such Major Project Participant and Replaceable Contract, no Material Adverse Effect has occurred or could reasonably be expected to occur.

“Replacement Contractor” means each counterparty to a Replacement Contract that replaces a Major Project Participant party to a Replaceable Contract in accordance with this Agreement.

“Requested Advance Date” means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the Note.

“Required Approval” means any Governmental Approval or other consent and approval of any Person that is necessary or required to be obtained by any Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant (or with respect to their respective Properties) under Applicable Law, the Program Requirements, the Transaction Documents or any other Contractual Obligation (solely with respect to any Borrower Entity) (other than Governmental Approvals and other consents and approvals that, in each case, are of a routine or ministerial nature and can be obtained in the Ordinary Course of Business or have expired pursuant to its terms or is no longer required in light of the relevant stage of development or operation of the Project) for:

(a)         the due execution, delivery recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any Funding Agreement, in each case, to which it is, or is intended to be, party;

(b)          the issuance of the Note and the borrowings under the Funding Agreements, the use of the proceeds thereof and the Reimbursement Obligations;

(c)          the grant of all Liens granted pursuant to the Security Documents;

(d)          the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof);

(e)         the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;

(f)          the development, commencement, completion of construction, operation or maintenance of the Project; or

(g)          the Borrower’s ownership and operation of the Project.

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“Required Approvals Schedule” means, collectively: (a) the Execution Date Required Approvals Schedule; (b) First Advance Date Required Approvals; and (c) the Subsequent Required Approvals Schedule.

“Required Insurance” means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) in accordance with Schedule 7.03 (Required Insurance).

“Reserve Accounts” has the meaning given to such term in the Accounts Agreement.

“Responsible Officer” means:

(a)          with respect to any Person:

(i)          that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person;

(ii)       that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person; or

(iii)      that is a limited liability company, the sole member, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; and

(b)       with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to 5.01(e) (Execution Date Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

“Restoration Plan” means a written, reasonably detailed plan for Restoration of any Affected Property including a description of the work or approach to restore the Affected Property, an estimated budget, and schedule.

“Restore” means, with respect to any Affected Property, the design, engineering, procurement, construction and other work required to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.

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“Restricted Payment Account” has the meaning given to such term in the Accounts Agreement.

“Restricted Payment Conditions” has the meaning given to such term in 9.04 (Restricted Payments).

“Restricted Payment Suspense Account” has the meaning given to such term in the Accounts Agreement.

“Restricted Payments” has the meaning given to such term in 9.04 (Restricted Payments).

“Revenue Account” has the meaning given to such term in the Accounts Agreement.

“ROD” has the meaning given to such term in 5.01(s) (NEPA).

“Safety Audit” means a safety audit of the Project in a manner satisfactory to DOE that focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors, and managers; incident reporting and information posting.

“Safety Report” means a written report, in form satisfactory to DOE, attached hereto as Exhibit U (Safety Report), with respect to an annual Safety Audit that sets forth: (a) any deficiencies identified as a result of such Safety Audit; (b) any recommendations for the operation and maintenance of the Project; (c) compliance with the regulations implementing the Occupational Safety and Health Act; and (d) any other items reasonably requested by DOE.

“Sales and Marketing Plan” means a plan delivered to DOE prior to the First Advance Date pursuant to 5.03(n)(v) (Implementation Plans), setting forth the Borrower’s plan and strategy for the sale and offtake contracting of the Boric Acid Product and Lithium Product, including potential terms and conditions for future Offtake Agreements.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

“Sanctions” means any economic, financial and trade sanctions, export controls, restrictive measures, or embargoes administered or enforced by: (a) the U.S. government, including OFAC, the U.S. Department of Commerce, and the U.S. Department of State; (b) the United Kingdom; (c) the European Union; (d) the United Nations; and (e) any multilateral economic or trade sanctions in which the United States participates.

“Scheduled Physical Completion Date” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Scheduled Project Completion Date” means has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

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“Secretary of Energy” means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the Person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Labor” means as of any date, the then-current secretary of the U.S. Department of Labor or, in their absence, the Person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Treasury” means as of any date, the then-current secretary of the U.S. Department of Treasury or, in their absence, the Person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary’s Affirmation” has the meaning given to such term in the Note Purchase Agreement.

“Section 136” means Section 136 of the Energy Independence and Security Act of 2007 (Pub. L. 110-140, 121 Stat. 1492, 151(4)), as amended from time to time.

“Secured Obligations” means, at any time, all Note Obligations and all other amounts owed to DOE or any other Secured Party under the Financing Documents, including accrued interest thereon, fees, Secured Party Expenses, Agent Fees, penalties and indemnity obligations.

“Secured Parties’ License” means the irrevocable, perpetual, non-exclusive and transferable right (that with respect to: (a) any license granted by an applicable Borrower Entity, is fully paid up and royalty-free; and (b) any license granted by any other Person, is subject to the royalties and other payment terms and conditions set forth in the applicable Project IP Agreement) for the Secured Parties to use and otherwise Practice and to assign or sublicense, in each case, for no additional consideration, the Borrower’s rights in and to Project IP (effective as of or prior to the Execution Date or if acquired later, upon such acquisition date, but enforceable: (i) during the continuance of an Event of Default; (ii) upon an enforcement and transfer of ownership in the Borrower; (iii) upon Borrower’s insolvency; or (iv) thirty (30) days after any bankruptcy or similar action involving the Borrower that is not dismissed).

“Secured Party” means each of:

(a)          DOE;

(b)          FFB;

(c)          the Collateral Agent;

(d)          the Account Bank; and

(e)          any other holder of any Secured Obligations outstanding at any time.

“Secured Party Advisor” means each of:

(a)          the Independent Engineer;

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(b)          the Insurance Consultant;

(c)          the Market Consultant;

(d)          the Mining Consultant;

(e)          the Logistics Consultant;

(f)          the Environmental Consultant;

(g)          the Financial Advisor;

(h)          Allen Overy Shearman Sterling US LLP, as legal counsel to DOE;

(i)          McDonald Carano LLP, as legal counsel to DOE; and

(j)          each other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Loan, the Project or the Transaction Documents.

“Secured Party Expenses” means any out-of-pocket costs, expenses and other amounts paid or incurred by any Secured Party from time to time in connection with the due diligence of the Borrower, the Sponsors or the Project and the preparation, execution, recording and performance of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions), including any of the following:

(a)          recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral;

(b)          fees, charges, and expenses of any Secured Party Advisors;

(c)          commissions, charges, costs and expenses for the conversion of currencies;

(d)          other fees, charges, expenses and other amounts from time to time due to any Secured Party under or in connection with the Financing Documents;

(e)          fees and expenses of the legal counsel, consultants and advisors of any Secured Party with respect to any of the foregoing; and

(f)          DOE Extraordinary Expenses.

“Security Agreement” means the Security Agreement entered into as of the Execution Date among the Borrower, the ioneer Sponsor, and the Collateral Agent in favor of the Collateral Agent for the benefit of the Secured Parties.

“Security Document” means, each of:

(a)          the Accounts Agreement;

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(b)          each Control Agreement;

(c)          the Security Agreement;

(d)          the Equity Pledge Agreement;

(e)          each Direct Agreement;

(f)          each IP Security Agreement;

(g)          any Mortgage;

(h)          all subordination, attornment and non-disturbance agreements with landlords and sub-landlords;

(i)          each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Secured Obligations, including any security documentation delivered pursuant to 9.16 (Assignment and Grant of Security Interest by the Sponsor Entities) of the Sponsor Support Agreement; and

(j)          such other documents, certificates, filings and instruments that may be required by the Secured Parties in connection with the foregoing.

“Sensitive Information” means: (a) Personal Information; (b) any Trade Secrets or other confidential information included in the Project IP (including any relevant Project IP owned by any of the Borrower Entities); and (c) any information with respect to which any of the Borrower Entities have any Contractual Obligation of confidentiality.

“Share Capital” means, with respect to any Person, any and all shares, interests, quotas, participations or ownership or partnership interests or rights in or other equivalents of or in (however designated, whether voting or non-voting, ordinary or preferred) the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Shared Infrastructure” means infrastructure associated with the Processing Facility, including power transmission lines, water lines, off-site wells, pumping stations and other utility facilities, and easements and rights-of way related thereto.

[***]

“Similar Law Plan” has the meaning given to such term in 6.27 (ERISA).

“Software” means any and all: (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

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“Source Code” means, with respect to any Software, the human-readable form of such Software (including all related system documentation, comments and procedural code), and all revisions, modifications and enhancements thereto (including updates, upgrades and corrections thereto, and derivative works thereof).

“South Basin” means the lands within the exterior boundaries of the unpatented mining claims depicted in and labelled as the “PR Claims”, “RR Claims”, “SLB Claims” and “SLM Claims” in the South Basin Lode Claim Location Map included in Schedule 6.15(a) (Project Site).

“Sponsor” means each of: (a) ioneer Sponsor; and (b) following execution of the Sponsor Accession Agreement, [***] or any Acceptable Sponsor.

“Sponsor Accession Agreement” has the meaning given to such term in the Sponsor Support Agreement.

“Sponsor Guarantees” has the meaning given to such term in the Sponsor Support Agreement.

“Sponsor Obligation Expiration Date” means, as applicable to each Sponsor, the date on which such Sponsor has no further guarantee or credit support obligations under the Sponsor Support Agreement.

“Sponsor Support Agreement” means the sponsor support and share retention agreement, dated as of the Execution Date, entered into by and among the ioneer Sponsor, the Intermediate Company, the Direct Parent, the Borrower, the Collateral Agent, and DOE.

“Standard & Poor’s” or “S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Subordination Agreement” means the subordination agreement, if any, entered into, or to be entered into, between the Borrower, the Direct Parent, the Sponsors and DOE (or any agent satisfactory to DOE acting on its behalf), which shall be entered into only if required by DOE and then in form and substance satisfactory to the parties thereto.

“Subsequent Required Approvals Schedule” means the schedule attached hereto as Schedule 5.01(i) (Required Approvals), as updated on or prior to the relevant Advance Date in form and substance satisfactory to DOE or otherwise supplemented pursuant to 5.01(i) (Required Approvals) and prior to the Project Completion Date in accordance with the Integrated Project Schedule.

Annex A - 62

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof.

“Substantial Completion” has the meaning given to such term in the Integrated Project Schedule delivered pursuant to 5.03(l) (Integrated Project Schedule and Mine Plan).

“Substantial Completion Date” means the date on which Substantial Completion occurs as confirmed by DOE.

“Tax Certificate” has the meaning given to such term in 5.01(e)(ii) (Execution Date Certificates).

“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Term Sheet” means the Summary Terms and Conditions for Loan under U.S. Department of Energy Advanced Technology Vehicles Manufacturing Loan Program, dated November 14, 2022.

“Threshold Event of Loss” has the meaning given to such term in 7.04(a) (Event of Loss).

“Title Company” means one (1) or more title companies satisfactory to DOE.

“Trade Secrets” means trade secrets, know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, customer and supplier lists, and other confidential information and proprietary information and rights, in each case, whether or not reduced to a writing or other tangible form.

“Trademarks” means any and all: (a) trademarks, service marks, trade names, business names, trade styles, trade dress, designs, fictitious business names, logos and other source or business identifiers (in each case, whether registered or unregistered); (b) registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof or any other jurisdiction, and recordations renewals and extensions thereof; (c) other Trademarks as defined in the IP Security Agreement (if applicable), and in each case, together with all goodwill associated therewith and any other trademarks as defined in the IP Security Agreement; and (d) goodwill associated with any and all of the foregoing.

“Transaction Document” means each Financing Document and each Major Project Document.

Annex A - 63

“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York.

“Unfunded Pension Liabilities” means the excess of an Employee Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

“Utility Contract” means each document evidencing the Borrower’s dedicated access to required infrastructure, including power, water and transportation infrastructure necessary or advisable for the construction and operation of the Project, including in respect of any pipelines used for the transport of water to the Project.

“Vendor Contract” means each contract pursuant to which Borrower procures equipment and technical services from third party vendors (excluding Construction Contracts) as required by Borrower to design, engineer, procure, startup, commission, operate and maintain the Project, including any grants of third party Intellectual Property therein or ancillary thereto that do not constitute Project IP Agreements.

“Voluntary Prepayment Amounts” has the meaning given to such term in 3.05(b)(i) (Voluntary Prepayments).

“Water Agreements” means the: (a) [***]; and (b) any other agreement reasonably determined by DOE (acting in consultation with its advisors) as necessary for the lease or acquisition of Water Rights for the life of the Project.

“Water Rights” means a right to beneficially use the water of the state of Nevada established or recognized pursuant to the provisions of Nevada Revised Statutes Chapters 533 and 534.

 [***].

Annex A - 64

Schedule 3.02(b)

Amortization Schedule

[***]

Schedule 3.02(b) - 1

SCHEDULE 5.01(i)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

REQUIRED APPROVALS

[***]

Schedule 5.01(i) - 2
Rhyolite Ridge Loan Agreement

SCHEDULE 5.03(gg)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

EMPLOYMENT PROJECTIONS

[reserved]

Schedule 5.03(gg) - 1

SCHEDULE 5.04(y)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

SPECIFIED PROCEEDINGS

[***]

Schedule 5.04(y) - 1
Rhyolite Ridge Loan Agreement

SCHEDULE 6.13(e)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

AFFILIATE TRANSACTIONS

[***]

Schedule 6.13(e) - 1
Rhyolite Ridge Loan Agreement

SCHEDULE 6.15(a)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

PROJECT SITE

[***]

Schedule 6.15(a) - 2
Rhyolite Ridge Loan Agreement

SCHEDULE 6.15(c)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

PROJECT MINING CLAIMS

[***]

Schedule 6.15(c) - 1
Rhyolite Ridge Loan Agreement

SCHEDULE 6.15(d)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

RESTRICTIONS ON SURFACE AND ACCESS RIGHTS

[***]

Schedule 6.15(d) - 1
Rhyolite Ridge Loan Agreement

SCHEDULE 6.26(b)

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

DAVIS-BACON ACT COVERED CONTRACTS

[***]

Schedule 6.26(b) - 1
Rhyolite Ridge Loan Agreement

SCHEDULE 7.03

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

REQUIRED INSURANCE

[***]

Schedule 7.03 - 2
Rhyolite Ridge Loan Agreement

SCHEDULE 7.28

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT

AGREEMENT

O&M PARAMETERS

[reserved]

Schedule 7.28 - 1
Rhyolite Ridge Loan Agreement

SCHEDULE 11.04

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT

AGREEMENT

NOTICES

[***]

Schedule 11.04 - 1
Rhyolite Ridge Loan Agreement

EXHIBIT A

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT

AGREEMENT

FORM OF ADVANCE REQUEST

[***]

Exhibit A - 1
Rhyolite Ridge Loan Agreement

EXHIBIT B-1

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT

AGREEMENT

FORM OF BORROWER ENTITY ADVANCE DATE CERTIFICATE

[***]

Exhibit B-1 - 1
Rhyolite Ridge Loan Agreement

EXHIBIT B-2

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT

AGREEMENT

FORM OF INDEPENDENT ENGINEER ADVANCE DATE CERTIFICATE

[***]

Exhibit B-2 - 1
Rhyolite Ridge Loan Agreement

EXHIBIT C

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT

AGREEMENT

FORM OF DRAWSTOP NOTICE

[***]

Exhibit C - 1
Rhyolite Ridge Loan Agreement

EXHIBIT D

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF OFFICER’S CERTIFICATE

[***]

Exhibit D - 1
Rhyolite Ridge Loan Agreement

EXHIBIT E

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF CLOSING CERTIFICATE

[***]

Exhibit E - 1
Rhyolite Ridge Loan Agreement

EXHIBIT F

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF TAX CERTIFICATE

[***]

Exhibit F - 1
Rhyolite Ridge Loan Agreement

EXHIBIT G

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF CONSTRUCTION BUDGET

[***]

Exhibit G - 1
Rhyolite Ridge Loan Agreement

EXHIBIT H

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF O&M BUDGET

[***]

Exhibit H - 1
Rhyolite Ridge Loan Agreement

EXHIBIT I

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

DAVIS-BACON ACT CONTRACT PROVISIONS

[***]

Exhibit I - 1
Rhyolite Ridge Loan Agreement

EXHIBIT J

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF JUSTICE40 ANNUAL REPORT AND COMMUNITY BENEFITS PLAN

[***]

EXHIBIT K-1

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF BORROWER FINANCIAL MODEL CERTIFICATION

[***]

Exhibit K-1 - 1
Rhyolite Ridge Loan Agreement

EXHIBIT K-2

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF FINANCIAL ADVISOR FINANCIAL MODEL CONFIRMATION

[***]

Exhibit K-2 - 1
Rhyolite Ridge Loan Agreement

EXHIBIT L

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF BRING DOWN CERTIFICATE

[***]

Exhibit L - 1
Rhyolite Ridge Loan Agreement

EXHIBIT M

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF EVENT OF LOSS CERTIFICATE

[***]

Exhibit M - 1
Rhyolite Ridge Loan Agreement

EXHIBIT N

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[***]

Exhibit N - 1
Rhyolite Ridge Loan Agreement

EXHIBIT O

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF ANNUAL CERTIFICATE

[***]

Exhibit O - 1
Rhyolite Ridge Loan Agreement

EXHIBIT P

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF QUARTERLY CERTIFICATE

[***]

Exhibit P - 1
Rhyolite Ridge Loan Agreement

EXHIBIT Q

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF CONSTRUCTION WORKFORCE REPORT

[***]

Exhibit Q - 1
Rhyolite Ridge Loan Agreement

EXHIBIT R

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF OPERATIONS AND MAINTENANCE WORKFORCE REPORT

[***]

Exhibit R - 1
Rhyolite Ridge Loan Agreement

EXHIBIT S

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF MONTHLY CERTIFICATE

[***]

Exhibit S - 1
Rhyolite Ridge Loan Agreement

EXHIBIT T

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF RESTRICTED PAYMENT CERTIFICATE

[***]

Exhibit T - 1
Rhyolite Ridge Loan Agreement

EXHIBIT U

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

SAFETY REPORT

[***]

Exhibit U - 1
Rhyolite Ridge Loan Agreement

EXHIBIT V

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF MONTHLY CONSTRUCTION PROGRESS REPORT

[***]

Exhibit V - 1
Rhyolite Ridge Loan Agreement

EXHIBIT W

TO RHYOLITE RIDGE LOAN ARRANGEMENT AND REIMBURSEMENT
AGREEMENT

FORM OF PREPAYMENT ELECTION NOTICE

[***]

Exhibit W - 1
Rhyolite Ridge Loan Agreement